Filed Pursuant to Fule 424(b)(3)
                                                   Registration Nos. 333-109448;
                                             333-109448-01 through 333-109448-05



PROSPECTUS
                             WILLIAMS SCOTSMAN, INC.
                         EXCHANGE OFFER FOR $150,000,000
                        10% SENIOR SECURED NOTES DUE 2008

THE NOTES AND THE GUARANTEES

         We are offering to exchange $150,000,000 of our outstanding 10% Senior Secured Notes due 2008, which were issued on August 18, 2003 and which we refer to as the initial notes, for a like aggregate amount of our registered 10% Senior Secured Notes due 2008, which we refer to as the exchange notes. The exchange notes will be issued under an indenture dated as of August 18, 2003 pursuant to which we issued the initial notes.

         The exchange notes will mature on August 15, 2008. We will pay interest on the exchange notes on February 15 and August 15.

         The exchange notes will be senior secured obligations of Williams Scotsman, Inc. and will rank equally with all of our existing and future senior obligations and rank senior to all our existing and future subordinated indebtedness. On the issue date of the exchange notes, all of our subsidiaries, other than Willscot Equipment, LLC, that guarantee our credit facility will jointly and severally guarantee the exchange notes with unconditional guarantees that will rank equally with all senior obligations of the guarantors and rank senior to all of the guarantors' existing and future subordinated indebtedness. In addition, Willscot will guarantee the exchange notes with an unconditional guarantee that will be subordinated to all of its senior obligations. The exchange notes and the guarantees will be secured by a second lien on all of our and the guarantors' assets that secure the obligations under our credit facility from time to time, other than certain excluded collateral. At June 30, 2003, on a pro forma basis after giving effect to the offering of initial notes and the use of proceeds therefrom, the aggregate amount of indebtedness of our company and the guarantors under our credit facility would have been $258.6 million.

TERMS OF THE EXCHANGE OFFER

         o It will expire at 5:00 p.m., New York City time, on November 14, 2003, unless we extend it.

         o If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes, that are validly tendered and not withdrawn for new notes, which we refer to as the exchange notes.

         o You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

         o The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

         o The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

         BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, PLEASE REFER TO THE
SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" COMMENCING ON PAGE 14.

         Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where the initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the expiration date of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please refer to the section of this prospectus entitled "Plan of Distribution."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                -------------------------------------------------

                The date of this prospectus is October 14, 2003.

                -------------------------------------------------

                                TABLE OF CONTENTS

Market Share, Ranking and Other Data...........................................i
Prospectus Summary.............................................................1
Risk Factors..................................................................14
Forward-Looking Statements....................................................24
Use of Proceeds...............................................................25
Capitalization................................................................25
Selected Historical Consolidated Financial Data...............................26
Management's Discussion and Analysis of Financial Condition
   and Results of Operations................... ..............................29
Business......................................................................37
Management....................................................................45
Principal Stockholders........................................................51
Certain Relationships and Related Transactions................................53
Description of Other Indebtedness.............................................55
The Exchange Offer............................................................58
Description of Notes..........................................................67
Book-Entry; Delivery And Form................................................111
United States Federal Income Tax Considerations..............................113
Plan of Distribution.........................................................118
Legal Matters................................................................119
Experts......................................................................119
Where You Can Find More Information..........................................119
Index to Financial Statements................................................F-1


                      MARKET SHARE, RANKING AND OTHER DATA

         The market share, ranking and other data contained in this prospectus are based either on management's own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumption patterns and consumer preferences can and do change.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY HIGHLIGHTS ALL MATERIAL INFORMATION IN THE PROSPECTUS ABOUT WILLIAMS SCOTSMAN AND THIS EXCHANGE OFFER. IT MAY NOT INCLUDE ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPREHENSIVE UNDERSTANDING OF OUR COMPANY AND THE EXCHANGE OFFER, YOU SHOULD READ THIS ENTIRE DOCUMENT, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT INDICATES OR OTHERWISE REQUIRES, THE TERMS "SCOTSMAN," "OUR COMPANY," "WE," "US," AND "OUR" AS USED IN THIS PROSPECTUS REFER TO WILLIAMS SCOTSMAN, INC. AND ITS CONSOLIDATED SUBSIDIARIES, AND THE TERM "WILLSCOT" REFERS TO OUR SUBSIDIARY WILLSCOT EQUIPMENT, LLC. THE TERM "INITIAL NOTES" REFERS TO THE 10% SENIOR SECURED NOTES DUE 2008 THAT WERE ISSUED ON AUGUST 18, 2003 IN A PRIVATE OFFERING. THE TERM "EXCHANGE NOTES" REFERS TO THE 10% SENIOR SECURED NOTES DUE 2008 OFFERED BY THIS PROSPECTUS. THE TERM "NOTES" REFERS TO THE INITIAL NOTES AND EXCHANGE NOTES, COLLECTIVELY. SOME STATEMENTS IN THIS "PROSPECTUS SUMMARY" ARE FORWARD-LOOKING STATEMENTS. SEE "FORWARD-LOOKING STATEMENTS."

                                   THE COMPANY

         Founded in 1946, we are the second largest lessor of mobile office units in North America with approximately 93,800 units leased through a network of branch offices located throughout the United States and Canada. Our mobile office units provide high quality, cost-effective relocatable space solutions to an estimated 24,000 customers in 450 industries including construction, education, commercial and industrial, and government. Our leasing operations have generated recurring revenues, high levels of repeat business and an average existing lease duration of approximately 23 months. In addition to our core leasing operations, we sell new and previously leased mobile office units and provide delivery, installation and other ancillary products and services.

         Our mobile office fleet is generally comprised of standardized, versatile products that can be configured to meet a wide variety of customer needs. The units are fitted with axles and hitches and are towed to various locations. Most units are wood frame mounted on a steel chassis, contain materials used in conventional buildings and are equipped with air conditioning and heating, electrical outlets and, where necessary, plumbing facilities. Mobile office units are durable and have an estimated useful life of generally 20 years. Storage products are windowless and are typically used for secure storage space. There are generally two types: ground-level entry storage containers and storage trailers with axles and wheels. The basic storage unit features a roll-up or swing door at one end. Units are made of heavy exterior metals for security and water tightness. The average age of our mobile office units is approximately 8 years while the average age of the storage units is approximately 11 years. The average age of the total fleet is approximately 9 years.

         Based on its experience, management believes that the North American mobile office industry (excluding manufacturing operations) is approximately $3.0 billion. The industry is driven primarily by positive demographic trends, economic expansion, an increase in the number of applications for modular space and a greater recognition of the product's positive attributes. By outsourcing their space needs, our customers are able to achieve flexibility, preserve capital for core operations and convert fixed costs into variable costs.

         From 1997 to 2002, we increased revenues at a compound annual growth rate, or "CAGR," of 16.0%. Over the same period, lease fleet units doubled to 93,800 units. We have achieved this growth by expanding our lease fleet through factory purchases and acquisitions, expanding our branch network, increasing ancillary high margin services and product lines and improving fleet management.

COMPETITIVE STRENGTHS

         Our competitive strengths include the following:

         o        market leadership;
         o        national presence and customer diversity;
         o        effective fleet management;
         o        dedicated marketing and customer service; and
         o        a proven track record.

BUSINESS STRATEGY

         Our business and growth strategy includes the following:

         o        continued fleet and branch expansion;
         o        selective fleet acquisitions;
         o        ancillary products and services; and
         o        exploiting education market trends.

EQUITY SPONSORSHIP

         We have significant equity owners, including The Cypress Group L.L.C., Keystone, Inc. and Odyssey Investment Partners, L.P. These firms, or their predecessors, participated in our 1997 recapitalization in which an investor group, which includes affiliates of Cypress and Keystone, contributed equity of $135.0 million. We acquired Space Master International, Inc., the third largest company in the U.S. mobile office industry, on September 1, 1998, in part, with additional equity of $64.6 million from Cypress, Keystone and Odyssey.

         Founded in 1994, Cypress is a private investment fund, which currently manages over $3.5 billion of equity capital on behalf of major pension funds, university endowments and other leading financial institutions. As principals, Cypress professionals have made 25 investments totaling $2.9 billion with an aggregate transaction value of approximately $16.0 billion.

         Keystone, formerly Robert M. Bass Group, Inc., is the principal investment entity of Robert M. Bass. Since 1987, Keystone and associated entities have directly and indirectly sponsored over 30 leveraged acquisitions valued at more than $6 billion. Keystone is affiliated with the various Oak Hill investment platforms, including Oak Hill Capital Partners, a private equity fund with approximately $1.6 billion under management.

         Odyssey Investment Partners is a private equity firm that invests in middle market companies that are primarily focused on specialty manufacturing, aerospace and transportation, financial services, business services, and communications and media. Odyssey Investment Partners is the successor firm to the private equity activities of Odyssey Partners, LP, which was founded in 1982. Its current fund has over $760 million of committed capital.

                               RECENT DEVELOPMENTS

AMENDMENT TO CREDIT FACILITY

         In connection with the offering of initial notes, we entered into an amendment to our credit facility to modify certain financial ratios that we are required to maintain. The amendments to the credit facility included (1) increasing our permitted maximum leverage ratio, (2) decreasing our required utilization rate and (3) decreasing our minimum interest coverage ratio. The net proceeds we received from the offering of the initial notes were used to repay borrowings and terminate commitments under our credit facility.

ACQUISITION OF AFA LOCATIONS INC.

         On May 30, 2003, William Scotsman of Canada, Inc., our Canadian subsidiary, purchased AFA Locations Inc., a Montreal, Quebec based company that specialized in the sale and leasing of mobile and modular offices for $3.2 million. We acquired approximately 300 units in the acquisition.

SALE OF FINANCE LEASES

         On June 27, 2003, we completed the sale of a portion of our finance lease portfolio. The total purchase price was approximately $4.6 million and the net proceeds from the sale were used to pay down borrowings under our revolving credit facility. The leases sold, which were deemed not to be a part of our core business, will continue to be serviced by us on behalf of the buyer.

                          SUMMARY OF THE EXCHANGE OFFER

     We are offering to exchange $150,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer......................   We will exchange our exchange notes for a
                                       like aggregate principal amount at
                                       maturity of our initial notes.

Expiration Date.....................   This exchange offer will expire at 5:00
                                       p.m., New York City time, on November 14,
                                       2003, unless we decide to extend it.

Conditions to the Exchange
   Offer............................   We will complete this exchange offer only
                                       if:

                                       o    there is no change in the laws and
                                            regulations which would impair our
                                            ability to proceed with this
                                            exchange offer,

                                       o    there is no change in the current
                                            interpretation of the staff of the
                                            Commission which permits resales of
                                            the exchange notes,

                                       o    there is no stop order issued by the
                                            Commission which would suspend the
                                            effectiveness of the registration
                                            statement which includes this
                                            prospectus or the qualification of
                                            the exchange notes under the Trust
                                            Indenture Act of 1939,

                                       o    there is no litigation or threatened
                                            litigation which would impair our
                                            ability to proceed with this
                                            exchange offer, and

                                       o    we obtain all the governmental
                                            approvals we deem necessary to
                                            complete this exchange offer.

                                       Please refer to the section in this
                                       prospectus entitled "The Exchange
                                       Offer--Conditions to the Exchange Offer."

Procedures for Tendering Initial
   Notes............................   To participate in this exchange offer,
                                       you must complete, sign and date the
                                       letter of transmittal or its facsimile
                                       and transmit it, together with your
                                       initial notes to be exchanged and all
                                       other documents required by the letter of transmittal, to U.S. Bank National
                                       Association, as exchange agent, at its
                                       address indicated under "The Exchange
                                       Offer--Exchange Agent." In the
                                       alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. If your initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly to tender your initial notes in this exchange offer. For more information on tendering your notes, please refer to the section in this prospectus entitled "The Exchange
                                       Offer--Procedures for Tendering Initial
                                       Notes."

Special Procedures for Beneficial
   Owners...........................   If you are a beneficial owner of initial
                                       notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures......   If you wish to tender your initial notes
                                       and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled "The
                                       Exchange Offer--

                                       Procedures for Tendering Initial
                                       Notes--Guaranteed Delivery Procedure."

Withdrawal Rights...................   You may withdraw the tender of your
                                       initial notes at any time before 5:00
                                       p.m., New York City time, on the
                                       expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under "The Exchange
                                       Offer--Exchange Agent" before 5:00 p.m.,
                                       New York City time, on the expiration
                                       date of the exchange offer.

Acceptance of Initial Notes and
   Delivery of Exchange Notes.......   If all the conditions to the completion
                                       of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled "The Exchange Offer--Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes."

Federal Income Tax
   Considerations Relating
   to the Exchange Offer............   Exchanging your initial notes for
                                       exchange notes will not be a taxable
                                       event to you for United States federal
                                       income tax purposes. Please refer to the section of this prospectus entitled
                                       "United States Federal Income Tax
                                       Considerations."

Exchange Agent......................   U.S. Bank National Association is serving
                                       as exchange agent in the exchange offer.

Fees and Expenses...................   We will pay all expenses related to this
                                       exchange offer. Please refer to the
                                       section of this prospectus entitled "The
                                       Exchange Offer--Fees and Expenses."

Use of Proceeds.....................   We will not receive any proceeds from the
                                       issuance of the exchange notes in
                                       exchange for the outstanding initial
                                       notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders
    Who Do Not Participate in the
    Exchange Offer..................   If you do not participate in this
                                       exchange offer:

                                       o    except as set forth in the next
                                            paragraph, you will not be able to
                                            require us to register your initial
                                            notes under the Securities Act,

                                       o    you will not be able to resell,
                                            offer to resell or otherwise
                                            transfer your initial notes unless
                                            they are registered under the
                                            Securities Act or unless you resell,
                                            offer to resell or otherwise
                                            transfer them under an exemption
                                            from the registration requirements
                                            of, or in a transaction not subject
                                            to, the Securities Act, and

                                       o    the trading market for your initial
                                            notes will become more limited to
                                            the extent other holders of initial
                                            notes participate in the exchange
                                            offer.

                                       You will not be able to require us to
                                       register your initial notes under the
                                       Securities Act unless:

                                       o    there is a change in the law or in
                                            currently prevailing interpretations
                                            of the staff of the Commission and,
                                            as a result of such change, we are
                                            not permitted to effect an exchange
                                            offer;

                                       o    the exchange offer is not
                                            consummated within 190 days of the
                                            date of the issuance of the initial
                                            notes;

                                       o    the initial purchasers so request
                                            with respect to notes that are not
                                            eligible to be exchanged for
                                            exchange notes in the exchange
                                            offer; or

                                       o    you are not eligible to participate
                                            in the exchange offer (and you
                                            notify us within 30 days of the
                                            consummation of the exchange offer)
                                            or do not receive freely tradable
                                            exchange notes in the exchange
                                            offer.

                                       In these cases, we will at our sole
                                       expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the notes (the "Shelf Registration Statement"), (b) use our commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use our commercially reasonable efforts to keep effective the Shelf Registration Statement until the earlier of two years after the date of issuance of the initial notes or such time as all of the applicable notes have been sold thereunder. We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.

                                       Please refer to the section of this
                                       prospectus entitled "Risk Factors--Your
                                       failure to participate in the exchange
                                       offer will have adverse consequences."

Resales.............................   It may be possible for you to resell the
                                       notes issued in the exchange offer
                                       without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions set forth in the following paragraph and, in the case of broker-dealers, the conditions described under "--Obligations of Broker-Dealers" below.

                                       To tender your initial notes in this
                                       exchange offer and resell the exchange
                                       notes without compliance with the
                                       registration and prospectus delivery
                                       requirements of the Securities Act, you
                                       must make the following representations:

                                       o    you are authorized to tender the
                                            initial notes and to acquire
                                            exchange notes, and that we will
                                            acquire good and unencumbered title
                                            thereto,

                                       o    the exchange notes acquired by you
                                            are being acquired in the ordinary
                                            course of business,

                                       o    you have no arrangement or
                                            understanding with any person to
                                            participate in a distribution of the
                                            exchange notes and are not
                                            participating in, and do not intend
                                            to participate in, the distribution
                                            of such exchange notes,

                                       o    you are not an "affiliate," as
                                            defined in Rule 405 under the
                                            Securities Act, of ours, or you will
                                            comply with the registration and
                                            prospectus delivery requirements of
                                            the Securities Act to the extent
                                            applicable,

                                       o    if you are not a broker-dealer, you
                                            are not engaging in, and do not
                                            intend to engage in, a distribution
                                            of exchange notes, and

                                       o    if you are a broker-dealer, the
                                            initial notes to be exchanged were
                                            acquired by you as a result of
                                            market-making or other trading
                                            activities and you will deliver a
                                            prospectus in connection with any
                                            resale, offer to resell or other
                                            transfer of such exchange notes.

                                       Please refer to the sections of this
                                       prospectus entitled "The Exchange
                                       Offer--Procedure for Tendering Initial
                                       Notes--Proper Execution and Delivery of
                                       Letters of Transmittal," "Risk
                                       Factors--Risks Relating to the Exchange
                                       Offer--Some persons who participate in
                                       the exchange offer must deliver a
                                       prospectus in connection with resales of the exchange notes" and "Plan of Distribution."

Obligations of Broker-Dealers.......   If you are a broker-dealer (1) that
                                       receives exchange notes, you must
                                       acknowledge that you will deliver a
                                       prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or
                                       (3) who acquired the initial notes
                                       directly from the issuers in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities
                                       Act in connection with resales of the
                                       exchange notes.


                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer..............................   William Scotsman, Inc.

Exchange Notes......................   $150 million aggregate principal amount
                                       of 10% Senior Secured Notes due 2008. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity............................   August 15, 2008.

Interest Payment Dates..............   February 15 and August 15, beginning on
                                       February 15, 2004. Interest will accrue
                                       from August 18, 2003.


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

Guarantees..........................   On the issue date of the exchange notes,
                                       all of our subsidiaries, other than
                                       Willscot, that guarantee our credit
                                       facility will jointly, severally and
                                       unconditionally guarantee the notes on a senior secured second lien basis. In addition, Willscot will unconditionally guarantee the exchange notes on a subordinated secured second lien basis.
                                       If we create or acquire a new subsidiary that guarantees indebtedness under our credit facility, or if one of our existing subsidiaries becomes a guarantor of indebtedness under our credit facility, then that subsidiary will guarantee the exchange notes, on a senior secured second lien basis, unless we designate the subsidiary as an
                                       "unrestricted subsidiary" under the
                                       indenture governing the notes.

Ranking.............................   The exchange notes will be our senior
                                       obligations, secured on a second lien
                                       basis, and will rank equally with our
                                       existing and future senior obligations
                                       and senior to all of our existing and
                                       future subordinated indebtedness. The
                                       guarantees of the exchange notes by our
                                       subsidiaries other than Willscot will
                                       rank equally with existing and future
                                       senior obligations and senior to all
                                       existing and future subordinated
                                       indebtedness of such subsidiaries. The
                                       subordinated guarantee of the exchange
                                       notes by Willscot will be subordinated to all of its senior obligations (including its guarantee of our credit facility).

Security............................   The exchange notes and the guarantees
                                       will be secured by a second lien on all
                                       of our and our guarantors' assets that
                                       secure the obligations under our credit
                                       facility from time to time, other than
                                       certain excluded collateral. See
                                       "Description of Notes--Collateral." Our
                                       credit facility is secured by a first
                                       lien on such assets. In the event the
                                       lenders under our credit facility
                                       exercise their rights with respect to our pledged assets, the lenders under our credit facility would be entitled to be repaid in full from proceeds from the sale of those assets before those proceeds would be available for distribution to the holders of the exchange notes. See "Description of
                                       Notes--Collateral." At June 30, 2003, on a pro forma basis after giving effect to the offering of initial notes and the use of proceeds therefrom, the aggregate amount of outstanding indebtedness of our company and the guarantors under our credit facility would have been approximately $258.6 million. We or any guarantor may incur additional first or second lien indebtedness subject to certain specified conditions. At June 30, 2003, on a pro forma basis after giving effect to the offering of initial notes and the use of proceeds therefrom, we would have had approximately $957.2 million of indebtedness. See "Description of the Notes--Certain
                                       Covenants--Limitation on Incurrence of
                                       Additional Indebtedness."

Optional Redemption.................   Except as described below, we cannot
                                       redeem the exchange notes until August
                                       15, 2006. Thereafter we may redeem some
                                       or all of the exchange notes at the
                                       redemption prices listed in the
                                       "Description of Notes" section under the heading "Optional Redemption," plus accrued and unpaid interest to the date of redemption. In addition, we may redeem up to 35% of the outstanding notes on or prior to August 15, 2006 with the net proceeds of certain equity offerings at a redemption price of 110% of the principal amount plus accrued and unpaid interest to the date of redemption.


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

Change of Control Offer.............   If a change in control of our company
                                       occurs, we must give the holders the
                                       opportunity to sell their exchange notes to us at 101% of their face amount plus accrued and unpaid interest.

                                       We might not be able to pay you the
                                       required price for exchange notes you
                                       present to us at the time of a change of control, because:

                                       o    we might not have enough funds at
                                            that time; or

                                       o    the terms of our other senior debt
                                            may prevent us from making such
                                            payment.

Asset Sale Proceeds.................   If we or our subsidiaries engage in asset
                                       sales, we generally must either invest
                                       the net cash proceeds from such sales in our business within a period of time, prepay the debt under our credit facility, prepay certain of our other senior debt or make an offer to purchase a principal amount of the exchange notes equal to the excess net cash proceeds.
                                       The purchase price of the exchange notes will be 100% of their principal amount, plus accrued and unpaid interest.

Certain Indenture Provisions........   The indenture governing the exchange
                                       notes will contain covenants that, among other things, limit our (and most or all of our subsidiaries') ability to:

                                       o    incur additional debt;

                                       o    make restricted payments (including
                                            paying dividends on, redeeming or
                                            repurchasing our or our
                                            subsidiaries' capital stock);

                                       o    make certain investments or
                                            acquisitions;

                                       o    grant liens on our assets;

                                       o    engage in transactions with
                                            affiliates;

                                       o    merge, consolidate or transfer
                                            substantially all of our assets; and

                                       o    sell assets.



                                       These covenants are subject to a number
                                       of important limitations and exceptions.

Absence of a Public Market
     for the Exchange Notes.........   The exchange notes are new securities
                                       with no established market for them. We
                                       cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled
                                       "Risk Factors--Risks Relating to the
                                       Exchange Offer--There may be no active or liquid market for the exchange notes."

Form of the Exchange Notes..........   The exchange notes will be represented by
                                       one or more permanent global securities
                                       in registered form deposited on behalf of The Depository Trust Company with U.S.
                                       Bank National Association, as custodian.
                                       You will not receive exchange notes in
                                       certificated form unless one of the
                                       events described in the section of this
                                       prospectus entitled "Description of
                                       Notes--Book Entry; Delivery and
                                       Form--Exchange of Book Entry Notes for
                                       Certificated Notes" occurs.

                                       Instead, beneficial interests in the
                                       exchange notes will be shown on, and
                                       transfers of these exchange notes will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

Risk Factors........................   Investing in the notes involves
                                       substantial risks. See "Risk Factors" for a description of certain of the risks you should consider before investing in the notes.


                          INFORMATION ABOUT THE COMPANY

         Our principal executive office is located at 8211 Town Center Drive, Baltimore, Maryland 21236. The telephone number of our executive office is (410) 931-6000.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

         The summary historical consolidated financial and other data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements appearing elsewhere in this prospectus. The summary historical consolidated financial and other data set forth below for the fiscal years ended December 31, 2000, 2001 and 2002 and as of the end of each of such periods have been derived from our audited financial statements. The summary historical consolidated financial and certain other data presented below for the six month periods ended June 30, 2002 and 2003 have been derived from our unaudited financial statements and have been prepared on the same basis as the audited financial statements included elsewhere herein and, in our opinion, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Operating results for the six month period ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

                                                                                                 SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                     JUNE 30,
                                               -----------------------------------------    --------------------------
                                                   2000           2001           2002           2002           2003
                                               -----------    -----------    -----------    -----------    -----------
                                                                                                   (UNAUDITED)
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
   Leasing .................................   $   220,547    $   238,151    $   227,106    $   115,643    $   107,034
   Sales of new units ......................        73,291         91,114         98,927         41,265         32,677
   Sales of rental equipment ...............        21,571         22,212         23,951         10,179          9,653
   Delivery and installation ...............        79,097         97,342        101,034         49,104         40,302
   Other ...................................        37,640         43,437         44,155         19,773         18,868
                                               -----------    -----------    -----------    -----------    -----------
      Total revenues .......................       432,146        492,256        495,173        235,964        208,534
Cost of sales and services:
   Leasing:
      Depreciation and amortization ........        36,720         41,761         45,834         21,696         24,990
      Other direct leasing costs ...........        35,373         43,109         46,410         23,541         21,861
   Sales of new units ......................        60,268         75,169         82,564         34,371         27,196
   Sales of rental equipment ...............        16,305         16,886         18,164          7,938          7,776
   Delivery and installation ...............        59,670         78,339         84,540         40,180         34,823
   Other ...................................         6,583          8,374          9,901          4,024          3,574
                                               -----------    -----------    -----------    -----------    -----------
      Total cost of sales and services .....       214,919        263,638        287,413        131,750        120,220
Gross profit:
   Leasing .................................       148,454        153,281        134,862         70,406         60,183
   Sales of new units ......................        13,023         15,945         16,363          6,894          5,481
   Sales of rental equipment ...............         5,266          5,326          5,787          2,241          1,877
   Delivery and installation ...............        19,427         19,003         16,494          8,924          5,479
   Other ...................................        31,057         35,063         34,254         15,749         15,294
                                               -----------    -----------    -----------    -----------    -----------
      Total gross profit ...................       217,227        228,618        207,760        104,214         88,314
Selling, general and administrative expenses        76,817         82,516         85,722         43,950         38,958
Other depreciation and amortization ........        17,474         18,845         13,438          6,650          6,959
Interest ...................................        91,860         85,486         85,208         42,532         40,906
Non-cash charge for casualty loss ..........            --          1,500             --             --             --
Income tax expense .........................        14,957         17,605          8,157          4,459            596
                                               -----------    -----------    -----------    -----------    -----------
   Net income ..............................   $    16,119    $    22,666    $    15,235    $     6,623    $       895
                                               ===========    ===========    ===========    ===========    ===========
Ratio of earnings to fixed charges (1) .....          1.3x           1.5x           1.3x           1.2x           1.0x

OTHER DATA:
Cash Flow provided by (used in):
   Operating activities ....................   $    86,977    $    60,251    $    98,917    $    45,528    $    56,398
   Investing activities ....................      (128,304)      (125,458)       (40,051)       (20,788)       (22,957)
   Financing activities ....................        43,232         63,245        (59,023)       (24,846)       (32,503)
Adjusted EBITDA (2) ........................       177,609        187,585        173,185         84,570         76,051
Lease fleet units (end of period) ..........        88,249         93,942         93,804         93,478         93,782
Net capital expenditures for lease fleet (3)       106,300        105,400         27,100         13,898         18,002
Non-lease fleet capital expenditures .......        18,571         15,379         11,901          6,890          4,417
Number of branches .........................            88             88             87             88             86

BALANCE SHEET DATA (AT PERIOD END):
Rental equipment, net ......................   $   799,994    $   866,867    $   850,087    $   860,421    $   851,117
Goodwill, net (4) ..........................       169,257        168,378        168,931        168,378        169,700
Total assets ...............................     1,145,898      1,244,984      1,230,350      1,249,514      1,218,788

                                                                                                 SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                     JUNE 30,
                                               -----------------------------------------    --------------------------
                                                   2000           2001           2002           2002           2003
                                               -----------    -----------    -----------    -----------    -----------
                                                                                                   (UNAUDITED)
                                                                          (DOLLARS IN THOUSANDS)
Total debt (5) .............................       959,110      1,022,972        984,345      1,019,316        952,653
Stockholder's equity (deficit) .............       (28,021)        (6,741)        13,793          3,876         23,960

------------------

(1) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, including amortization of deferred financing costs and debt discount and the estimated interest component of rent expense.

(2) We believe that Adjusted EBITDA provides the best measure of our ability to meet historical debt service requirements. It is also used in determining our compliance with certain financial ratios required by our credit agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" for a discussion of these financial ratios. We define Adjusted EBITDA as earnings before deducting interest, income taxes, depreciation, amortization and non-cash charges. We utilize Adjusted EBITDA when interpreting operating trends and results of operations of our core business operations. Accordingly, we believe that this measure provides additional information with respect to our overall operating performance and our ability to incur and service debt, make capital expenditures and meet working capital requirements. However, Adjusted EBITDA data should not be considered in isolation or as a substitute for cash flow from operations, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. When evaluating Adjusted EBITDA, investors should consider, among other factors, (1) increasing or decreasing trends in Adjusted EBITDA, (2) whether Adjusted EBITDA has remained at positive levels historically and (3) how Adjusted EBITDA compares to levels of debt and interest expense. Because Adjusted EBITDA may vary among companies, the Adjusted EBITDA presented above may not be comparable to similarly titled measures of other companies. While we believe that Adjusted EBITDA may provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements, certain operational or legal requirements of our business may require us to utilize our available funds for other purposes.

     The table below reconciles Adjusted EBITDA to cash flow from operating activities, the most directly comparable GAAP measure (in thousands).

                                                                                        SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,              JUNE 30,
                                              -----------------------------------    ----------------------
                                                 2000         2001         2002         2002        2003
                                              ---------    ---------    ---------    ---------    ---------
                                                                                           (UNAUDITED)
Adjusted EBITDA ...........................   $ 177,609    $ 187,585    $ 173,185    $  84,570    $  76,051
Decrease (increase) in net receivables ....       3,360      (20,420)      10,371        5,287        9,306
Increase (decrease) in accounts payable and
   accrued expenses .......................      (3,698)       2,182        1,359         (945)       9,191
Interest paid .............................     (81,653)     (89,351)     (76,744)     (37,559)     (38,005)
Decrease (increase) in other assets .......      (4,285)     (14,158)       3,820        2,499        2,461
Increase (decrease) in other liabilities ..         910         (261)      (7,287)      (6,083)        (729)
Gain on sale of rental equipment ..........      (5,266)      (5,326)      (5,787)      (2,241)      (1,877)
                                              ---------    ---------    ---------    ---------    ---------
Cash flow from operating activities .......   $  86,977    $  60,251    $  98,917    $  45,528    $  56,398
                                              =========    =========    =========    =========    =========

(3) Net capital expenditures for lease fleet represents purchases of units for the lease fleet, units purchased through acquisitions and other capitalized costs of units, reduced by the proceeds of sales of rental equipment.

(4) Goodwill, net represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired, minus accumulated amortization which, through December 31, 2001, was calculated on a straight line basis over 20 to 40 years. Effective January 1, 2002, goodwill is no longer amortized, but is subject to annual impairment tests in accordance with SFAS No. 142, Goodwill and

     Other Intangible Assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Accounting Pronouncements."

(5) Does not include aggregate principal amount of debt related to discontinued manufacturing operations of $2,300 in 2000.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE INVESTING IN EXCHANGE NOTES. SOME STATEMENTS IN "RISK FACTORS" ARE FORWARD-LOOKING STATEMENTS. SEE "FORWARD-LOOKING STATEMENTS."

RISKS RELATING TO OUR INDEBTEDNESS

         OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM MAKING PAYMENTS ON THE NOTES.

         We have a substantial amount of debt. As of June 30, 2003, after giving effect to the offering of initial notes and the use of proceeds therefrom, we would have had approximately $957.2 million of indebtedness.

         Our substantial debt could have important consequences to you. For example, it would:

         o make our company more vulnerable to general adverse economic and industry conditions;

         o limit our ability to obtain additional financing for future working capital, capital expenditures, strategic acquisitions and other general corporate requirements;

         o expose us to interest rate fluctuations because the interest on our debt under our credit facility is at variable rates;

         o require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

         o limit our flexibility in planning for, or reacting to, changes in our business; and

         o place us at a competitive disadvantage compared to any competitors that have less debt.

         WE MAY INCUR ADDITIONAL DEBT.

         We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes and the indenture governing our 9.875% senior notes due 2007 permit us to incur a substantial amount of additional debt and our credit facility will permit additional borrowings under certain circumstances. Accordingly, this additional indebtedness could further exacerbate all the risks described above.

         THE INDENTURE GOVERNING THE NOTES, THE INDENTURE GOVERNING OUR 9.875% SENIOR NOTES AND OUR CREDIT FACILITY CONTAIN VARIOUS COVENANTS WHICH LIMIT THE DISCRETION OF OUR MANAGEMENT IN OPERATING OUR BUSINESS AND COULD PREVENT US FROM ENGAGING IN SOME BENEFICIAL ACTIVITIES.

         The indenture governing the notes, the indenture governing our 9.875% senior notes and our credit facility contain various restrictive covenants that limit our management's discretion in operating our business. In particular, these agreements will limit our ability to, among other things:

         o        incur additional debt or guarantee obligations;

         o        grant liens on assets;

         o make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our capital stock);

         o        make investments or acquisitions;

         o        sell assets;

         o        engage in transactions with affiliates; and

         o merge, consolidate or transfer substantially all of our assets.

In addition, our credit facility also requires us to maintain certain financial ratios and limits our ability to make capital expenditures.

         If we fail to comply with the restrictions of the indenture governing the notes, the indenture governing our 9.875% senior notes, our credit facility or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds. If our obligations under our credit facility or any subsequent secured financing agreement were accelerated, we would be obligated to satisfy those obligations before we could satisfy our obligations under the notes to the extent of the assets securing the secured debt. Accordingly, we cannot assure you that we would be able to fully repay our debt obligations, including the notes, if some or all of our debt obligations are accelerated upon an event of default.

         OUR ABILITY TO SERVICE OUR DEBT REQUIRES A SIGNIFICANT AMOUNT OF CASH.

         To service our debt, we require a significant amount of cash. Our ability to generate cash, make scheduled payments or to refinance our obligations depends on our successful financial and operating performance. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future, all of which will mature prior to the notes. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions, and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

         o economic and competitive conditions affecting the mobile office industry;

         o operating difficulties, increased operating costs or pricing pressures we may experience; and

         o        a decline in the resale value of our units.

         At June 30, 2003, on a pro forma basis after giving effect to the offering of initial notes and the use of proceeds therefrom, the aggregate amount of indebtedness of our company and the guarantors under our credit facility would have been $258.6 million. Our estimated debt service obligations for 2003 are $86 million, based on (1) the outstanding amount of notes, (2) the outstanding amount of 9.875% notes, (3) an interest rate of approximately 5.0% on our projected average outstanding variable rate debt for 2003 and (4) scheduled term loan repayments in 2003. Our annual debt service obligations will increase by $2.6 million per year for each 1% increase in interest rates, based on the balance of variable rate debt outstanding at June 30, 2003, on a pro forma basis after giving effect to the offering of initial notes and the use of proceeds therefrom. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital investments, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you as to the terms of any such transaction or how soon any such transaction could be completed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         WE MUST REFINANCE EXISTING INDEBTEDNESS PRIOR TO THE MATURITY OF THE EXCHANGE NOTES. FAILURE TO DO SO COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         The maturity of our credit facility is December 31, 2006 and the maturity of our 9.875% senior notes is June 1, 2007. The maturity of these debt instruments occurs before the maturity of the exchange notes. While we expect to refinance this indebtedness, we cannot assure you that we will be able to refinance this indebtedness, or whether any refinancing will be on commercially reasonable terms. There can be no assurance that the financial terms or covenants of any new credit facility and/or other indebtedness will be the same or as favorable as those under our credit facility and our 9.875% senior notes.

         Our ability to complete a refinancing of our credit facility and our 9.875% senior notes prior to their respective maturities is subject to a number of conditions beyond our control. For example, if a disruption in the financial markets were to occur at the time that we intended to refinance this indebtedness, we might be restricted in our ability to access the financial markets. If we are unable to refinance this indebtedness, our alternatives would consist of negotiating an extension of our credit facility with the lenders and seeking or raising new capital. If we were unsuccessful, the lenders under our credit facility and the holders of our 9.875% senior notes could demand repayment of the indebtedness owed to them on the relevant maturity date. As a result, our ability to pay the principal of and interest on the exchange notes would be adversely affected.

RISKS RELATING TO THE EXCHANGE NOTES

         THE COLLATERAL SECURING THE EXCHANGE NOTES IS SUBJECT TO CONTROL BY CREDITORS WITH FIRST LIENS. IF THERE IS A DEFAULT, THE VALUE OF THE COLLATERAL MAY NOT BE SUFFICIENT TO REPAY BOTH THE FIRST LIEN CREDITORS AND THE HOLDERS OF THE EXCHANGE NOTES.

         The rights of the holders of the exchange notes with respect to the collateral securing the exchange notes will be limited pursuant to the terms of the security documents relating to the notes and the intercreditor agreement entered into between the collateral agent, the trustee under the indenture governing the notes and the administrative agent under our credit facility. Under the terms of those agreements, the holders of the notes will have a second lien on the collateral. Accordingly, any proceeds received upon a realization of the collateral securing the notes and our credit facility will be applied first to amounts due under our credit facility, amounts due to certain other creditors that have the benefit of the first liens and certain administrative expenses before any amounts will be available to pay the notes. Under the terms of the indenture governing the notes, we will also be permitted in the future to incur additional indebtedness which can be secured by the collateral on a first lien basis and which will be entitled to payment out of the proceeds of any sale of the collateral before the notes.

         The holders of the first liens control substantially all matters related to the collateral securing the first liens and the notes. The holders of the first liens may cause the collateral agent (who is the collateral agent for both the lenders under our credit facility and for the holders of the exchange notes) to dispose of, release or foreclose on, or take other actions with respect to the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. To the extent shared collateral is released from securing the first liens, the second liens securing the notes will also automatically be released in most instances. In addition, the security documents will generally provide that, so long as the first liens are in effect, the holders of the first liens may change, waive, modify or vary the security documents (including by way of a waiver of past defaults under the security documents) without the consent of the holders of the notes, PROVIDED that any such change, waiver or modification does not materially adversely affect the rights of the holders of the notes and not the other secured creditors in a like or similar manner. Except under limited circumstances, if at any time the first liens cease to be in effect, the second liens securing the notes and the guarantees will also be released and the notes and guarantees will become unsecured senior obligations and the subordinated guarantee will become an unsecured subordinated obligation. See "Description of the Notes--Collateral."

         The right of the collateral agent to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if a bankruptcy proceeding were commenced against us or any of our subsidiaries. In addition, because a portion of the collateral consists of pledges of the stock of our Canadian subsidiary, the validity of those pledges under local law, if applicable, and the ability of the holders of the notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect the first liens.

         The collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our credit facility and other creditors that have the benefit of first liens on the collateral from time to time, whether on or after the date the notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral. The initial purchasers of the initial notes have neither analyzed the effect of, nor participated in any negotiations relating to such exceptions, defects, encumbrances, liens and imperfections and the existence thereof could adversely affect the value of the collateral securing the exchange notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

         No appraisals of any collateral have been prepared in connection with the offering of the initial notes or this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends.

         The proceeds from the sale or sales of the collateral securing the notes may not be sufficient to satisfy the amounts outstanding under the notes and other obligations secured by the second liens after payment in full of all obligations secured by the first liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets. At June 30, 2003, on a pro forma basis after giving effect to the offering of initial notes and the use of proceeds therefrom, the aggregate amount of outstanding indebtedness of our company and the guarantors under our credit facility would have been approximately $258.6 million. We or any guarantor may incur additional first or second lien indebtedness under the indenture governing the notes subject to certain specified conditions. At June 30, 2003, on a pro forma basis after giving effect to the offering of initial notes and the use of proceeds therefrom, we would have had approximately $957.2 million of indebtedness.

         WE WILL IN MOST CASES HAVE CONTROL OVER THE COLLATERAL, AND THE SALE OF PARTICULAR ASSETS BY US OR THE GUARANTORS COULD REDUCE THE POOL OF ASSETS SECURING THE EXCHANGE NOTES.

         The security documents allow us and the guarantors to remain in possession of, retain exclusive control over, to freely operate and to collect, invest and dispose of any income from, the collateral securing the exchange notes. To the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the second lien securing the exchange notes only to the extent such proceeds would otherwise constitute "collateral" securing the exchange notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute "collateral" under the security documents, the pool of assets securing the exchange notes would be reduced and the exchange notes would not be secured by such proceeds.

         RELEASES OF THE GUARANTEES OF THE EXCHANGE NOTES OR ADDITIONAL GUARANTEES MAY BE CONTROLLED UNDER SOME CIRCUMSTANCES BY THE COLLATERAL AGENT ACTING AT THE DIRECTION OF THE LENDERS UNDER OUR CREDIT FACILITY.

         The exchange notes will be fully and unconditionally guaranteed on a senior secured second lien basis by each of our subsidiaries, other than Willscot, that guarantee our credit facility and will be guaranteed on a subordinated secured second lien basis by Willscot. Under the terms of the indenture governing the notes, a guarantee of the exchange notes made by a guarantor will be released without any action on the part of the trustee or any holder of exchange notes if the collateral agent releases the guarantee of the obligations under the credit facility made by that guarantor. Additional releases of the guarantees of the exchange notes are permitted under some circumstances. See "Description of Notes--Guarantees of the Notes." If a guarantee is released, you will not have a claim against that guarantor and will only be a creditor of our company or any guarantor whose obligation was not released.

         BANKRUPTCY MAY LIMIT THE COLLATERAL AGENT'S ABILITY TO FORECLOSE ON THE COLLATERAL SECURING THE EXCHANGE NOTES, AND THIS MAY CAUSE SUCH COLLATERAL TO BE AN INSUFFICIENT SOURCE FROM WHICH TO PAY AMOUNTS DUE ON THE EXCHANGE NOTES.

         The right of the collateral agent to repossess and dispose of, or otherwise exercise remedies in respect of, the collateral securing the exchange notes upon the occurrence of an event of default may be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us or a guarantor prior to the collateral agent having repossessed and disposed of, or otherwise exercised remedies in respect of, the collateral. Under applicable federal bankruptcy laws, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the collateral or whether or to what extent holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection." Furthermore, in the event the bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the exchange notes, the holders of the exchange notes would hold "undersecured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during the debtor's bankruptcy case.

         FUTURE SUBSIDIARIES MAY NOT GUARANTEE THE EXCHANGE NOTES, AND YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE OR REORGANIZE.

         Although all of our subsidiaries on the issue date of the exchange notes will guarantee the exchange notes, subsidiaries that we create or acquire in the future may not be required to guarantee the exchange notes. In the event that any of our non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from the assets of those subsidiaries before any of those assets are made available to us. Consequently, your claims in respect of the exchange notes will be structurally subordinated to all of the liabilities of our non-guarantor subsidiaries.

         WILLSCOT'S GUARANTEE OF THE EXCHANGE NOTES IS SUBORDINATED TO ITS EXISTING AND FUTURE SENIOR OBLIGATIONS.

         Willscot's guarantee of the exchange notes is supported by a secured second lien on Willscot's assets and is subordinated in right of payment to its existing and future senior obligations, including Willscot's senior secured guarantee of our obligations under our existing credit facility and any refinancing of it. Under some circumstances, Willscot may not make payments on its subordinated guarantee of the exchange notes if a payment default or non-payment default exists relating to Willscot's senior obligations, including its obligations under our credit facility. If holders of the exchange notes are required to turn over amounts received by them to the holders of Willscot's senior obligations, the rights of the holders of the exchange notes will be secondary to the rights of the holders of Willscot's senior obligations, and therefore subject to any available defenses or avoidance powers with respect to those obligations. Under these circumstances, if the liens of the holders of Willscot's senior obligations were released or failed to constitute perfected liens, the holders of the exchange notes could lose the benefits of these security interests and be adversely affected.

         Willscot's subordinated guarantee could affect holders of the exchange notes because the applicability of state motor vehicle or certificate of title statutes to mobile office units is not clear in some states. Willscot owns those mobile office units that are not titled. We believe that all mobile office units that are required by state law to be titled are titled. A financing statement will be filed against the units owned by Willscot to perfect the liens of the holders of the exchange notes in these mobile office units. If, however, the liens on some or all of the mobile office units of Willscot were deemed not to constitute perfected liens, holders of the exchange notes might lose the benefit of such liens. As of June 30, 2003, approximately 64.6% of the net book value of our fleet was in Willscot. Because Willscot's guarantee is a subordinated guarantee, Willscot's obligations with respect to the notes would be subordinated in right of payment to all senior obligations of Willscot (including Willscot's guarantee of our credit facility and any refinancing of it) and be equal in right of payment with the subordinated guarantee granted by Willscot in favor of the holders of our 9.875% senior notes, of which $550 million principal amount is outstanding. This could adversely affect holders of the exchange notes to receive payments from Willscot.

         THE GUARANTEES AND THE LIENS SECURING THE GUARANTEES MAY NOT BE ENFORCEABLE BECAUSE OF FRAUDULENT CONVEYANCE LAWS.

         The incurrence of the guarantees and the grant of second liens by the guarantors (including any future guarantees and future liens) may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of the guarantors' unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time such guarantor incurred a guarantee of the exchange notes or granted the lien, such guarantor:

         o incurred the guarantee of the exchange notes or granted the lien with the intent of hindering, delaying or defrauding current or future creditors;

         o received less than reasonably equivalent value or fair consideration for incurring the guarantee of the exchange notes or granting the lien and such guarantor; was insolvent or was rendered insolvent; was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could avoid the guarantee or lien of such guarantor or subordinate the amounts owing under such guarantee or such lien to such guarantor's presently existing or future debt or take other actions detrimental to you.

         It may be asserted that the guarantors incurred their guarantees for our benefit and they incurred the obligations under the guarantees or granted the liens for less than reasonably equivalent value or fair consideration.

         The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

         o the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation;

         o the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities including contingent liabilities) as they become absolute and matured; or

         o        it could not pay its debts as they became due.

         If a guarantee or a lien is avoided as a fraudulent conveyance or found to be unenforceable for any reason, you will not have a claim against that obligor and will only be a creditor of our company or any guarantor whose obligation was not set aside or found to be unenforceable.

         We believe that each guarantor will receive, directly and indirectly, reasonably equivalent value for the incurrence of its respective guarantee and granting its respective lien. In addition, on the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its respective guarantee and respective lien will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

         OUR FAILURE TO DELIVER MORTGAGES TO SECURE THE EXCHANGE NOTES ON OR PRIOR TO THE ISSUE DATE OF THE EXCHANGE NOTES INCREASES THE RISK THAT THE SECOND LIENS GRANTED BY THOSE MORTGAGES COULD BE AVOIDED.

         We have agreed to deliver second mortgages (subject to permitted liens) to secure the exchange notes on substantially all of our and the guarantors' material owned real property that also secures our credit facility. On the issue date of the exchange notes, second mortgages may not be in place on all of the real property collateral. We have a period of 60 days after the issue date of the initial notes to complete those actions required to perfect the second mortgages. To the extent consents are required from third parties in order to grant or perfect a second mortgage on any property, we have 90 days after the issue date of the initial notes to obtain any such consent; provided, however, that if the third party does not consent, after the use of commercially reasonable efforts on our part, then we will not be required to grant or perfect a mortgage on such property. Finally, to the extent a separate notation in favor of the holder of a second mortgage is required by law to be noted on a certificate of title issued by any state, we will have nine months from the issue date of the initial notes to perfect such second mortgage.

         If we or any guarantor were to become subject to a bankruptcy proceeding after the issue date of the exchange notes, any mortgage delivered after the issue date of the exchange notes would face a greater risk of being invalidated than if we had delivered it at the issue date. If a mortgage is delivered after the issue date, it would be treated under bankruptcy law as if it were delivered to secure previously existing debt. In a bankruptcy proceeding involving the mortgagor, a mortgage given to secure previously existing debt is materially more likely to be avoided as a preference by the bankruptcy court than if it were delivered and promptly recorded at the time of the issue date of the exchange notes. The magnitude of this additional risk would depend in part on factors similar to those described in the risk factor set forth immediately above. Accordingly, if we or a guarantor were to file bankruptcy after the issue date of the exchange notes, the mortgages we deliver to secure the exchange notes may be especially subject to challenge as a result of having been delivered after the issue date of the exchange notes. To the extent that such challenge succeeded, you would lose the benefit of the real property security that the mortgages were intended to provide.

         THE CAPITAL STOCK SECURING THE EXCHANGE NOTES WILL AUTOMATICALLY BE RELEASED FROM THE SECOND LIEN AND NO LONGER BE DEEMED TO BE COLLATERAL TO THE EXTENT THE PLEDGE OF THE CAPITAL STOCK WOULD REQUIRE THE FILING OF SEPARATE FINANCIAL STATEMENTS FOR ANY OF OUR SUBSIDIARIES WITH THE COMMISSION.

         The indenture governing the exchange notes and the security documents will provide that, to the extent that any rule is adopted, amended or interpreted which would require the filing with the Commission (or any other governmental agency) of separate financial statements of any of our subsidiaries due to the fact that the subsidiary's capital stock or other securities secure the exchange notes, then such capital stock or other securities will automatically be deemed not to be part of the collateral securing the exchange notes to the extent necessary to not be subject to such requirement. As a result, holders of the exchange notes could lose all or a portion of their security interest in the capital stock or other securities if any such rule comes in effect.

         WE MAY BE UNABLE TO PURCHASE YOUR EXCHANGE NOTES UPON A CHANGE OF CONTROL.

         Upon the occurrence of specified "change of control" events, we will be required to offer to purchase each holder's notes at a price of 101% of their principal amount plus accrued and unpaid interest, unless all notes have been previously called for redemption. The holders of our 9.875% senior notes also have this right. We may not have sufficient financial resources to purchase all of the notes and our 9.875% senior notes that holders tender to us upon a change of control offer. The occurrence of a change of control also could constitute an event of default under our credit facility and/or any of our future credit agreements, in which case our lenders may terminate their commitments under our credit agreements and accelerate all amounts outstanding under the credit agreements. If our obligations under our credit agreement were accelerated, we would be obligated to satisfy those obligations before we could repurchase the notes pursuant to a change of control offer. Our bank lenders may also have the right to prohibit any such purchase or redemption, in which event we would be in default on the exchange notes. See "Description of Notes--Defaults."

         AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE EXCHANGE NOTES.

         The exchange notes are new securities for which there is currently no established market, and we cannot be sure if an active trading market will develop for these exchange notes, if any. We do not intend to apply for listing of the exchange notes on any securities exchange or on any automated dealer quotation system. The initial purchasers of the notes were Deutsche Bank Securities, Inc., Banc of America Securities LLC, CIBC World Markets Corp. and Fleet Securities, Inc. Although we have been informed by the initial purchasers of the initial notes that they currently intend to make a market for the exchange notes, they are not obligated to do so and any market making may be discontinued at any time without notice. No affiliate of Williams Scotsman will make a market in the notes. In addition, market making activity may be limited during the pendency of the exchange offer or the effectiveness of the exchange offer registration statement.

         The liquidity of, and trading market for, the exchange notes may also be adversely affected by, among other things:

         o        changes in the overall market for high yield securities;

         o        changes in our financial performance or prospects;

         o        the prospects for companies in our industry generally;

         o        the number of holders of the exchange notes;

         o the interest of securities dealers in making a market for the exchange notes; and

         o        prevailing interest rates.

         RIGHTS OF HOLDERS OF EXCHANGE NOTES IN THE COLLATERAL MAY BE ADVERSELY AFFECTED BY THE FAILURE TO PERFECT SECURITY INTERESTS IN CERTAIN COLLATERAL.

         The security interest in the collateral securing the exchange notes includes domestic and Canadian assets, both tangible and intangible, whether now owed or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The collateral agent has no duty to monitor the acquisition of additional property or rights that constitute collateral or perfection of the security interests therein. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the exchange notes against third parties.

RISKS RELATING TO THE EXCHANGE OFFER

         THE ISSUANCE OF EXCHANGE NOTES MAY ADVERSELY AFFECT THE MARKET FOR THE INITIAL NOTES.

         To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled "The Exchange Offer--Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences."

         SOME PERSONS WHO PARTICIPATE IN THE EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE EXCHANGE NOTES.

         Based on interpretations of the staff of the Commission contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

RISKS RELATING TO OUR BUSINESS

         OUR BUSINESS IS SENSITIVE TO GENERAL ECONOMIC CONDITIONS.

         A portion of our revenues are derived from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, such as the construction industry. In addition, because we conduct our operations in a variety of markets, we are subject to economic conditions in each of these markets. Although we believe that certain of our operating strategies and industry characteristics may help to mitigate the effects of economic downturns, general economic downturns or localized downturns in markets where we have operations, including any downturns in the construction industry, could have a material adverse effect on us and our business, results of operations and financial condition. In particular, as a result of the current recession and its impact on the construction industry, our financial results have been adversely impacted. In addition, at the present time we are unable to predict what long-term effect, if any, recent political events and their attendant consequences will have on our business. Any of the foregoing economic or political events could have a material adverse effect on our results of operations and financial condition.

         WE FACE SIGNIFICANT COMPETITION IN THE MOBILE OFFICE INDUSTRY.

         Although our competition varies significantly by market, the mobile office industry, in general, is highly competitive. We compete primarily in terms of product availability, customer service and price. We believe that our reputation for customer service and our ability to offer a wide selection of units suitable for various uses at competitive prices allows us to compete effectively. However, certain of our competitors, such as GE Capital Modular Space, are less leveraged, have greater market share or product availability in a given market, and have greater financial resources and pricing flexibility than we do.

         AN INVESTOR GROUP CONTROLS A MAJORITY OF OUR BOARD OF DIRECTORS AND ITS INTERESTS MAY CONFLICT WITH YOURS.

         An investor group, which includes affiliates of The Cypress Group L.L.C. and Keystone, Inc., beneficially owns in the aggregate approximately 82% of the outstanding common stock of Scotsman Holdings, Inc., our parent company. Scotsman Holdings in turn owns 100% of our outstanding voting securities. As a result, the investor group has the ability to control our management, policies and financing decisions, to elect a majority of the members of our board of directors and to control the vote on all matters coming before our stockholders and its interests may not be fully aligned with yours.

         WE MAY NOT BE ABLE TO REMARKET UNITS RETURNING FROM LEASES.

         Our typical lease terms, which include contractual provisions requiring customers to retain units on lease, on average, 13 months, actually have an average lease duration of 23 months. Because our customers generally rent our units for periods longer than the contractual lease term, approximately 60% of our leases are on a month-to-month basis. In addition, approximately 20% of our leases have contractual terms expiring within six months. Should a significant number of our leased units be returned during any short period of time, a large supply of units would need to be remarketed. Our failure to effectively remarket a large influx of units returning from leases could have a material adverse effect on our financial performance and our ability to continue expanding our fleet.

         WE ARE DEPENDENT ON KEY PERSONNEL.

         Our continued success will depend largely on the efforts and abilities of our executive officers and certain other key employees, none of whom have employment agreements with us. We do not maintain insurance policies relating to these employees. If, for any reason, these officers or key employees do not remain with us, our operations could be adversely affected until suitable replacements with appropriate experience can be found. See "Management."

         A WRITE-OFF OF ALL OR A PART OF OUR GOODWILL WOULD ADVERSELY AFFECT OUR OPERATING RESULTS AND NET WORTH.

         We have significant intangible assets related to goodwill, which represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired. As of June 30, 2003, we had $169.7 million of unamortized goodwill on our balance sheet, which represented 13.9% of our total assets. Through December 31, 2001, we amortized goodwill on a straight-line basis over the estimated period of future benefit of 20 to 40 years. In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that, effective January 1, 2002, goodwill not be amortized but rather that it be reviewed annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. We have adopted the provisions of SFAS No. 142. We performed the first of these required tests during the first quarter of 2002 and the annual impairment test as of the beginning of the fourth quarter and determined that goodwill was not impaired. Although it does not affect our cash flow, a write-off in future periods of all or a part of our goodwill would adversely affect our operating results and net worth.

                           FORWARD-LOOKING STATEMENTS

         All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, the factors set forth below and in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

         Factors that could cause actual results to differ materially from our expectations include, among others: substantial leverage and our ability to service debt; changing market trends in the mobile office industry; general economic and business conditions including a prolonged or substantial recession; our ability to finance fleet and branch expansion and to locate and finance acquisitions; our ability to implement our business and growth strategy and maintain and enhance our competitive strengths; our ability to obtain financing for general corporate purposes; intense industry competition; availability of key personnel; industry over-capacity; and changes in, or our failure to comply with, government regulations.

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

         On August 18, 2003, we issued and sold the initial notes in a private placement, receiving gross proceeds of $150 million. We used the net proceeds of $145.4 million received from that offering to repay $27.5 million of the term loan under our credit facility and repay $117.9 million of borrowings and terminate commitments under our revolving credit facility. As of June 30, 2003, the interest rate on our term loan and our revolving credit facility was 4.38% and the maturity date of the term loan and our revolving credit facility is December 31, 2006.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2003, on an actual and adjusted basis. Adjusted capitalization reflects the issuance of the initial notes and the application of the net proceeds therefrom. This table should be read in conjunction with "Use of Proceeds," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                         AS OF JUNE 30, 2003
                                                --------------------------------
                                                       ACTUAL          ADJUSTED
                                                ----------------     -----------
                                               (DOLLARS IN THOUSANDS, UNAUDITED)
DEBT
Credit facilities:
   Revolving credit facility (1) .................   $ 167,021        $  49,072
   Term loan .....................................     237,000          209,489
   10% Senior Secured Notes due 2008 .............           0          150,000
                                                     ---------        ---------
Total secured debt ...............................     404,021          408,561
     9 7/8% Senior Notes due 2007 (2) ............     548,632          548,632
                                                     ---------        ---------
Total debt .......................................     952,653          957,193


STOCKHOLDER'S EQUITY
Common stock and additional paid-in capital ......     133,340          133,340
Cumulative foreign currency translation adjustment       6,215            6,215
Retained earnings (deficit) ......................    (115,595)        (115,595)
                                                     ---------        ---------
   Total stockholder's equity ....................      23,960           23,960
                                                     ---------        ---------
      Total capitalization .......................   $ 976,613        $ 981,153
                                                     ---------        ---------
-------------
(1) The total revolving credit facility is $342 million. The amount available to be drawn under the revolver at any time is the least of $342 million, the then existing borrowing base, which is determined by the collateral value of certain rental fleet assets and accounts receivable and the "Senior Unsecured Notes Borrowing Base" as defined in the credit agreement. As of June 30, 2003, after giving effect to the offering of initial notes and use of proceeds therefrom, we estimate the amount available to be drawn under the revolver to be $307 million and the unused revolver availability to be approximately $258 million. After taking into account covenants in the agreements governing our debt that will be in effect on the closing date, we would have been able to borrow as of June 30, 2003 approximately $134 million under the revolving credit facility.

(2)  Net of unamortized discount of $1.4 million.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         The selected historical consolidated financial and other data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements appearing elsewhere in this prospectus. The selected historical consolidated financial and certain other data set forth below for the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002 and as of the end of each of such periods have been derived from our audited financial statements. The selected historical consolidated financial and other data presented below for the six month periods ended June 30, 2002 and 2003 have been derived from our unaudited financial statements and have been prepared on the same basis as the audited financial statements included elsewhere herein and, in our opinion, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Operating results for the six month period ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

                                                                                                              SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                              JUNE 30,
                                    -------------------------------------------------------------------   -------------------------
                                        1998          1999           2000         2001           2002         2002         2003
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                                                                                  (UNAUDITED)
                                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
Leasing ........................... $   152,221   $   201,820   $   220,547   $   238,151   $   227,106   $   115,643   $   107,034
   Sales of new units .............      46,448        73,001        73,291        91,114        98,927        41,265        32,677
   Sales of rental equipment ......      15,530        22,369        21,571        22,212        23,951        10,179         9,653
   Delivery and installation ......      47,002        71,245        79,097        97,342       101,034        49,104        40,302
   Other ..........................      25,893        37,370        37,640        43,437        44,155        19,773        18,868
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
      Total revenues ..............     287,094       405,805       432,146       492,256       495,173       235,964       208,534
   Cost of sales and services:
   Leasing:
      Depreciation and
        amortization ..............      27,605        34,553        36,720        41,761        45,834        21,696        24,990
      Other direct leasing costs ..      23,580        30,724        35,373        43,109        46,410        23,541        21,861
   Sales of new units .............      38,349        60,323        60,268        75,169        82,564        34,371        27,196
   Sales of rental equipment ......      11,800        17,236        16,305        16,886        18,164         7,938         7,776
   Delivery and installation ......      34,919        52,359        59,670        78,339        84,540        40,180        34,823
   Other ..........................       5,500         7,421         6,583         8,374         9,901         4,024         3,574
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
Total cost of sales and services ..     141,753       202,616       214,919       263,638       287,413       131,750       120,220
Gross profit:
   Leasing ........................     101,036       136,543       148,454       153,281       134,862        70,406        60,183
   Sales of new units .............       8,099        12,678        13,023        15,945        16,363         6,894         5,481
   Sales of rental equipment ......       3,730         5,133         5,266         5,326         5,787         2,241         1,877
   Delivery and installation ......      12,083        18,886        19,427        19,003        16,494         8,924         5,479
   Other ..........................      20,393        29,949        31,057        35,063        34,254        15,749        15,294
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
      Total gross profit ..........     145,341       203,189       217,227       228,618       207,760       104,214        88,314

Selling, general and
   administrative expenses ........      58,099        71,425        76,817        82,516        85,722        43,950        38,958
Other depreciation and
   amortization ...................       9,623        15,866        17,474        18,845        13,438         6,650         6,959
Interest ..........................      65,060        83,878        91,860        85,486        85,208        42,532        40,906
Non-cash charge for casualty loss .          --            --            --         1,500            --            --            --
Income tax expense ................       8,768        14,713        14,957        17,605         8,157         4,459           596
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss) ................. $     3,791   $    17,307   $    16,119   $    22,666   $    15,235   $     6,623   $       895
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========

Ratio of earnings to fixed
   charges (1) ....................        1.2x          1.4x          1.3x          1.5x          1.3x          1.2x          1.0x

OTHER DATA:
Cash Flow provided by (used in):
   Operating activities ...........      43,618        72,338        86,977        60,251        98,917        45,528        56,398
   Investing activities ...........    (390,410)     (142,723)     (128,304)     (125,458)      (40,051)      (20,788)      (22,957)
   Financing activities ...........     347,294        70,230        43,232        63,245       (59,023)      (24,846)      (32,503)
Adjusted EBITDA (2) ............... $   117,572   $   168,216   $   177,609   $   187,585   $   173,185   $    84,570   $    76,051
Lease fleet units (end of period)        70,183        79,575        88,249        93,942        93,804        93,478        93,782

Net capital expenditures for
   lease fleet (3) ................     260,900       116,800       106,300       105,400        27,100        13,898        18,002
Non-lease fleet capital
   expenditures ...................      13,944        13,860        18,571        15,379        11,901         6,890         4,417
Number of branches ................          80            83            88            88            87            88            86

                                                                                                              SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                              JUNE 30,
                                    -------------------------------------------------------------------   -------------------------
                                        1998          1999           2000         2001           2002         2002         2003
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA (AT PERIOD END):
Rental equipment, net ............. $   640,634   $   726,924   $   799,994   $   866,867   $   850,087   $   860,421   $   851,117
Goodwill, net (4) .................     158,032       168,747       169,257       168,378       168,931       168,378       169,700
Total assets ......................     941,287     1,066,464     1,145,898     1,244,984     1,230,350     1,249,514     1,218,788
Total debt (5) ....................     845,447       915,823       959,110     1,022,972       984,345     1,019,316       952,653
Stockholder's equity (deficit) ....     (63,258)      (44,107)      (28,021)       (6,741)       13,793         3,876        23,960

------------------

(1) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, including amortization of deferred financing costs and debt discount and the estimated interest component of rent expense.

(2) We believe that Adjusted EBITDA provides the best measure of our ability to meet historical debt service requirements. It is also used in determining our compliance with certain financial ratios required by our credit agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" for a discussion of these financial ratios. We define Adjusted EBITDA as earnings before deducting interest, income taxes, depreciation, amortization and non-cash charges. We utilize Adjusted EBITDA when interpreting operating trends and results of operations of our core business operations. Accordingly, we believe that this measure provides additional information with respect to our overall operating performance and our ability to incur and service debt, make capital expenditures and meet working capital requirements. However, Adjusted EBITDA data should not be considered in isolation or as a substitute for cash flow from operations, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. When evaluating Adjusted EBITDA, investors should consider, among other factors, (1) increasing or decreasing trends in Adjusted EBITDA, (2) whether Adjusted EBITDA has remained at positive levels historically and (3) how Adjusted EBITDA compares to levels of debt and interest expense. Because Adjusted EBITDA may vary among companies, the Adjusted EBITDA presented above may not be comparable to similarly titled measures of other companies. While we believe that Adjusted EBITDA may provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements, certain operational or legal requirements of our business may require us to utilize our available funds for other purposes.

     The table below reconciles Adjusted EBITDA to cash flow from operating activities, the most directly comparable GAAP measure (in thousands).

                                                                                                        SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                          JUNE 30,
                                     -------------------------------------------------------------    ----------------------
                                         1998        1999         2000         2001         2002         2002        2003
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                                                                            (UNAUDITED)
Adjusted EBITDA ..................   $ 117,572    $ 168,216    $ 177,609    $ 187,585    $ 173,185    $  84,570    $  76,051
Decrease (increase) in net
   receivables ...................      (8,589)     (14,302)       3,360      (20,420)      10,371        5,287        9,306
Increase (decrease) in accounts
   payable and accrued expenses ..      (2,524)       7,204       (3,698)       2,182        1,359         (945)       9,191
Interest paid ....................     (59,904)     (76,920)     (81,653)     (89,351)     (76,744)     (37,559)     (38,005)
Decrease (increase) in other
   assets ........................         503       (6,291)      (4,285)     (14,158)       3,820        2,499        2,461
Increase (decrease) in other
   liabilities ...................         290         (436)         910         (261)      (7,287)      (6,083)        (729)
Gain on sale of rental equipment .      (3,730)      (5,133)      (5,266)      (5,326)      (5,787)      (2,241)      (1,877)
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
Cash flow from operating
   activities ....................   $  43,618    $  72,338    $  86,977    $  60,251    $  98,917    $  45,528    $  56,398
                                     =========    =========    =========    =========    =========    =========    =========

(3) Net capital expenditures for lease fleet represents purchases of units for the lease fleet, units purchased through acquisitions and other capitalized costs of units, reduced by the proceeds of sales of rental equipment.

(4) Goodwill, net represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired, minus accumulated amortization which, through December 31, 2001, was calculated on a straight line basis over 20 to 40 years. Effective January 1, 2002, goodwill is no longer amortized, but is subject to annual impairment tests in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Accounting Pronouncements."

(5) Does not include aggregate principal amount of debt related to discontinued manufacturing operations of $2,900, $2,600 and $2,300, in 1998, 1999 and 2000, respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION AND ANALYSIS REGARDING OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE FISCAL YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000 AND THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002, SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION CONTAINED IN OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO. SEE "FORWARD-LOOKING STATEMENTS."

OVERVIEW

         We derive our revenues and earnings from the leasing and sale of mobile office and storage units, delivery and installation of those units and the provision of other ancillary products and services. Leasing operations, which primarily comprise the leasing of mobile office units and the sale of units from our lease fleet, account for a majority of our revenues and gross profits. Used mobile office units are sold from our lease fleet in the ordinary course of business at either fair market value or, to a lesser extent, pursuant to pre-established lease purchase options. The sale of used units results in the availability of the total cash proceeds and generally results in the reporting of gross profit on such sales.

         New unit sales revenues are derived from the sale of new mobile offices, similar to those units leased by us. Revenues from delivery and installation result from activities related to the transportation and installation of and site preparation for both leased and sold products. Other revenues are derived from other products and services including: rental of steps, furniture, ramps and security systems; sales of parts and supplies; and charges for granting insurance waivers and for damage billings.

         Although a portion of our business is with customers in industries that are cyclical in nature and subject to changes in general economic conditions, management believes that certain characteristics of the mobile office leasing industry and their operating strategies should help to mitigate the effects of economic downturns. These characteristics include (1) our typical lease terms which include contractual provisions requiring customers to retain units on lease for, on average, 13 months, (2) the flexibility and low cost offered to our customers by leasing which may be an attractive alternative to capital purchases, (3) our ability to redeploy units during recessions and (4) the diversity of our industry segments and the geographic balance of our operations, historically during economic slowdowns, the construction industry which represented approximately 27% of 2002 revenues, experiences declines in utilization rates, while other customer segments, including education which represented approximately 26% of revenues in 2002, are more stable.

         On July 31, 2002, we acquired the leasing business of Northgate Industries Ltd. See Note 1 of the notes to our audited consolidated financial statements included in this prospectus.

         On February 1, 2001, we acquired the sales and leasing business of Mckinney Mobile Modular. See Note 1 of the notes to our audited consolidated financial statements included in this prospectus.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         GENERAL. This discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements included in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. On an on-going basis, we evaluate estimates, including those related to depreciation of rental equipment, bad debts, contingencies and litigation, intangible assets and income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the consolidated financial statements. A critical accounting policy is one which is both important to the portrayal of a company's financial condition and results, and requires management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

         DEPRECIATION OF RENTAL EQUIPMENT. We depreciate rental equipment over its estimated useful life, after giving effect to an estimated salvage value. The useful life of our rental equipment is determined based on our estimate of the period over which the asset will generate revenue (generally 20 years), and the residual value (typically 50% of original cost) is determined based on our estimate of the minimum value we could realize from the asset after this period. The lives and residual values are subject to periodic evaluation and may be affected by, among other factors, changes in building codes, legislation, regulations, local permitting and internal factors which may include, but are not limited to, changes in equipment specifications or maintenance policies. If these estimates change in the future, we may be required to recognize increased or decreased depreciation expense for these assets.

         ALLOWANCE FOR DOUBTFUL ACCOUNTS. We are required to estimate the collectibility of our trade receivables. Accordingly, allowances for doubtful accounts are maintained for estimated losses resulting from the inability of our customers to make required payments. We evaluate a variety of factors in assessing the ultimate realization of these receivables including the current credit-worthiness of customers. The allowance for doubtful accounts is determined based on historical collection results in addition to an ongoing review of specific customers. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required, resulting in decreased net income.

         CONTINGENCIES. We are subject to proceedings, lawsuits, and other claims related to environmental, product and other matters, and are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after analysis of each individual matter. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

         GOODWILL AND INTANGIBLE IMPAIRMENT. We have significant intangible assets related to goodwill and other acquired intangibles. The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments. After adopting SFAS 142 in 2002, goodwill was determined not to be impaired. Future changes in strategy and /or market conditions could significantly impact these judgments and require adjustments to recorded asset balances.

         FOREIGN CURRENCY TRANSLATION. We use the exchange rate effective at the close of business on the reporting date to translate our foreign subsidiary's balance sheet and an average rate for the reporting period to translate the results of operations. The cumulative effect of changes in exchange rates is recognized in a separate line in the equity section of the balance sheet.

         INCOME TAXES. As part of the process of preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. The process involves estimating actual current tax expense along with assessing temporary differences resulting from differing treatment of items for book and tax purposes. These timing differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2003 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2002.

         REVENUES. Revenues in the six months ended June 30, 2003 were $208.5 million, a $27.4 million or 11.6% decrease from revenues of $236.0 million in the same period of 2002. The decrease resulted from an $8.8 million or 17.9% decrease in delivery and installation revenue, an $8.6 million or 20.8% decrease in sales of new units, and an $8.6 million or 7.4% decrease in leasing revenue. The decrease in leasing revenue is attributable to the continued soft economic conditions, which impacted fleet utilization, as well as competitive pricing pressures. Average fleet utilization decreased 2% to 76%, and the average monthly rental rate decreased approximately 4% from $264 to $253 from the same period in 2002. The decreases in delivery and installation and new unit sales revenues were primarily due to a large school project in 2002, which accounted for 44% of the decrease in these revenues over the same period in 2002. In addition, the impact of severe weather, particularly in the mid-Atlantic and northeastern parts of the United States, and the growing effect of state budget issues in certain parts of the country have produced some delays of projects and initiatives that affected our operating results for the first half of 2003.

         GROSS PROFIT. Gross profit for the six months ended June 30, 2003 was $88.3 million, a $15.9 million or 15.3% decrease from the same period of 2002 of $104.2 million. This decrease is primarily a result of a 14.5% decrease in leasing gross profit of $10.2 million, a 38.6% or $3.4 million decrease in delivery and installation gross profit, and a 20.5% or $1.4 million decrease in sales of new units. The decrease in leasing gross profit is a result of the decrease in leasing revenue described above, partially offset by cost control initiatives implemented in 2003, which resulted in an $1.7 million improvement in cost of leasing as compared to the same period for 2002. Consequently, leasing margins, excluding depreciation and amortization, remained flat for the same periods in 2003 and 2002. The decrease in new unit sales and delivery and installation gross profit dollars is the result of the non-recurrence of major classroom projects in the Northeast as well as weather related delays, redeployment costs and continued soft economic conditions.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the six months ended June 30, 2003 were $39.0 million, a $5.0 million or 11.4% decrease from SG&A expenses of $43.9 million for the first six months of 2002. This was achieved by continuing our cost control initiatives, primarily reductions in personnel related costs, as well as a $.9 million reduction in stock option compensation expense for the first half of 2003.

         INTEREST EXPENSE. Interest expense decreased by $1.6 million or 3.8% to $40.9 million for the six months ended June 30, 2003 from $42.5 million in the same period in 2002. This decrease is the result of (a) $1.6 million of deferred financing costs related to our former credit facility that was expensed in accordance with SFAS 145 in 2002, and (b) an $87.1 million or 17.1% decrease in the average credit facility debt over the six month period ended June 30, 2003 as compared to the same period of 2002, partially offset by an increase of approximately 23 basis points in effective interest rates on our variable rate debt for the six months ended June 30, 2003 and the interest expense on the additional $150 million of senior notes issued in February 2002.

2002 COMPARED WITH 2001

         REVENUES. Revenues in 2002 were $495.2 million, a $2.9 million or.6% increase from revenues of $492.3 million in 2001. The increase resulted from a $7.8 million or 8.6% increase in sales of new units, a $3.7 million or 3.8% increase in delivery and installation revenues, and a $1.7 million or 7.8% increase in sales of used units. These increases were substantially offset by an $11.0 million or 4.6% decrease in leasing revenue. The decrease in leasing revenue is attributable to a decrease of $2 in the average monthly rental rate, and a decrease in the average fleet utilization of four percent to 78%. The decrease in the average monthly rental rate is a result of the softening economic and related business conditions combined with competitive pricing and changes in fleet mix. The increases in sales of new and used units, and delivery and installation revenue are due to several large school projects.

         GROSS PROFIT. Gross profit in 2002 was $207.8 million, a $20.9 million or 9.1% decrease from 2001 gross profit of $228.6 million. The decrease primarily resulted from a $18.4 million or 12.0% decrease in leasing gross profit, and a $2.5 million or 13.2% decrease in delivery and installation gross profit. The decrease in leasing gross profit is a result of the decrease in leasing revenue described above and a decline in leasing margins from 64.4% in 2001 to 59.4% in 2002. Excluding depreciation and amortization, leasing margins decreased from 81.9% in 2001 to 79.6% in 2002. This margin suppression was attributable to a decline in average fleet utilization coupled with fleet quality improvement initiatives. The decrease in delivery and installation gross profit is attributable to continued competitive pressures, and to a lesser extent, a higher mix of lower margin sales related projects.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses were $85.7 million, a $3.2 million or 3.9% increase from 2001 expenses of $82.5 million. The overall increase in SG&A expense is due primarily to increased noncash stock option compensation expense, and increased insurance and property costs, partially offset by our continued cost control initiatives that commenced in the second half of 2001.

         INTEREST EXPENSE. Interest expense decreased by.3% to $85.2 million in 2002 from $85.5 million in 2001. This net decrease is the result of a decrease of approximately 155 basis points in effective interest rates on our variable rate debt for the year, and a $128.7 million or 21.2% decrease in the average credit facility debt over 2001, partially offset by (a) interest expense on the additional $150.0 million of our 9.875% senior notes and $182.0 million in additional term loans and (b) the additional amortization of deferred financing fees, resulting from the additional $150.0 million of our 9.875% senior notes and the refinancing of our credit facility.

2001 COMPARED WITH 2000

         REVENUES. Revenues in 2001 were $492.3 million, a $60.1 million or 13.9% increase from revenues of $432.1 million in 2000. The increase resulted from a $17.6 million or 8.0% increase in leasing revenue, a $17.8 million or 24.3% increase in sales of new units, an $18.2 million or 23.1% increase in delivery and installation revenue, and a $5.8 million or 15.4% increase in other revenue. The increase in leasing revenue is attributable to a 10.7% increase in the average lease fleet to approximately 92,300 units for 2001, combined with an increase of $3 in the average monthly rental rate, offset by a decrease in the average fleet utilization of two percent to 82%. The increase in the average monthly rental rate is a result of overall rate improvement in some of our products combined with changes in fleet mix. The decrease in average fleet utilization is attributable to the softening economic and related business conditions. The increase in sales of new units is due to contracts assumed in connection with the Mckinney acquisition completed in the first quarter, as well as overall system growth. The increase in delivery and installation revenue is attributable to the increase in sales of new units and leasing revenue. Other revenue increased as a result of increases in high margin ancillary products and services, primarily steps, ramps, relocations of customer owned units, and charges for granting insurance waivers.

         GROSS PROFIT. Gross profit in 2001 was $228.6 million, an $11.4 million or 5.2% increase from 2000 gross profit of $217.2 million. The increase primarily resulted from a $4.8 million or 3.3% increase in leasing gross profit, a $2.9 million or 22.4% increase in new unit sales gross profit, and a $4.0 million or 12.9% increase in gross profit from other revenue. The increase in leasing gross profit is a result of the increase in leasing revenue described above offset by a decline in leasing margins from 67.3% in 2000 to 64.4% in 2001. Excluding depreciation and amortization, leasing margins decreased from 84.0% in 2000 to 81.9% in 2001. This margin suppression was attributable to a decline in average fleet utilization coupled with incremental costs associated with increased turnover of existing fleet in certain markets. The increase in new unit sales and other gross profit is the result of the increase in the revenue described above.

         SELLING GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses were $82.5 million, a $5.7 million or 7.4% increase from 2000. The overall increase in SG&A expenses is due to an increase in field related expenses, primarily payroll and occupancy, incurred in connection with the fleet growth described above in addition to the underlying cost of doing business.

         CASUALTY LOSS. During June 2001, we suffered a flood in one of our branch locations. The estimated write-off of destroyed fleet units is $1.5 million.

         INTEREST EXPENSE. Interest expense decreased by 6.9% to $85.5 million in 2001 from $91.9 million in 2000. This decrease is the result of a decrease of approximately 220 basis points in effective interest rates on our variable bank debt for 2001 from 2000, partially offset by increased borrowings to finance fleet growth.

         INCOME TAX EXPENSE. The difference between our reported tax provision for the year ended December 31, 2001 and the tax provision computed based on statutory rates is primarily attributable to non-deductible goodwill amortization expense of $5.1 million.

LIQUIDITY AND CAPITAL RESOURCES

         During 2000, 2001, 2002 and the first six months of 2003, our principal sources of funds consisted of cash flow from operating and financing sources. Cash flow from operating activities of $87.0 million in 2000, $60.3 million in 2001, $98.9 million in 2002 and $56.4 million during the first six months of 2003 was largely generated by the rental of units from our lease fleet and sales of new mobile office units.

         We believe that Adjusted EBITDA provides the best measure of our ability to meet historical debt service requirements. It is also used in determining our compliance with certain financial ratios required by our credit agreement. We define Adjusted EBITDA as earnings before deducting interest, income taxes, depreciation, amortization, and noncash charges. We utilize Adjusted EBITDA when interpreting operating trends and results of operations of our core business operations. Accordingly, we believe that Adjusted EBITDA provides additional information with respect to our overall operating performance and our ability to incur and service debt, make capital expenditures and meet working capital requirements. However, Adjusted EBITDA should not be considered in isolation or as a substitute to cash flow from operations, net income, or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

         Our Adjusted EBITDA for the first six months of 2003 decreased by $8.5 million or 10.1% to $76.1 million in 2003 compared to $84.6 million for the same period in 2002. This decrease in Adjusted EBITDA is primarily the result of decreased leasing and delivery and installation gross profits described above, partially offset by decreased SG&A expenses. Our Adjusted EBITDA decreased by $14.4 million or 7.7% to $173.2 million in 2002 compared to $187.6 million in 2001. This decrease in Adjusted EBITDA is primarily the result of decreased leasing and delivery and installation gross profits described above, partially offset by decreased SG&A expenses, excluding non-cash stock option compensation expense. In 2001, our Adjusted EBITDA increased by $10.0 million or 5.6% to $187.6 million compared to $177.6 million in 2000. This increase in Adjusted EBITDA is a result of increased leasing and new sales activity described above, partially offset by increased SG&A expenses.

         In light of continued economic challenges, we instituted a series of initiatives, including continued staff reductions, deferral of salary increases, elimination of our matching of employee contributions to their 401(k) accounts, general cost reductions, and intensified management of working capital. These steps are geared toward improving our underlying liquidity, profitability and performance.

         Cash flow used in investing activities was $128.3 million in 2000, $125.5 million in 2001, $40.1 million in 2002 and $23.0 million for the first six months of 2003. Our primary capital expenditures are for the discretionary purchase of new units for the lease fleet and units purchased through acquisitions. We seek to maintain our lease fleet in good condition at all times and we generally increase the size of our lease fleet only in those local or regional markets experiencing economic growth and established unit demand. Our fleet acquisition strategy includes increasing our fleet size in accordance with customer demand and the related business conditions of the time. Due to the continued softening of the economy in 2002, our fleet size has remained relatively flat as we have furthered our fleet quality initiatives in lieu of purchasing new units. The following table sets forth our investment in our lease fleet for the periods indicated.

                                                                                          SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,       JUNE 30,
                                                             ---------------------------  ----------------
                                                               2000      2001      2002    2002     2003
                                                             --------  --------  -------  -------  -------
                                                                (DOLLARS IN MILLIONS)    (DOLLARS IN MILLIONS)
Gross capital expenditures for rental equipment:
New units and betterments ................................   $  118.6  $  106.2  $  44.8  $  24.1  $  25.0
Fleet acquisitions, excluding acquired businesses ........        4.0      21.4      6.3        0        0
                                                             --------  --------  -------  -------  -------
                                                                122.6     127.6     51.1     24.1     25.0
Purchase price allocated to fleet of acquired businesses .        5.3        --       --       --      2.7
Proceeds from sale of used rental equipment ..............      (21.6)    (22.2)   (24.0)   (10.2)    (9.7)
                                                             --------  --------  -------  -------  -------
Net capital expenditures for rental equipment ............   $  106.3  $  105.4  $  27.1  $  13.9  $  18.0
                                                             --------  --------  -------  -------  -------
Lease fleet maintenance expenses included in the statement
   of operations .........................................   $   35.1  $   43.0  $  46.3  $  23.4  $  21.8
                                                             ========  ========  =======  =======  =======

         We believe we can manage the capital requirements of our lease fleet, and thus our cash flow, through the careful monitoring of our lease fleet additions. During 2000, 2001 and 2002, we were able to sell used units in the ordinary course of business (excluding units sold pursuant to purchase options) at a significant percentage of their total capitalized cost and at a premium to net book value. Such capitalized costs include the cost of the unit as well as costs of significant improvements made to the unit. See further explanation below and Note 2 of the notes to our consolidated financial statements. Historically, we have recognized net gains on the sale of used units.

         Our maintenance and refurbishment program is designed to maintain the value of lease fleet units and realize rental rates and operating cash flows from older units comparable to those from newer units. The sale of used units helps preserve the overall quality of our lease fleet and enhances cash flow. Generally, costs of improvements and betterments aggregating less than $1,000 per unit are expensed as incurred. Expenditures greater than $1,000 that significantly extend the economic useful life of a unit or that materially alter a unit's configuration are capitalized. We estimate that the current annual capital expenditures (net of proceeds from sales of used units) necessary to maintain our lease fleet and facilities at their current size and condition are approximately $25 million.

         Other capital expenditures of $18.6 million, $15.4 million and $11.9 million in 2000, 2001 and 2002, respectively, consist of items not directly related to the lease fleet, such as branch buildings, land, equipment, leasehold improvements and management information systems. For the six months ended June 30, 2003, such capital expenditures were approximately $4.4 million.

         Cash provided by financing activities of $43.2 million in 2000 and $63.2 million in 2001 and cash used in financing activities of $59.0 million in 2002 were primarily from borrowings, net of repayments, under our credit facility. Cash used in financing activities of $32.5 million for the six months ended June 30, 2003 was used primarily for net repayments of debt under our credit facility.

         At December 31, 2001 we had $400.0 million of our 9.875% senior notes. In February 2002, we issued $150.0 million of additional 9.875% senior notes under the existing indenture for the 9.875% senior notes. Net proceeds from the issuance were used to permanently repay our $58.1 million term loan and to repay borrowings under the then existing revolving credit facility.

         On March 26, 2002, we entered into a new credit agreement that provides for a $460.0 million revolving credit facility, a $210.0 million term loan, both maturing on December 31, 2006, and up to an additional $30.0 million in term or revolver commitments. In May 2002, we borrowed an additional $30.0 million under term loans, the proceeds from which were used to pay down revolver borrowings. The credit agreement contains restrictions on the amount of dividends that we can pay to Scotsman Holdings and requires compliance with certain financial covenants including capital expenditures, interest coverage, and leverage and fleet utilization levels.

         On August 18, 2003, we issued and sold $150 million of initial notes in a private placement. The net proceeds were used to repay $27.5 million of the term loan under our credit facility and repay $117.9 million of borrowings and terminate commitments under our revolving credit facility.

         In connection with the offering of initial notes, we entered into an amendment to our credit facility to modify certain financial ratios that we are required to maintain. The amendments to the credit facility included (1) increasing our permitted maximum leverage ratio, (2) decreasing our required utilization rate and (3) decreasing our minimum interest coverage ratio. As a result of these changes to our debt structure, we believe we will have sufficient liquidity under our revolving line of credit and from cash generated from operations to fund our operations for the next 12 months. For more information regarding our credit facility, as amended, please see "Description of Other Indebtedness - Credit Facility."

         Availability under our credit agreement depends upon our continued compliance with certain covenants, including, leverage, interest coverage, and utilization ratios. We are currently in compliance with all financial covenants. For the twelve month period ended June 30, 2003, our actual leverage and interest coverage ratios were 5.75 and 2.12, respectively, as compared to covenant requirements of 5.80 and 2.0, respectively. The leverage ratio was calculated using Adjusted EBITDA of $165,735, which includes $1,031 relating to entities we acquired during the calculation period (as is required in computing the leverage ratio under the credit agreement), for the twelve month period ended June 30, 2003 and the consolidated debt balance of $952,653. The interest coverage ratio was calculated using Adjusted EBITDA of $164,704 for the twelve month period ended June 30, 2003 and interest expense of $77,747, which excludes deferred financing cost amortization of $5,837. The failure to maintain the required ratios would result in us not being able to borrow under the credit agreement and, if not cured within the grace periods, would result in an default under the credit agreement.

         A summary table of our significant contractual obligations as of June 30, 2003 is as follows:

                                                          PAYMENTS DUE BY PERIOD
                                      WITHIN         YEARS        YEARS        AFTER
                                      YEAR 1          2-3          4-5        5 YEARS       TOTAL
                                     --------      --------     --------     --------     ----------
Short and long term debt (a)...      $  2,400      $  4,800     $945,453                  $  952,653
Operating leases (b)...........         9,080        13,842        6,935        3,126         32,982
                                     --------      --------     --------     --------     ----------
Total contractual obligations..      $ 11,480      $ 18,642     $952,388     $  3,126     $  985,635
                                     ========      ========     ========     ========     ==========

------------------

(a) We have borrowed $167.0 million under the revolving credit facility as of June 30, 2003. We also had a $237.0 million term loan and $548.6 million of 9.875% senior notes outstanding as of June 30, 2003. We used the $145.4 million net proceeds from the offering of initial notes to repay outstanding debt and terminate commitments under our credit facility. After taking into account the offering of initial notes and the use of proceeds therefrom, the available borrowing base under our revolving credit facility and covenants in the agreements governing our debt that are currently in effect, we would have been able to borrow as of June 30, 2003 approximately $134 million under the revolving credit facility.

(b) In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," operating lease obligations are not reflected in the balance sheet. See Note 7 to our consolidated financial statements for additional information.

In addition, we have $5.2 million of unfunded standby letters of credit, for which the commitment expires in less than one year.

SEASONALITY

         Although demand from certain of our customers is somewhat seasonal, our operations as a whole are not seasonal to any significant extent.

INFLATION

         We believe that inflation has not had a material effect on our results of operations. However, an inflationary environment could materially increase interest rates on our floating rate debt. The price of used units sold by us and the replacement cost of such units could also increase in such an environment. Our standard lease generally provides for annual rental rate escalation at the inflation rate as determined by the Consumer Price Index after the end of the initial lease term. In addition, we may seek to limit our exposure to interest rate fluctuations by utilizing certain hedging mechanisms, although we are under no obligation to do so.

RECENT ACCOUNTING PRONOUNCEMENTS

         GOODWILL AND OTHER INTANGIBLE ASSETS. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Prior to the adoption of this standard in 2002, goodwill was amortized on a straight-line basis over 20 to 40 years. Under the new rules, goodwill (and intangible assets deemed to have indefinite lives) are no longer amortized but are subject to annual impairment tests in accordance with the Statement. Other intangible assets continue to be amortized over their useful lives.

         We adopted SFAS No. 142 effective January 1, 2002. We performed the first of these required tests during the first quarter of 2002 and the annual impairment test as of the beginning of the fourth quarter and determined that goodwill was not impaired.

         EXTINGUISHMENT OF DEBT. In May 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, effective for fiscal years beginning after May 15, 2002. With the rescission of SFAS No. 4, gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30.

         We adopted SFAS No. 145 effective January 1, 2002. As a result, the $1.6 million of deferred financing costs relating to our former credit agreement that was expensed during the year ended December 31, 2002 is included in interest expense.

         STOCK-BASED COMPENSATION. In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure, effective for fiscal years ending after December 15, 2002. We adopted SFAS 148 for disclosure purposes and are considering adoption for reporting purposes.

                                    BUSINESS

         Our company was formed by the 1990 merger of Williams Mobile Offices, Inc., referred to as "Williams", and Scotsman Manufacturing, Inc. Both companies were founded in the mid-1940s. At the time of the combination, Williams had 17 offices located in 13 Eastern states and 15,000 rental units. Scotsman Manufacturing had 11 offices located in four Western states and 7,500 rental units. Both Williams and Scotsman Manufacturing had mobile office leasing as well as manufacturing and modular building operations. Subsequent to the merger, we made the strategic decision to close our manufacturing facilities and focus on core leasing activities.

         In December 1993, Odyssey Partners, L.P., together with management, acquired all of the common stock of Scotsman Holdings, Inc., which owns 100% of the outstanding voting securities of Williams Scotsman, Inc. Pursuant to the May 1997 recapitalization, an investor group, which included affiliates of The Cypress Group L.L.C. and Keystone, Inc., acquired a significant equity stake in Scotsman Holdings. Since the recapitalization, we have added several wholly-owned subsidiaries, including Willscot Equipment LLC, Space Master International, Inc., or "SMI", Williams Scotsman of Canada, Inc., or "WSC", Evergreen Mobile Company, or "Evergreen", and Truck and Trailer Sales, Inc., or "TNT". Willscot was created in 1997 as part of the recapitalization of our company and WSC was formed in April 1998 to begin our expansion into the Canadian marketplace. We acquired SMI, a privately held Georgia corporation, on September 1, 1998 for total consideration of $272.7 million adding approximately 12,800 units to our lease fleet. On February 1, 1999, we acquired Evergreen, a privately held Washington corporation with a 2,000 unit mobile office fleet, for $36.2 million. TNT was acquired in August of 2000 for $8.6 million and added 1,000 units to our lease fleet. SMI, Evergreen and TNT currently have no assets or operations.

         In addition, we have completed several asset acquisitions over the past six years as a complement to our internal fleet growth and branch expansion, the most significant of which was Mckinney Mobile Modular, or "Mckinney", with a fleet of 1,600 units. We purchased the sales and leasing business of Mckinney a privately held California corporation on February 1, 2001 for total consideration of $26.1 million.

         We are the second largest lessor of mobile office units in North America with 93,800 units leased through a network of branch offices located throughout the United States and Canada. Our mobile office units provide high quality, cost-effective relocatable space solutions to an estimated 24,000 customers in 450 industries including construction, education, commercial and industrial, and government. Our leasing operations have generated recurring revenues, high levels of repeat business and an average existing lease duration of approximately 23 months. In addition to our core leasing operations, we sell new and previously leased mobile office units and provide delivery, installation and other ancillary products and services.

         Our mobile office fleet is generally comprised of standardized, versatile products that can be configured to meet a wide variety of customer needs. The units are fitted with axles and hitches and are towed to various locations. Most units are wood frame mounted on a steel chassis, contain materials used in conventional buildings and are equipped with air conditioning and heating, electrical outlets and, where necessary, plumbing facilities. Mobile office units are durable and have an estimated useful life of generally 20 years. Storage products are windowless and are typically used for secure storage space. There are generally two types: ground-level entry storage containers and storage trailers with axles and wheels. The basic storage unit features a roll-up or swing door at one end. Units are made of heavy exterior metals for security and water tightness. The average age of our mobile office units is approximately 8 years while the average age of the storage units is approximately 11 years. The average age of the total fleet is approximately 9 years.

         Based on its experience, management believes that the North American mobile office industry (excluding manufacturing operations) is approximately $3.0 billion. The industry is driven primarily by positive demographic trends, economic expansion, an increase in the number of applications for modular space and a greater recognition of the product's positive attributes. By outsourcing their space needs, our customers are able to achieve flexibility, preserve capital for core operations and convert fixed costs into variable costs.

         From 1997 to 2002, we increased revenues at a compound annual growth rate, or "CAGR," of 16.0%. Over the same period, lease fleet units doubled to 93,800 units. We have achieved this growth by expanding our lease fleet through factory purchases and acquisitions, expanding our branch network, increasing ancillary high margin services and product lines and improving fleet management.

COMPETITIVE STRENGTHS

         MARKET LEADERSHIP. We are one of two national operators competing in the highly fragmented mobile office industry and believe our lease fleet is more than three times larger than that of our second largest competitor. We are the first or second largest provider of leased fleet units in most of our regional markets.

         NATIONAL PRESENCE AND CUSTOMER DIVERSITY. Our national presence provides us with the benefits of (1) customer and geographic diversification,
(2) less sensitivity to regional economic downturns, (3) the ability to redeploy units within our branch network to optimize utilization levels in response to economic downturns, which reduces the need for new unit purchases and (4) economies of scale. We have an estimated 24,000 customers, the largest of which accounted for only 3.0% of 2002 revenues and our ten largest customers accounted for less than 10.0% of 2002 revenues.

         EFFECTIVE FLEET MANAGEMENT. Our lease fleet is actively managed to maximize customer satisfaction, optimize fleet utilization and improve fleet quality and flexibility. Our proprietary management information system provides comprehensive fleet statistics and lease information that allow us to effectively monitor and allocate our units through our branch network.

         We maintain a number of fleet management initiatives designed to improve operations and increase profitability, including (1) standardization of products, (2) maintaining fleet quality, (3) portability of fleet and (4) fleet pruning. These initiatives are outlined in more detail below:

         o EMPHASIS ON STANDARDIZATION OF PRODUCTS. We focus on maintaining a standardized lease fleet through a combination of new fleet purchasing guidelines and the conversion of any non-standard units into more standard configurations. Product standardization allows us to easily modify our structures to meet specific customer needs and thus increase utilization. Conversions of existing units from non-standard to standardized units can be completed, on average, at less than the cost of purchasing new units. Overall, we believe that the majority of our fleet is comprised of standardized, highly versatile products.

         o FLEET QUALITY. Because we believe that rental rates are based upon physical condition rather than age, we monitor our fleet on a regular basis, refurbishing units and conducting targeted sales programs, as necessary. Units classified as "unrentable" are less than 1.0% of the total fleet at December 31, 2002.

         o PORTABILITY OF FLEET AND FLEET REDEPLOYMENT. We capitalize on our nationwide franchise and inventory management systems by actively redeploying excess fleet to areas of higher customer demand. The portability and standardized nature of the units allow them to be relocated to surrounding areas at relatively low cost, thus allowing us to minimize capital expenditures for new fleet purchases. As part of our fleet purchasing and conversion activities, we generally have our units built or converted to meet industrialized building codes for use in several surrounding states, thus allowing them to be redeployed as necessary.

         o FLEET PRUNING. From time to time, we will sell excess or idle units from our fleet. Pruning activities allow us to manage fleet quality and composition.

         DEDICATED MARKETING AND CUSTOMER SERVICE. Through extensive marketing and customer service programs, we focus on maintaining and expanding long-term customer relationships. We also maintain a full-service national support staff to prepare units for lease and maintain units while on lease. As a result of this extensive customer service, our leasing operations have generated recurring revenues and high levels of repeat business.

         PROVEN TRACK RECORD. Since 1997, the current management team has doubled the size of our fleet and the size of our branch network, both organically and through selective strategic acquisitions. Management (including certain members of our field and corporate management teams) holds personal equity investments equivalent to approximately a 11% share of our company on a fully diluted basis. We believe that this represents a significant economic commitment to and confidence in our company.

BUSINESS STRATEGY

         Due to the local and regional nature of our business, our goals are to become the leader in each of the local markets in which we compete and to expand our coverage to additional local markets. To achieve market leadership, we have implemented a strategy which emphasizes (1) superior service, (2) a well-maintained, readily-available and versatile lease fleet, (3) effective fleet management using proprietary information systems and (4) targeted marketing through an experienced and motivated sales force. We believe that we are generally the first or second largest provider of relocatable space in each of our regional markets as measured by lease fleet size and revenues. Our branch offices are distributed throughout the United States and Canada and are located in a majority of the major metropolitan areas.

         Our business and growth strategy includes the following:

         FLEET AND BRANCH EXPANSION. We plan to continue to capitalize on the industry's favorable long-term growth trends by increasing customer penetration and fleet size in existing markets. In addition, we plan to open branches in new markets where positive business fundamentals exist. From January 1, 2000 to December 31, 2002, we increased our number of units from approximately 79,600 to 93,800.

         SELECTIVE FLEET ACQUISITIONS. To complement our internal fleet and branch expansion, we plan to capitalize on the industry's fragmentation and expand our geographic coverage by making selective acquisitions of mobile office and storage product lease fleets. Typically, there is a low cost of integrating acquired fleets and acquired units have existing leases that generate immediate revenues. From January 1, 2000 to December 31, 2002, we made four acquisitions totaling approximately 3,600 units for a total purchase price of $37.1 million. Units added through acquisitions accounted for approximately 15% of the total fleet purchases during this period.

         STORAGE AND ANCILLARY PRODUCTS. We continue to identify new applications for our existing products, diversify into new product offerings and deliver ancillary products and services to leverage our existing branch network. For example, in 1996, we began focusing on the market for storage product units, which are used for secured storage space. Since January 1, 1996, we have grown our storage product fleet by more than 16,600 units through direct purchases as well as ten acquisitions totaling approximately 6,000 storage units. Ancillary products and services also include the rental of steps, ramps, furniture and security systems, sales of parts and supplies, and charges for granting insurance waivers and for damage billings.

         EDUCATION MARKET TRENDS. The education market accounted for approximately 26% of 2002 revenues, and we believe that the education market offers growth opportunities as a result of the following: (1) an increase in state and local initiatives governing maximum class sizes, (2) state and local governmental pressures to find cost-effective ways to expand classroom capacity,
(3) increased interstate and intrastate migrations necessitating rapid expansion of education space and (4) the predicted growth of the school age population.

RECESSION RESISTANCE

         Although a portion of our business is with customers in industries that are cyclical in nature and subject to change in general economic conditions, management believes that certain characteristics of the mobile office leasing industry and our operating strategies should help to mitigate the effects of economic downturns. These characteristics include (1) our typical lease terms, which include contractual provisions requiring customers to retain units on lease for, on average, 13 months, and have an average existing lease duration of 23 months, (2) the flexibility and low cost offered to our customers by leasing which may be an attractive alternative to capital purchases, (3) our ability to redeploy units during regional recessions, (4) the diversity of our industry exposure and (5) the geographic balance of our operations.

PRODUCTS

         Our products can be used to meet a variety of customer needs. Sample applications include classrooms, sales offices and special events headquarters. Our mobile office fleet ranges from single-unit facilities to section modular structures, which combine two or more units into one structure for applications that require more space. Units typically range in size from 8 to 14 feet in width and 16 to 70 feet in length and are generally wood frame mounted on a steel chassis, constructed using a steel frame and undercarriage with an exterior of wood or aluminum. The units are fitted with axles and hitches and are towed to various locations. Most units contain materials used in conventional buildings and are equipped with air conditioning and heating, electrical outlets and, where necessary, plumbing facilities. Mobile office units are extremely durable and have an estimated economic useful life of 20 years. During 2002, the average purchase price for new mobile office units (excluding storage products) was $12,300 and the average mobile office unit was leased for approximately $300 per month, although rates vary depending upon size, product type, features and geographic region. Products have varying lease terms, with average contractual terms of 13 months. However, most customers retain the product for a longer period as evidenced by an average existing lease duration of 23 months at June 30, 2003.

         Our specific product offerings are described below:

         SINGLE-WIDE MOBILE OFFICES. Single-wide mobile offices are the most functional and versatile units in our lease fleet. Units typically have "open interiors" which can be modified using movable partitions. Single-wide mobile offices currently comprise approximately 39% of our lease fleet and commonly include tile floors, air conditioning/heating units, partitions and, if requested, toilet facilities.

         SECTION MODULARS. Section modulars are two or more units combined into one structure. Interiors are customized to match the customer needs. Examples of section modular units include hospital diagnostic annexes, special events headquarters, golf pro shops and larger general commercial offices.

         CLASSROOMS. Classroom units are generally standard single- or double-wide units adapted specifically for use by school systems or universities. Classroom units usually feature chalkboards and teaching aids, air conditioning/heating units, windows along side-walls and, if requested, toilet facilities.

         SALES OFFICES. Sales offices are marketed to businesses that require site located space for sales presentations. Exteriors are typically wood-sided with some models offering recessed front entries. Our "Executive Line" sales offices are larger, more expensive versions of the standard sales office with more amenities.

         STORAGE PRODUCTS. Storage products are windowless and are typically used for secure storage space. There are generally two types: ground-level entry storage containers and storage trailers with axles and wheels. The basic storage unit features a roll-up or swing door at one end. Units are made of heavy exterior metals for security and water tightness.

BRANCH NETWORK

         As a key element to our market leadership strategy, we maintain a network of 86 branch offices throughout the United States and Canada. This network enables us to increase our product availability and customer service within our regional and local markets. Customers benefit because they are provided with (1) improved service availability, (2) reduced time to occupancy,
(3) better access to sales representatives, (4) the ability to inspect units prior to rental and (5) lower freight costs which are typically paid by the customer. We benefit because we are able to spread regional overhead and marketing costs over a larger lease base, redeploy units within our branch network to optimize utilization, discourage potential competitors by providing ample local supply and offer profitable short-term leases which would not be profitable without a local market presence.

         Management believes geographic diversification of our branch network mitigates economic and operating risk. In 2002, the South Central, Southeast, Northeast, West, Pacific Northwest, Mid-Atlantic, Central and Canadian regions accounted for 9%, 19%, 20%, 17%, 11%, 14%, 6% and 4% of our revenues, respectively.

         Our branches are generally headed by a dedicated branch manager. The branch system is supervised by seven regional vice presidents and two executive officers who average 17 years of industry experience and 11 years with our company. Management believes it is important to encourage employees to achieve revenue and profit levels and to provide a high level of service to our customers. Approximately 30% of the regional managers' compensation is based upon the financial performance of their branches and approximately 45% of branch managers' compensation is tied to Adjusted EBITDA levels. Sales representatives' compensation is commission driven and based on the gross profits of new business.

OPERATIONS

         LEASING. Leasing revenue is a function of average monthly rental rate, fleet size and utilization. We monitor fleet utilization at each branch. For 2002, average fleet utilization was 77.9%. While we adjust our pricing to respond to local competition in our markets, we believe that we generally achieve a rental rate equal to or above that of our competitors because of the quality of our products and our high level of customer service.

         As part of our leasing operations, we sell used mobile office units from our lease fleet either at fair market value or to a lesser extent pursuant to pre-established lease purchase options included in the terms of our lease agreements. Due in part to an active fleet maintenance program, our units maintain a significant percentage of their original value which includes the cost of the units as well as costs of significant improvements made to the units.

         NEW UNIT SALES. New unit sales include sales of newly-manufactured mobile office units. We do not generally purchase new units for resale until we have obtained firm purchase orders (which are generally non-cancelable) for such units. New mobile units are generally purchased more heavily in the late spring and summer months due to seasonal classroom and construction market requirements.

         DELIVERY AND INSTALLATION. We provide delivery, site-work, installation and other services to our customers as part of our leasing and sales operations. Revenues from delivery, site-work and installation result from the transportation of units to a customer's location, site-work required prior to installation and installation of the mobile units which have been leased or sold. Typically units are placed on temporary foundations constructed by our service technicians, and service personnel will also generally install our ancillary products. We also derive revenues from tearing down and removing units once a lease expires.

         OTHER. We also derive revenue from the sale of other products and services, including rental of steps, furniture and ramps; sales of parts, supplies and security systems; and charges for granting insurance waivers (i.e., charging a fee to customers who do not provide their own insurance certificate) and for damage billings.

FLEET PURCHASES

         We closely monitor fleet purchases to manage capital expenditures and inventory levels. Generally, fleet purchases are controlled by field and corporate executives, and must pass our fleet purchasing policy guidelines (which include ensuring that utilization rates and unrentable unit levels are acceptable, that redeployment, refurbishment and conversion options have been evaluated, and that specific return on investment criteria have been met). We purchase our units through approximately 50 third-party suppliers (most suppliers have only one factory, which generally serves a market within 300 to 400 miles), with no significant dependence on any supplier. The top three suppliers for 2002 represented approximately one-third of all fleet purchases and the top ten suppliers represented approximately two-thirds of all fleet purchases. We believe that we have an excellent working relationship with our suppliers.

         We believe that our fleet purchases are flexible and can be adjusted to match business needs and prevailing economic conditions. We are not "locked in" to long-term purchase contracts with manufacturers and can modify our new fleet purchases and acquisition activities to meet customer demand. For example, our spending for fleet purchases decreased from approximately $119 million in 2000 to approximately $106 million in 2001 and approximately $45 million in 2002. We supplement our new fleet purchases with acquisitions. Although the timing and amount of acquisitions are difficult to predict, management considers its acquisition strategy to be opportunistic and will adjust its fleet spending patterns as acquisition opportunities become available.

MARKETING

         In addition to opening new branches, we use a number of marketing tools to generate new business and customers. By maintaining a detailed and updated customer and prospect tracking system, marketing and sales personnel generally can identify when a particular customer or prospect typically utilizes our products and may contact such customer or prospect regarding their future needs.

         Through our marketing and sales effort, we have successfully expanded the uses for our products. For example, since 1993, the number of industries (as measured by SIC code) that lease or purchase our products has increased from 360 to 450. Additionally, we expect to continue to increase our penetration of other industries that would benefit from the usage of our products. See "--Customer Base."

         Developing new customers is an integral part of the sales process and is monitored through the use of quarterly goals for each employee with sales responsibility. In addition to our prospect tracking databases, we conduct direct mail campaigns and are a heavy user of print advertising, including the yellow pages and customer trade publications. We have developed a toll-free telephone number network so that our customers can call and speak to a sales representative in the branch location nearest the site where the call was placed. In addition, we participate in numerous regional and national trade shows, and our sales personnel participate in local trade groups and associations. We also design marketing campaigns targeted at specific market niches.

         During 1996, we began developing national accounts. To date, we have established approximately 250 national accounts and continue to pursue other national account relationships. The relationships are coordinated by a national account manager and serviced by the branch network. Due to our broad geographic capabilities, this program allows us to further differentiate ourselves from many of our "mom-and-pop" competitors by providing consistent service on a national basis.

CUSTOMER BASE

         We continually seek to expand our customer base and the applications for our products. Our customer base is comprised of an estimated 24,000 companies, which operate in approximately 450 industries, a significant increase over 1993 levels of 7,700 customers in 360 industries. We believe that the construction and education industries accounted for approximately 27% and 26%, respectively, of total revenues in 2002, and that no other industry accounted for more than 6% of total revenues in 2002. During 2002, no single customer accounted for more than 3.0% of our total revenues and our ten largest customers accounted for less than 10.0% of total revenues. Our key customer industries as categorized by SIC Code are as follows:

         CONSTRUCTION. We provide office and storage space to a broad array of contractors associated with both residential and nonresidential buildings, commercial offices and warehouses; highway, street, bridge and tunnel contractors; water, sewer, communication and power line contractors; and special construction trades, including glass, glazing and demolition. We believe our construction customer base is characterized by a wide variety of contractors, who are associated with original construction as well as capital improvements in the commercial, institutional, residential and municipal arenas.

         EDUCATION. Rapid and unpredictable shifts in state populations within states often necessitate quick expansion of education facilities particularly in elementary and secondary schools. State and local governmental budgetary pressures have made mobile offices, especially multi-sectional offices, a convenient and cost-effective way to expand classroom, laboratory and library capacity. Our quality products are well suited for educational institutions, which demand a high level of maintenance and service support.

         COMMERCIAL/INDUSTRIAL AND OTHER. This category includes a variety of industries and product uses which help diversify our revenue stream. Common examples include: entertainment, recreation, transportation terminals, recycling, retail and fast food establishments, metal processing and refining and disaster relief. Although there are a number of different industries in this category, we believe that no single industry included in this segment was material to us in 2002.

         PROFESSIONAL SERVICES. Customers in this category include professionals from a broad array of industry sectors including engineering, architectural, accounting, legal, insurance and sales.

         HEALTH CARE. Health care customers are frequent users of multi-sectional facilities as administrative offices, waiting rooms, MRI and other diagnostic annexes adjacent to existing hospitals.

         UTILITIES. Mobile offices have traditionally been leased to utilities involved in electrical service, natural gas distribution and production, and other energy-related services. Units are used as meeting rooms, reception and visitor centers, security offices and, during periods of utility plant reconstruction, as facilities to house the operations staff.

         GOVERNMENT. Governmental users consist of federal, state and local public sector organizations such as the United States Environmental Protection Agency and state highway administrations. We have enjoyed particular success in focused niches such as prisons and jails, courthouses, national security buildings and NASA facilities. Our strategy of concentrated regional focus has been particularly successful in gaining business from local governmental customers.

         CHEMICAL AND PHARMACEUTICAL. Chemical and pharmaceutical companies have been long-time users of temporary office space. Mobile offices are particularly well suited for laboratory usage where space is needed for the duration of a specific project or for an off-site or isolated laboratory.

FLEET MANAGEMENT INFORMATION SYSTEMS

         We utilize proprietary fleet management information systems, which substantially differentiate us from the majority of our competitors. Our fleet information system is instrumental to our lease fleet management and targeted marketing efforts and allows management to monitor operations at our branches on a daily, weekly, and monthly basis. Lease fleet information is updated daily at the branch level and verified through a monthly physical inventory by branch personnel. This provides management with on-line access to utilization, lease fleet unit levels and rental revenues by branch or geographic region. In addition, an electronic file for each unit showing its lease history and current location/status is maintained in the information system. Branch salespeople utilize the system to obtain information regarding unit availability.

The database tracks individual units by serial number and provides comprehensive information including cost, condition and other financial and unit specific information.

REGULATORY MATTERS

         We must comply with various federal, state and local environmental, health and safety laws and regulations in connection with our operations. We believe that we are in substantial compliance with these laws and regulations. In addition to compliance costs, we may incur costs related to alleged environmental damage associated with past or current properties owned or leased by us. We believe that our liability, if any, for any environmental remediation will not have a material adverse effect on our financial condition. However, we can not be certain that the discovery of currently unknown matters or conditions, new laws and regulations, or stricter interpretations of existing environmental laws will not have a material adverse effect on our business or operations in the future.

         A portion of our units are subject to regulation in certain states under motor vehicle and similar registrations and certificate of title statutes. We believe that we have complied in all material respects with all motor vehicle registration and similar certificate of title statutes in states where such statutes clearly apply to mobile office units. We have not taken actions under such statutes in states where it has been determined that such statutes do not apply to mobile office units. However, in certain states, the applicability of such statutes to our mobile office units is not clear beyond doubt. Due to the difficulty, expense and burden of complying with all possible motor vehicle and certificate of title requirements in such states, we do not take action to comply with every possible motor vehicle and similar registration and certificate of title requirement in such jurisdictions. If additional registration and related requirements are deemed to be necessary in such states or if the laws in such states or other states were to change to require us to comply with such requirements, we could be subject to additional costs, fees and taxes as well as administrative burdens in order to comply with such statutes and requirements. We do not believe the effect of such compliance will be material to our business and financial condition.

COMPETITION

         Although our competition varies significantly by market, the mobile office industry, in general, is highly competitive. We compete primarily in terms of product availability, customer service and price. We believe that our reputation for customer service and our ability to offer a wide selection of units suitable for various uses at competitive prices allows us to compete effectively. However, our primary competitor, GE Capital Modular Space, is less leveraged, has greater market share or product availability in a given market and has greater financial resources and pricing flexibility than us.

PROPERTIES

         Our headquarters is a three-story modular office structure located on
3.1 acres in suburban Baltimore, Maryland. We lease approximately 72% of our 86 branch locations and own the balance as well as our headquarters. Management believes that none of our leased facilities, individually, are material to our operations.

LEGAL PROCEEDINGS

         We are involved in certain legal actions arising in the ordinary course of business. We believe that none of these actions, either individually or in the aggregate, will have a material adverse effect on our business, results of operations or financial condition.

EMPLOYEES

         As of June 30, 2003 we had approximately 1,200 employees. None of our employees are covered by a collective bargaining agreement. Management believes its relationship with our employees is good. We have never experienced any material labor disruption and are unaware of any efforts or plans to organize our employees.

                                   MANAGEMENT

         DIRECTORS AND EXECUTIVE OFFICERS

         Our directors and executive officers are as follows:

NAME                                           AGE     POSITION
----                                           ---     --------
Gerard E. Holthaus......................        54     President and Chief Executive Officer; Director and
                                                       Chairman of the Board
James N. Alexander......................        44     Director
Michael F. Finley.......................        41     Director
Steven B. Gruber........................        46     Director
Brian Kwait.............................        42     Director
David P. Spalding.......................        49     Director
Joseph F. Donegan.......................        53     Executive Vice President--U.S. Field Operations
John C. Cantlin.........................        55     Senior Vice President and Chief Financial Officer
William C. LeBuhn.......................        40     Senior Vice President and Chief Administrative Officer
Dean T. Fisher..........................        57     Vice President--Operations
William G. Gessner......................        45     Vice President--Information Services
John B. Ross............................        55     Vice President and General Counsel

         The directors are elected annually and serve until their successors are duly elected and qualified. No director of our company receives any fee for attendance at Board of Directors meetings or meetings of Committees of the Board of Directors. Outside directors are reimbursed for their expenses for any meeting attended.

         Executive officers of our company are elected by the Board of Directors and serve at the discretion of the Board of Directors.

         GERARD E. HOLTHAUS was elected Chairman of the Board in April 1999 and has been our President and Chief Executive Officer since April 1997. He has been with our company since June 1994, and served as President and Chief Operating Officer from October 1995 to April 1997 and was Executive Vice President and Chief Financial Officer prior to that. He has served as a director since June 1994. Before joining our company, Mr. Holthaus served as Senior Vice President of MNC Financial, Inc. from April 1988 to June 1994. From 1971 to 1988, Mr. Holthaus was associated with the accounting firm of Ernst and Young (Baltimore), where he served as a partner from 1982 to 1988. He also serves on the Board of Directors of The Baltimore Life Companies.

         JAMES N. ALEXANDER was elected as a director of our company in May 1997. Mr. Alexander has been Chief Financial Officer of Keystone since January 2000 and a Vice President of Keystone since August 1995. He has been a Partner of Oak Hill Capital Management, Inc., which provides investment advisory services to Oak Hill Capital Partners, L.P., since February 1999. Prior to joining Keystone, he worked at Goldman, Sachs & Co. where he was a Vice President in the Fixed Income Division from August 1993 to July 1995. Mr. Alexander is also a director of Oak Hill Strategic Partners, L.P., 230 Park Investors, L.L.C. and 237 Park Investors, L. L. C.

         MICHAEL F. FINLEY was elected as a director of our company in May 1997. Mr. Finley has been a Managing Director of Cypress since 1998 and has been a member of Cypress since its formation in April 1994. Prior to joining Cypress, he was a Vice President in the Merchant Banking Group at Lehman Brothers Inc.

         STEVEN B. GRUBER was elected as a director of our company in February 2002. From February 1999 to present, Mr. Gruber has been a Managing Partner of Oak Hill Capital Management, Inc., the manager of Oak Hill Capital Partners, L.P. From March 1992 to present he has been a Managing Director of Oak Hill Partners, Inc. From February 1994 to present, Mr. Gruber has also been an officer of Insurance Partners

Advisors, L.P., an investment advisor to Insurance Partners, L.P. From October 1992 to present, he has been a Vice President of Keystone, Inc. Mr. Gruber is also a director of American Capital Access Holdings, Inc., American Skiing Company, Travel Centers of America, Inc. and several private companies related to Keystone, Inc. and Oak Hill Capital Partners L.P.

         BRIAN KWAIT was elected as a director of our company in September 1998 and also served in that capacity from December 1993 through May 1997. Mr. Kwait is a Member and Managing Principal of Odyssey Investment Partners, LLC since April 1997 and was a Principal of Odyssey Partners, LP from August 1989 to March 1997.

         DAVID P. SPALDING was elected as a director of our company in May 1997. Mr. Spalding has been a Vice Chairman of Cypress since its formation in April 1994. Prior to joining Cypress, he was a Managing Director in the Merchant Banking Group at Lehman Brothers Inc. Mr. Spalding is also a director of AMTROL Inc., Lear Corporation, and Republic National Cabinet Corporation.

         JOSEPH F. DONEGAN has been Executive Vice President of U.S. Field Operations since May 2001. He was Senior Vice President and Northern Division Manager of our company since September 1996 and served as the Northeast Region Manager prior to that. Mr. Donegan's responsibilities include the implementation of corporate policies, attainment of branch profitability, fleet utilization management and development of personnel for the entire United States branch network. Mr. Donegan has over 28 years of experience within the industry, and 20 years with Williams Scotsman. From 1991 through May 1994, Mr. Donegan held similar positions with Bennett Mobile Offices and Space Master Buildings.

         JOHN C. CANTLIN has been Senior Vice President and Chief Financial Officer since February 2003. Prior to joining our company, he consulted for Citicorp Venture Capital and American Industrial Partners (AIP) from January 2002 to January 2003. He served as Chief Financial Officer and Executive Vice President of RBX Corporation, a portfolio company of AIP, from September 1997 to December 2001. He brings 30 years of financial management and operations experience, including international experience, to our company and has held other executive positions at Stockham Valves from 1990 to 1997, Plastiline, Inc. from 1988 to 1990 and several divisions of FMC Corporation from 1979 to 1988.

         WILLIAM C. LEBUHN has been Senior Vice President and Chief Administrative Officer since March 2002, with responsibilities for Marketing, Human Resources, Legal and Information Systems. He formerly served as Vice President--Marketing and Human Resources from July 1999 to March 2002, and was Vice President of Human Resources from January 1994 to July 1999. Mr. LeBuhn's primary responsibilities include the strategic direction and coordination of multiple business units. Prior to joining our company, Mr. LeBuhn was HR Manager for Sherwin-Williams' Eastern Division from 1992 to January 1994, Director of HR for Consolidated International Insurance Group, Inc. from 1988 to 1992, and HR Officer for Meridian Bancorp from 1984 to 1988.

         DEAN T. FISHER has been Vice President of Operations since October 2001. His operational responsibilities include credit, invoicing, document compliance, cash posting, collections and recovery. Prior to joining our company, Mr. Fisher was Senior Vice President, Division Head of Global Customer Services for VISA International, a major credit card company, from 1997 to 2001. From 1986 to 1997, he was with some of the predecessors to Bank of America as a Senior Vice President. From 1977 to 1986, he was with a predecessor company of Key Corp., a financial institution.

         WILLIAM G. GESSNER has been Vice President of Information Services since November 1998 with responsibilities including the overall management of our company's business information systems and technology initiatives. He formerly served as Director of Information Services from July 1996 to November 1998. Prior to joining our company, Mr. Gessner was Director of Corporate Information Systems at ARINC, Incorporated, an engineering services and telecommunications company in Annapolis, Maryland, from 1988 to 1996.

         JOHN B. ROSS has been Vice President and General Counsel since February 1995. Prior to joining our company, Mr. Ross was Corporate Counsel for MNC Leasing Corporation from 1983 to 1991 and Special Assets Counsel for MNC Financial, Inc. from 1991 to 1993. Prior to joining MNC Leasing Corporation and during the period from 1993 to 1995, he was engaged in the private practice of law in both North Carolina and Maryland.

         There are no family relationships among any of the foregoing persons.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE

         The following table sets forth certain information concerning the compensation paid or accrued for the last three completed fiscal years of our highest paid officers (the "named executive officers") who received total compensation in excess of $100,000 during 2002.

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                              ---------------
                                                         ANNUAL                  SECURITIES
NAME AND PRINCIPAL POSITION                           COMPENSATION               UNDERLYING     ALL OTHER
---------------------------                ---------------------------------  --------------- COMPENSATION
                                           YEAR      SALARY         BONUS        OPTIONS(1)        (2)
                                           ----   ------------  ------------  --------------- ------------
Gerard E. Holthaus
President and Chief Executive Officer..    2002   $    452,692  $    116,250           --     $      9,183
                                           2001        439,177       139,500           --            9,433
                                           2000        413,600       103,500           --            9,433
Joseph F. Donegan
Executive Vice President - U.S. Field
Operations.............................    2002        321,490        37,500           --            3,885
                                           2001        305,245        45,000           --            5,375
                                           2000        260,609        33,750        1,000            4,625
William C. LeBuhn
Senior Vice President and Chief
Administrative Officer.................    2002        159,423        42,750           --            4,111
                                           2001        144,073        43,200           --            1,938
                                           2000        133,708        33,000        1,000               --
William Gessner
Vice President-Information Services....    2002        144,038        26,250           --            3,726
                                           2001        139,615        31,500           --            3,615
                                           2000        129,615        22,500           --            3,337
Dean Fisher
Vice President - Operations............    2002        130,869        30,000           --            1,129
                                           2001         39,733        36,000           --            1,125
                                           2000             --            --           --               --
J. Collier Beall
Former Senior Vice President and
Southern Region
Manager................................    2002        151,998            --           --          150,192
                                           2001        275,074        40,500           --            2,616
                                           2000        258,837        33,750           --            2,637
Gerard E. Keefe
Former Senior Vice President and Chief
Financial Officer......................    2002        148,851        45,000           --           36,165
                                           2001        174,513        54,000           --            4,500
                                           2000        159,675        40,500           --            4,125

-----------------------
(1) Represents options granted to purchase shares of Scotsman Holdings, Inc. pursuant to the Amended and Restated 1997 Employee Stock Option Plan for options granted in 2000.


(2) Represents employer match under the 401(k) plan and for Mr. Holthaus, the amounts include a disability insurance premium of $4,058 in each of 2002, 2001 and 2000. In addition, for Mr. Beall, whose employment terminated in June 2002 and Mr. Keefe, whose employment terminated in October 2002, the amounts include paid severance of $148,698 and $33,435, respectively.

FORMER EMPLOYEES

         GERARD E. KEEFE

         Mr. Keefe was employed as the Chief Financial Officer for our company until October 11, 2002. At the time that his employment ended, his base annual salary, including car allowance, was $188,050. On October 11, 2002, we entered into a Severance Agreement and General Release with Mr. Keefe. Under the terms of the Severance and General Release Agreement, we are required to pay Mr. Keefe, in addition to any amounts earned but not yet paid to him, the amount of his base salary through February 20, 2004 plus $45,000 as his management incentive for the year ended December 31, 2002. Mr. Keefe is entitled to medical coverage under our medical plans until February 20, 2004.

         Further, the Severance and General Release Agreement also allows Mr. Keefe to retain his interest in his company stock options and shares. It also contains a provision prohibiting Mr. Keefe from disclosing any of our confidential information. Additionally, the Severance and General Release Agreement provides that Mr. Keefe may not compete with us until such time as he no longer retains company stock options or shares. The Severance and General Release Agreement also provides for outplacement services equivalent to $5,000.

         J. COLLIER BEALL

         Mr. Beall was employed as the Senior Vice President of the Southern Region for our company until June 3, 2002. At the time that his employment ended, his base salary, including car allowance, was $287,800. On June 3, 2002, we entered into a Severance Agreement and General Release with Mr. Beall. Under the terms of the Severance and General Release Agreement, we are required to pay Mr. Beall, in addition to any amounts earned but not yet paid to him, the amount of his base annual salary through December 31, 2003. Mr. Beall is entitled to medical coverage under our medical plans until May 31, 2004.

         Further, the Severance and General Release Agreement allows Mr. Beall to retain his interest in his company stock options and shares. It also contains a provision prohibiting Mr. Beall from disclosing any of our confidential information. Additionally, the Severance and General Release Agreement provides that Mr. Beall may not compete with us until such time as he no longer retains company stock options or shares. The Severance and General Release Agreement also provides for six months of outplacement services.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table contains information covering the number and value of unexercised stock options held by the named executive officers at the end of our fiscal year ended December 31, 2002.

                                 NUMBER OF SECURITIES
                                 UNDERLYING UNEXERCISED                  VALUE OF UNEXERCISED
                                 OPTIONS AT FISCAL                       IN-THE-MONEY OPTIONS
                                 YEAR END (1)                            AT FISCAL YEAR END ($)
NAME                             EXERCISABLE/UNEXERCISABLE (2)           EXERCISABLE/UNEXERCISABLE (3)
----                             -----------------------------           -----------------------------
Gerard E. Holthaus...........           275,513 / -                           $8,343,023 / $-
Joseph F. Donegan............           101,675/ 700                           3,036,786 / -
William C. LeBuhn............           93,250 / 600                           2,923,605 / -
William G. Gessner...........          17,475 / 5,000                           291,608 / -
Dean T. Fisher...............           1,000/ 4,000                               - / -
J. Collier Beall.............           102,425 / -                            3,084,467 / -
Gerard E. Keefe..............            88,950 / -                            2,603,544 / -

-------------------
(1)  No options were exercised by the named executive officers during fiscal
     2002.

(2) For options granted under the 1997 Plan, 50% vest ratably over five years and 50% vest ratably based on us meeting certain financial targets over the same five periods. All other options became fully vested in conjunction with our recapitalization in 1997.

(3)  Based on the estimated fair market value at December 31, 2002.


SCOTSMAN HOLDINGS, INC. 1994 EMPLOYEE STOCK OPTION PLAN

         In March 1995, a stock option plan was adopted for certain of our key employees. All options outstanding under this plan became fully vested in conjunction with our recapitalization. The options are exercisable for a period of 10 years from date of grant.

SCOTSMAN HOLDINGS, INC. AMENDED AND RESTATED 1997 EMPLOYEE STOCK OPTION PLAN

         In December 1997, a stock option plan was adopted for certain of our key employees, which was amended and restated in December 1998. Under the plan, up to 479,500 options to purchase Scotsman Holdings' common stock may be granted. In 2002, 6,300 options were granted under this plan at an offer price of $50.67 per share. Fifty percent of the options granted vest ratably over five years and fifty percent vest ratably based on our company meeting certain financial targets over the same five periods. All options expire 10 years from the date of grant.

401(K)/DEFINED CONTRIBUTION PLAN

         On May 1, 1993, we adopted a defined contribution plan (the "401(k) Plan") which is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Each of our employees is eligible to participate in the salary reduction feature of the 401(k) Plan. The 401(k) Plan permits participants to contribute up to the dollar limit described in Section 402(g) of the Code ($12,000 in 2003). In accordance with the Economic Growth and Tax Relief Act of 2001, the Plan also allows employees over the age of 50 to contribute an additional $1,000. This is known as the "catch-up contribution." All amounts deferred by a participant under the 401(k) Plan's salary reduction feature by a participant are fully vested.

         The 401(k) Plan has a "matching" contribution feature under which we may contribute a percentage of the amount deferred by each participant who makes salary reduction deferrals to the 401(k) Plan. This percentage, if any, is determined by the Board of Directors at their discretion and is communicated to

401(k) Plan participants during the year for which the matching contribution will be made. This matching percentage is not applied to "catch-up contributions" deferred by participants. Matching contributions made on behalf of a 401(k) Plan participant are subject to a deferred vesting schedule based on the number of years a participant has been employed by us. A participant becomes 20%, 40%, 60%, 80% and 100% vested in the matching contributions made to the 401(k) Plan on his or her behalf after completion of 1, 2, 3, 4 and 5 years of service with us, respectively.

         The 401(k) Plan also has a "profit sharing" feature, under which we may contribute, at our discretion, an additional amount which is allocated to the accounts of active participants who have been employed for 12 consecutive months by our company, who have completed 1,000 hours of service during the Plan Year and who are employed on the last day of the year, based on such participants' compensation for the year. The vesting schedule for these contributions is identical to that for matching contributions.

         A participant's 401(k) Plan benefits generally are payable upon the participant's death, disability, retirement, or other termination of employment. Payments under the 401(k) Plan are made in a lump sum.

         In 2002, we made matching contributions to the 401(k) Plan participants in an aggregate amount of $668,376.

DEFERRED COMPENSATION PLAN FOR EXECUTIVES

         During 1997, we adopted a deferred compensation plan for executives (the "Plan") which is meant to be an unfunded deferred compensation plan maintained for a select group of management within the meaning of Sections 201(2), 301(a)(3) and 401 (a)(1) of the Employee Retirement Income Security Act of 1974. The Plan allows key employees to defer a specified amount of their compensation until termination or upon the occurrence of other specified events. Such amounts are placed in the investment vehicles of the employee's choice. As of December 31, 2002, the total amount deferred under this Plan, including earnings, was $649,219.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2002, the Compensation Committee was comprised of two outside directors: David P. Spalding and Steven B. Gruber. No member of the committee has any interlocking or insider relationship with our company which is required to be reported under the applicable rules and regulations of the Securities and Exchange Commission.

                             PRINCIPAL STOCKHOLDERS

         All of the issued and outstanding shares of common stock of our company are owned by Scotsman Holdings, Inc. The following table sets forth certain information regarding the beneficial ownership of Scotsman Holdings' common stock at June 30, 2003 by (1) to our knowledge, all persons owning of record or beneficially 5% or more of the issued and outstanding Scotsman Holdings common stock, (2) each director individually, (3) each of our named executive officers and (4) all executive officers and directors as a group.

NAME                                                              SHARES OF COMMON STOCK      PERCENTAGE
----                                                              ----------------------      ----------
Cypress Merchant Banking Partners L.P. (1)(2)(3)................          2,431,523               39.25%
   c/o The Cypress Group L.L.C.
   65 East 55th Street
   New York, New York 10022
Cypress Offshore Partners L.P. (1)(2)(3)........................            125,939                2.03
   Bank of Bermuda (Cayman) Limited
   P.O. Box 513 G.T.
   Third Floor British American Tower
   George Town, Grand Cayman
   Cayman Islands, B.W.I
Scotsman Partners, L.P. (2)(3)(4)...............................          2,557,462               41.28
   201 Main Street
   Fort Worth, Texas 76102
Odyssey Investment Partners Fund, LP (3)(5).....................            716,536               11.57
   280 Park Avenue
   New York, New York 10017
James N. Alexander (6)..........................................                 --                  --
Michael F. Finley (7)...........................................                 --                  --
Steven B. Gruber (6)............................................                 --                  --
Brian Kwait (8).................................................                 --                  --
David P. Spalding (7)...........................................                 --                  --
Gerard E. Holthaus (9)(10)(11)..................................            313,613                4.85
Joseph F. Donegan (9)(10)(11)...................................            105,275                1.67
William C. LeBuhn (9)(10)(11)...................................             96,250                1.53
William G. Gessner (9)(10)(11)..................................             17,475                 .28
Dean T. Fisher (9)(10)(11)......................................              1,000                 .02
J. Collier Beall (9)(10)(11)....................................            106,925                1.70
Gerard E. Keefe (9)(10)(11).....................................             90,450                1.44
All executive officers and directors as a group (11)............            793,268               11.44

------------------

(1) Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. are controlled by The Cypress Group L.L.C. or affiliates thereof. Certain executives of The Cypress Group L.L.C., including Messrs. Jeffrey Hughes, James Singleton, David Spalding and James Stern, may be deemed to share beneficial ownership of the shares shown as beneficially owned by Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. Each of such individuals disclaims beneficial ownership of such shares.

(2) Does not include shares beneficially owned by members of management, as to which an investor group, which consists of Cypress Merchant Banking Partners, L.P., Cypress Offshore Partners, L.P. and Scotsman Partners, L.P., has an irrevocable proxy.

(3) Under the Investor Stockholders Agreement, dated as of May 22, 1997, certain partnerships affiliated with The Cypress Group, L.L.C. (the "Cypress Stockholders"), Scotsman Partners, L.P. and Odyssey Investor Group (as defined below) have agreed to vote their shares for certain nominees for director and other matters and the Cypress Stockholders, Scotsman Partners, L.P. and Odyssey Investor Group have agreed to restrict the transfer of their shares subject to certain exceptions.

(4) The shares of Scotsman Holdings common stock beneficially owned by Scotsman Partners, L.P. may be deemed to be owned by J. Taylor Crandall, Group 31, Inc. ("Group 31") and Arbor Scotsman, L.P. ("AS"). Mr. Crandall is the sole stockholder of Group 31, which is the general partner of AS, which, in turn, is the general partner of Scotsman Partners, L.P. Group 31 and AS disclaim such beneficial ownership. The address of Mr. Crandall, Group 31 and AS is the same as Scotsman Partners.

     Mr. Crandall is a Managing Partner of Oak Hill Capital Management, Inc.

(5) Includes 1,461 shares that are beneficially owned by Odyssey Coinvestors, LLC, an affiliate of Odyssey Investment Partners, LLC (together, "Odyssey Investor Group"). The General Partner of Odyssey Investment Partners Fund, LP is Odyssey Capital Partners, LLC a Delaware limited liability company (the "General Partner of Odyssey") and the Managing Member of Odyssey Coinvestors, LLC is Odyssey Investment Partners, LLC, a Delaware limited liability company. Paul D. Barnett, Stephen Berger, William Hopkins, Brian Kwait and Muzzi Mirza are Managing Members of Odyssey Capital Partners, LLC and Odyssey Investment Partners, LLC, and, therefore, may each be deemed to share voting and investment power with respect to 716,536 shares and votes deemed to be owned by the General Partner of Odyssey and Odyssey Investment Partners, LLC. Each of Messrs. Barnett, Berger, Hopkins, Kwait and Mirza disclaims beneficial ownership of such shares.

(6)  Such person's address is c/o Scotsman Partners, L.P.

(7)  Such person's address is c/o Cypress Merchant Banking Partners L.P.

(8)  Such person's address is c/o Odyssey Investment Partners Fund, LP.

(9) Such person's address is c/o the address of our company's principal executive offices.

(10) Each member of management is party to the Stockholders' Agreement, dated as of September 14, 1998, whereby he or she has agreed to limit the transferability of his or her shares.

(11) Includes 275,513, 101,675, 17,475, 1,000, 102,425, 88,950 and 93,250 shares held as options by Messrs. Holthaus, Donegan, Gessner, Fisher, Beall, Keefe and LeBuhn respectively. All executive officers as a group includes 741,068 shares held as options. Messrs. Beall and Keefe are no longer employed by our company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCKHOLDERS' AGREEMENT

         Cypress Merchant Banking Partners, L.P., Cypress Offshore Partners, L.P., Scotsman Partners, L.P., (collectively, the "Investor Group"), certain management stockholders and Scotsman Holdings, Inc. are parties to a Management Stockholders' and Optionholders' Agreement dated as of September 14, 1998, which contains certain rights and restrictions with respect to the transfer of each management stockholder's shares of common stock. The Stockholders' and Optionholders' Agreement prohibits the transfer of any shares of common stock by management stockholders (other than sales required in connection with the disposition of all shares of common stock owned by the Investor Group and its affiliates) until the earlier of twelve months after an initial public offering of the equity of Scotsman Holdings for designated officers (and sixty days after an initial public offering for non-designated officers) or the day after the Investor Group and its affiliates have disposed of more than 33-1/3% of the shares of common stock originally acquired by the Investor Group, and thereafter, the aggregate number of shares which may be transferred by each management stockholder in any calendar year (other than certain required sales) may not exceed 25% of the number of shares acquired pursuant to the Subscription Agreement between Scotsman Holdings and such management stockholder plus the number of any shares acquired pursuant to the exercise of stock purchase options. In addition, the Stockholders' and Optionholders' Agreement restricts the transfer of shares of common stock by each management stockholder for a period of five years from the date of purchase of such shares, except certain permitted transfers and transfers pursuant to an effective registration statement or in accordance with Rule 144 under the Securities Act. Upon the expiration of such five-year period, subject to the foregoing restrictions, each management stockholder may transfer his shares after giving to the Investor Group and Scotsman Holdings, respectively, a right of first refusal to purchase such shares.

         Each management stockholder has the right (and in limited circumstances the obligation) to sell his shares in connection with certain dispositions of shares by the Cypress Merchant Banking Partners, L.P., Cypress Offshore Partners, L.P., Scotsman Partners, L.P. and the right to cause his shares to be included in certain registrations of common stock on behalf of the Investor Group. In addition, upon termination of any management stockholder's employment, Scotsman Holdings may elect to require such management stockholder to sell to Scotsman Holdings all of his shares.

INVESTOR STOCKHOLDERS AGREEMENT

         On May 22, 1997, Scotsman Holdings, certain partnerships affiliated with The Cypress Group, L.L.C. (the "Cypress Stockholders") and Scotsman Partners, L.P. (collectively, including their permitted transferees, the "Investor Stockholders") and the Odyssey Investor Group, BT Investment Partners, Inc. and certain other stockholders entered into an Investor Stockholders Agreement, which was subsequently amended on September 1, 1998.

         Under the terms of the Investor Stockholders Agreement, unless otherwise agreed to by the Investor Stockholders, the board of directors of Scotsman Holdings will consist of nine directors: three persons nominated by the Cypress Stockholders, three persons nominated by Scotsman Partners, one person nominated by Odyssey Investment Group, the Chairman of the Board of Directors and the President of Scotsman Holdings. Each of the Cypress Stockholders, Scotsman Partners and Odyssey Investment Group is entitled to remove and replace any or all of their respective designees on the Board of Directors and each is entitled to remove the director or directors who are the Chairman of the Board and the President of Holdings in accordance with the provisions of the Investor Stockholders Agreement. If the Scotsman Holdings common stock held by either the Cypress Stockholders or Scotsman Partners is reduced to an amount less than 20% of the outstanding Scotsman Holdings common stock, but 5% or more of the outstanding Scotsman Holdings common stock, the Cypress Stockholders or Scotsman Partners, as the case may be, will be entitled to designate one director. Each of the Cypress Stockholders or Scotsman Partners will lose the right to designate one director when the Cypress Stockholders or Scotsman Partners, as the case may be, no longer holds at least 5% of the outstanding Scotsman Holdings common stock. From and after the date that Odyssey Investment Group owns less than 5% of the outstanding Scotsman Holdings common stock, it will no longer be entitled to designate any director for election or removal. If any of the Cypress Stockholders, Scotsman Partners and Odyssey Investment Group is entitled to designate a lesser number of directors pursuant to the Investor Stockholders Agreement, then they will vote their shares to cause the number of the entire Board of Directors to be reduced by the number of directors they are no longer entitled to designate.

         Under the Investor Stockholders Agreement, until such time as either the Cypress Stockholders or the Scotsman Partners is no longer entitled to designate three directors, without the approval of a majority of the directors designated by each of the Cypress Stockholders and Scotsman Partners, respectively, Scotsman Holdings will not take certain actions (including mergers, consolidations, sales of all or substantially all assets, electing or removing the Chairman or President of Scotsman Holdings, issuing securities, incurring certain indebtedness, making certain acquisitions, approving operating and capital budgets and other major transactions).

         Under the Investor Stockholders Agreement, prior to the consummation of an initial public offering of Scotsman Holdings Common Stock, each stockholder will have the right to acquire shares of Scotsman Holdings common stock in connection with certain new issuances of Scotsman Holdings common stock, on the same terms and conditions, for the amount necessary to allow the participating Stockholder to maintain its percentage holding of the outstanding Scotsman Holdings common stock.

         The Investor Stockholders Agreement contains provisions limiting the ability of stockholders to transfer their shares in certain circumstances. Among other provisions, the Investor Stockholders Agreement includes (i) rights of first offer in favor of the investor stockholders with respect to proposed transfers of shares to a third party and (ii) tag-along rights in favor of each stockholder pursuant to which a selling stockholder would be required to permit the other stockholders to participate on a proportional basis in a transfer of shares to a third party. Also, if one or more stockholders holding at least 60% of the outstanding Scotsman Holdings common stock determine to sell shares to a third party, in certain circumstances such stockholders have the right to require the other stockholders to sell their shares to such third party.

         Under the Investor Stockholders Agreement, the stockholders have the right to require our company to register their shares of Scotsman Holdings Common Stock under the Securities Act in certain circumstances, including upon a demand of certain of the stockholders.

         The Investor Stockholders Agreement (other than the registration rights provisions) will terminate (unless earlier terminated as specified in the Investor Stockholders Agreement) upon the earlier of (i) May 22, 2007 and (ii) completion of an initial public offering.

RELATED PARTY TRANSACTIONS

         During 2002, 2001 and 2000, we paid dividends of approximately $133,000, $60,000, and $55,000 respectively, to Scotsman Holdings primarily to fund normal operating expenses.

         Of the $150,000,000 aggregate principal amount of notes sold in the offering of the initial notes, $30,000,000 aggregate principal amount of the initial notes was purchased at a discount from the offering price on behalf of accounts managed by Oak Hill Advisors, Inc. and its affiliates, which we collectively refer to as the Oak Hill Securities Accounts. In 2002, we sold $150,000,000 aggregate principal amount of our 9.875% notes of which $12,000,000 aggregate principal amount of our 9.875% notes was purchased on behalf of the Oak Hill Securities Accounts at a discount from the offering price. The Oak Hill Securities Accounts acquire and actively manage a diverse portfolio of investments. The principals of the Oak Hill Securities Accounts are associated with Oak Hill Capital Management, Inc. and Keystone, Inc. Through Scotsman Partners, L.P., Keystone is a part of our investor group. Two of our directors are officers of Keystone.

                        DESCRIPTION OF OTHER INDEBTEDNESS

CREDIT FACILITY

         GENERAL

         Our credit facility is with a syndicate of banks, as lenders, and Deutsche Bank Trust Company Americas, as administrative agent. Our credit facility provides for (1) a $209 million term loan facility and (2) a $342 million revolving credit facility, subject to the satisfaction of various requirements, including a borrowing base test. Proceeds of the revolving credit facility may be used to fund our working capital needs, permitted acquisitions and other general corporate purposes, including the issuance of letters of credit. The maturity date of our revolving credit facility and our term loan is December 31, 2006. At our option, the term loan and revolving credit loans may be maintained as (a) Base Rate Loans (as defined in the credit facility), which will bear interest at the higher of (x) 1/2 of 1% in excess of the Federal Reserve reported overnight Federal Funds transaction rate and (y) the prime rate of the administrative agent, plus in each case, the applicable margin, or (b) Eurodollar Loans (as defined in the credit facility), which will bear interest at the Eurodollar Rate (as defined in the credit facility), as determined by the administrative agent plus the applicable margin. The net proceeds we received from the offering of the initial notes were used to repay borrowings and terminate commitments under our credit facility. At June 30, 2003, on a pro forma basis after giving effect to the offering of initial notes and the use of proceeds therefrom, the aggregate amount of indebtedness of our company and the guarantors under our credit facility would have been $258.6 million.

         The obligations under the credit facility are guaranteed by Scotsman Holdings and all of our existing subsidiaries (the "Credit Agreement Guarantors"). The obligations under the credit facility are secured by a first lien (subject to permitted encumbrances) on substantially all of our and each Credit Agreement Guarantor's property and on all of our capital stock and the capital stock of the Credit Agreement Guarantors, and all proceeds thereof. In the event that the lenders under our credit facility exercise their rights with respect to our pledged assets, the lenders under our credit facility would be entitled to be repaid in full from proceeds from the sales of those assets before the proceeds would be available to the holders of the notes.

         COVENANTS

         The credit facility contains covenants that restrict us from taking various actions, including limitations on our ability to:

         o        incur additional debt or guarantee obligations;
         o        make capital expenditures;
         o merge, consolidate or transfer substantially all of our assets;
         o        grant liens on our assets;
         o        make investments or acquisitions;
         o        pay dividends;
         o        issue stock;
         o        enter into transactions with our affiliates;
         o        create additional subsidiaries; and
         o        make certain changes in our business activities.

         In addition, we are required to comply with financial ratios and other covenants, including:

o a consolidated leverage ratio that increases from 6.60:1.00 on the effective date of the amendment to the credit facility to 6.75:1.00 on December 31, 2003 and decreases thereafter over time to 6.25:1.00;

o        a consolidated interest coverage ratio of 1.70:1.00; and

o a minimum average annual utilization rate for our fleet ranging from 74% on or prior to December 31, 2004 and 75% thereafter.

The above financial ratios reflect the amendments that were made to the credit facility in connection with the offering of initial notes.

         The credit facility also prohibits us from prepaying the notes and prohibits various changes in control of our company or Scotsman Holdings.

         We currently are in compliance with the financial and other covenants in the credit facility.

         EVENTS OF DEFAULT

         The credit facility contains events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, ERISA, environmental matters, material judgments and material liabilities and change of control. In addition, an event of default shall occur under the credit agreement if the intercreditor agreement to be entered into among the administrative agent, the trustee and the collateral agent or any material provision thereof shall cease to be in full force or effect.

9.875% SENIOR NOTES

         GENERAL

         We issued $550 million principal amount of 9.875% senior notes due 2007 in two separate offerings. Our 9.875% senior notes have a maturity of June 1, 2007. Interest is payable semi-annually on June 1 and December 1 of each year.

         RANKING

         Our 9.875% senior notes are our unsecured senior obligations and rank equally with our existing and future senior debt and senior to our future subordinated debt.

         GUARANTEE

         Our 9.875% senior notes are fully and unconditionally guaranteed on a senior unsecured basis by our company's 100% owned subsidiaries, Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. Willscot has fully and unconditionally guaranteed our 9.875% senior notes on a subordinated basis.

         REDEMPTION

         Our 9.875% senior notes are currently redeemable at our option, in whole or in part, on one or more occasions, at a redemption price of (a) until June 1, 2004, 102.469% of their principal amount and (b) from June 1, 2004 until their maturity on June 1, 2007, 100% of their principal amount, in each case with accrued and unpaid interest to the date of redemption.

         COVENANTS

         The indenture governing our 9.875% senior notes contains covenants that, among other things, limit our (and most or all of our subsidiaries') ability to:

         o        incur additional debt;

         o make restricted payments (including paying dividends on, redeeming or repurchasing our or our subsidiaries' capital stock);

         o        make certain investments or acquisitions;

         o        grant liens on our assets;

         o        engage in transactions with affiliates;

         o merge, consolidate or transfer substantially all of our assets; and

         o        sell assets.

         These covenants are subject to a number of important limitations and exceptions.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

         We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

         The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled "Description of the Notes."

         We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

         This exchange offer will expire at 5:00 p.m., New York City time, on November 14, 2003, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

         We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

         We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

PROCEDURES FOR TENDERING INITIAL NOTES

         PROPER EXECUTION AND DELIVERY OF LETTERS OF TRANSMITTAL

         To tender your initial notes in this exchange offer, you must use ONE OF THE THREE alternative procedures described below:

         (1) REGULAR DELIVERY PROCEDURE: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

         (2) BOOK-ENTRY DELIVERY PROCEDURE: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under "--Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

         (3) GUARANTEED DELIVERY PROCEDURE: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under "--Guaranteed Delivery Procedure" below.

         The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

         Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

         If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

         (1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

         (2) a commercial bank or trust company having an office or correspondent in the United States, or

         (3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, UNLESS the initial notes are tendered:

         (1) by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant's account at The Depository Trust Company, or

         (2) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

         (1) the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

         (2) a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

         (3) a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

         (4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

         (1) you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

         (2) any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

         (3) you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has an arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act,

         (4) you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

         (5) if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

         (6) if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

         You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of its obligations under the registration rights agreement relating to the initial notes.

         To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

         BOOK-ENTRY DELIVERY PROCEDURE

         Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

         A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "--Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         GUARANTEED DELIVERY PROCEDURE

         If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

         (1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

         (2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

         (3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

         Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

         We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

         All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

         We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

         If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "--Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

         We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to us and the exchange agent.

         If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

         By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

WITHDRAWAL OF TENDERS

         Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

         For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "-Exchange Agent" and before acceptance of your tendered notes for exchange by us.

         Any notice of withdrawal must:

         (1) specify the name of the person having tendered the initial notes to be withdrawn,

         (2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

         (3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

         (4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

         (5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

         We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

         The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

         You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "--Procedures for Tendering Initial Notes" above at any time on or before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

We will complete this exchange offer only if:

         (1) there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer,

         (2) there is no change in the current interpretation of the staff of the Commission which permits resales of the exchange notes,

         (3) there is no stop order issued by the Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

         (4) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

         (5) we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

         These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

         If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

         (1) refuse to accept and return to their holders any initial notes that have been tendered,

         (2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

         (3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled "--Expiration Date; Extensions; Amendments; Termination."

ACCOUNTING TREATMENT

         We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

EXCHANGE AGENT

         We have appointed U.S. Bank National Association, as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

                  By mail:

                  U.S. Bank National Association
                  EP-MN-WS2N
                  60 Livingston Avenue
                  St. Paul, MN 55107
                  Attention: Specialized Finance Department

                  By hand/overnight delivery:

                  U.S. Bank National Association
                  EP-MN-WS2N
                  60 Livingston Avenue
                  St. Paul, MN 55107

                  Facsimile Transmission:  (651) 495-8158
                  Confirm by Telephone:    (800) 934-6802
                  Attention:  Specialized Finance Department

FEES AND EXPENSES

         We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

         We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

         We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

         (1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

         (2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

         (3) a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

         If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.


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

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

         The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

         In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

         (1) there is a change in law or in currently prevailing interpretations of the staff of the Commission and, as a result of such change, we are not permitted to effect an exchange offer;

         (2) the exchange offer is not consummated within 190 days of the date of the issuance of the initial notes;

         (3) the initial purchasers so request with respect to notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

         (4) you are not eligible to participate in the exchange offer (and you notify us within 30 days of the consummation of the exchange offer) or do not receive freely tradable exchange notes in the exchange offer.

In these cases, we will at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the notes (the "Shelf Registration Statement"), (b) use our commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use our commercially reasonable efforts to keep effective the Shelf Registration Statement until the earlier of two years after the date of the issuance of the initial notes or such time as all of the applicable notes have been sold thereunder.

DELIVERY OF PROSPECTUS

         Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

                              DESCRIPTION OF NOTES

GENERAL

         We issued the initial notes under an indenture, dated as of August 18, 2003, among Williams Scotsman, Inc., as issuer, the Guarantors (as defined below), the Subordinated Guarantor (as defined below) and U.S. Bank National Association, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. In this description, the word "Scotsman" refers only to Williams Scotsman, Inc. and not to any of its subsidiaries.

         The following description is a summary of the material provisions of the indenture, the Security Documents and the Intercreditor Agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the Security Documents and the Intercreditor Agreement because they, and not this description, define your rights as Holders of the notes. Certain defined terms used in this description but not defined below under the caption "--Certain Definitions" have the meanings assigned to them in the indenture.

         Principal of, premium, if any, and interest on the notes are payable, and the notes may be exchanged or transferred, at the office or agency of Scotsman in the Borough of Manhattan, The City of New York.

         The initial notes were issued, and the exchange notes will be issued, only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of notes, but Scotsman may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

         The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

PRINCIPAL, MATURITY AND INTEREST

         We issued initial notes in an aggregate principal amount equal to $150 million on the Issue Date. The notes will mature on August 15, 2008. Additional notes in unlimited amounts may be issued in one or more series from time to time after this exchange offer, subject to the limitations set forth under the covenants described under "--Certain Covenants--Limitation on Indebtedness" and "--Certain Covenants--Liens." The notes will bear interest at the rate of 10% per annum, which will accrue from the Issue Date and be payable semiannually to Holders of record at the close of business on the February 1 and August 1 immediately preceding the interest payment date on February 15 and August 15 of each year, commencing February 15, 2004. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         The notes will not be entitled to the benefit of any mandatory sinking fund.

OPTIONAL REDEMPTION

         Except as set forth in the following paragraph, the notes will not be redeemable at the option of Scotsman prior to August 15, 2006. Thereafter, the notes will be redeemable, at Scotsman's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of the principal amount thereof), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

         PERIOD                                           REDEMPTION PRICE
         ------                                           ----------------

         2006.....................................               105.0%
         2007.....................................               102.5%

         In addition, at any time and from time to time on or prior to August 15, 2006, Scotsman may, at its option, redeem in the aggregate up to 35% of the aggregate principal amount of notes issued under the indenture with the proceeds of one or more Qualified Equity Offerings (PROVIDED that if the Qualified Equity Offering is a sale of any Capital Stock (other than Disqualified Capital Stock) of Holdings or another issuer, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such notes is contributed to the equity capital of Scotsman), at a redemption price (expressed as a percentage of principal amount) of 110% plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that (i) at least 65% of the aggregate principal amount of the notes issued under the Indenture must be outstanding after each such redemption and (ii) such redemption is made not more than 90 days after the consummation of such Qualified Equity Offering.

         At any time on or prior to August 15, 2006, the notes may also be redeemed as a whole but not in part at the option of Scotsman upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (exercisable no later than 30 days after such Change of Control) mailed by first- class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

         Scotsman will determine whether to redeem the notes based on a variety of factors some of which are unknown at this time, but which include, but are not limited to, Scotsman's results of operations and financial condition at the time of any potential optional redemption, the availability of sufficient funds to enable it to redeem the notes, the availability of alternative financing to fund its operations, prevailing interest rates and general business and economic conditions existing at the time of any potential optional redemption.

         "Applicable Premium" means, with respect to a note at any redemption date, the greater of (a) 1.0% of the principal amount of such note and (b) the excess of (A) the present value at such time of (1) the redemption price of such note at August 15, 2006 plus (2) all required interest payments due on such note through August 15, 2006, computed using a discount rate equal to the Treasury Rate plus 100 basis points, over (B) the principal amount of such note.

         "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to August 15, 2006; provided, however, that if the period from the redemption date to August 15, 2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

         In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in principal amount or less shall be redeemed in part; PROVIDED that in the event of a redemption made pursuant to the second paragraph of "Optional Redemption", selection of the notes or the portion thereof to be redeemed shall be made by the trustee only on a pro rata basis or on nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. Notes that are redeemed by Scotsman or that are purchased by Scotsman pursuant to an "Exceeds Proceeds Offer" as described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and pursuant to a Change of Control Offer as described under "--Certain Covenants--Change of Control" or that are otherwise acquired by Scotsman will be surrendered to the trustee for cancellation.

MANDATORY REDEMPTION OR OFFER TO PURCHASE

         Except as set forth below under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Change of Control," Scotsman will not be required to make any mandatory redemption or repurchase with respect to the notes.

COLLATERAL

         GENERAL

         Subject to certain exceptions, the notes, the Guarantees (as defined below) and the Subordinated Guarantee (as defined below) will be secured by second priority liens (the "Second Priority Liens"), granted by Scotsman, the Guarantor and the Subordinated Guarantor on the following assets (whether now owned or hereafter arising or acquired) to the extent such assets secure any First Priority Obligations (collectively, the "Collateral"):

                  (1) substantially all of Scotsman's, each Guarantor's and the Subordinated Guarantor's property and assets, other than Excluded Collateral (as defined below), including, without limitation, real property, fixtures, accounts receivable, inventory, cash and cash accounts, equipment, intellectual property, insurance policies, permits, commercial tort claims, chattel paper, letter of credit rights, supporting obligations, general intangibles and proceeds and products from any and all of the foregoing; and

                  (2) all of the Capital Stock or other securities of Restricted Subsidiaries owned directly by Scotsman, a Guarantor or the Subordinated Guarantor, but, in each case, only to the extent that the inclusion of such Capital Stock or other securities shall mean that the aggregate principal amount, par value or book value as carried by Scotsman or the market value, whichever is the greatest (such greatest value or amount, the "Applicable Value"), of any such Capital Stock and other securities of any such Restricted Subsidiary of Scotsman is less than 20% of the aggregate principal amount of notes then outstanding.

         Notwithstanding anything to the contrary contained above, the Collateral does not and will not include (i) any property or assets owned by any Unrestricted Subsidiary, (ii) the capital stock or other securities of any Unrestricted Subsidiary, (iii) any Capital Stock or other securities of Restricted Subsidiaries to the extent the Applicable Value of such Capital Stock or other securities (on a Subsidiary-by-Subsidiary basis) is equal to or greater than 20% of the aggregate principal amount of notes then outstanding and (iv) proceeds and products of the foregoing clauses (i) through (iii), unless such proceeds or products would otherwise constitute Collateral by the terms of the definition thereof (clauses (i) through (iv) collectively, the "Excluded Collateral"). The Excluded Collateral may nevertheless secure First Priority Obligations. In addition, in the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC of separate financial statements of any Restricted Subsidiary of Scotsman due to the fact that such Restricted Subsidiary's Capital Stock or other securities secure the notes, then the Capital Stock or other securities of such Restricted Subsidiary shall automatically be deemed to not be part of the Collateral, but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to release the Second Priority Liens on the shares of Capital Stock or other securities that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Restricted Subsidiary's Capital Stock and other securities to secure the notes in excess of the amount or value then pledged without the filing with the SEC of separate financial statements of such Restricted Subsidiary, then the Capital Stock and other securities of such Restricted Subsidiary shall automatically be deemed to be a part of the Collateral (and the Security Documents will be amended to so reflect such inclusion in the Collateral), but only to the greatest extent which would not cause the financial statements of such Restricted Subsidiary to be subject to any such financial statement requirement.

         In addition, the First Priority Obligations will be secured by the Capital Stock of Scotsman, but the exchange notes will not be.

         From and after the Issue Date, if Scotsman, any Guarantor or the Subordinated Guarantor creates any additional security interest in or Lien on any asset or property to secure any First Priority Obligation, it must, unless
(i) such asset or property is within the meaning of Excluded Collateral or (ii) the financial statements described in the third sentence of the previous paragraph would be required as a result of such grant, concurrently grant, pursuant to the Security Documents, a Second Priority Lien (subject to First Priority Liens and Permitted Liens), to the same extent as the Second Priority Liens granted on the Issue Date, upon such asset or property as security for the notes, the Guarantees and the Subordinated Guarantee.

         Scotsman, the Guarantors, the Subordinated Guarantor, the trustee and Deutsche Bank Trust Company Americas, acting as collateral agent (together with any successor collateral agent, the "Collateral Agent"), have entered into the Security Agreement and one or more other Security Documents, and the trustee, the Administrative Agent and the Collateral Agent have entered into the Intercreditor Agreement, which defines the terms of the First Priority Liens and Second Priority Liens. The Second Priority Liens secured the payment and performance when due of all obligations of Scotsman, the Guarantors and the Subordinated Guarantor under the exchange notes, the Indenture, the Guarantees and the Subordinated Guarantee.

         The Collateral has been pledged to the Collateral Agent for its benefit and the benefit of (1) on a first priority basis, the holders of the First Priority Obligations and (2) on a second priority basis, the Trustee and the Holders. The Second Priority Liens will constitute claims separate and apart from (and of a different class than) the First Priority Liens and will be subject to the First Priority Liens, and no payment or other distributions from (or with respect to) any realization upon the Collateral may be made on account of the Second Priority Liens until all obligations in respect of the First Priority Liens (including, without limitation, post-petition interest at the rate provided for in the respective documentation for the First Priority Liens, whether or not a claim for post-petition interest is allowed in a bankruptcy or similar proceeding) have been paid in full in cash in accordance with the terms thereof. The Second Priority Liens will also be subject to other Permitted Liens, the holders of which Permitted Liens may have rights or remedies with respect to the assets or property subject to such Lien that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral.

         At the Issue Date, Second Priority Liens were not in place on any of the real property Collateral. Scotsman, the Guarantors and the Subordinated Guarantor have 60 days after the Issue Date to complete those actions required to perfect the Second Priority Liens on the portion of the Collateral consisting of real property. To the extent consents are required from third parties in order to grant or perfect a Second Priority Lien on any real property, Scotsman, the Guarantors and the Subordinated Guarantor has 90 days after the Issue Date to obtain any such consent; PROVIDED, HOWEVER, that if the third party does not consent to such a waiver, after the use of commercially reasonable efforts on the part of Scotsman, the Guarantors or the Subordinated Guarantor, as the case may be, then neither Scotsman, the Guarantors nor the Subordinated Guarantor, as the case may be, will be required to grant or perfect a Second Priority Lien on such property.


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

Finally, to the extent a separate notation in favor of the Collateral Agent for the benefit of the holders of a Second Priority Lien is required by law to be noted on a certificate of title issued under the certificate of title or similar laws of any state for any of the Rental Equipment, Scotsman, the Guarantors or the Subordinated Guarantor, as the case may be, has nine months from the Issue Date to perfect such Second Priority Lien; PROVIDED that the Subordinated Guarantor has no obligation to obtain any such certificate of title unless required to do so under the Credit Agreement.

         Notwithstanding the foregoing provisions, if, after the Issue Date, granting or perfecting any Second Priority Lien requires the consent of a third party, Scotsman, the Guarantors or the Subordinated Guarantor, as the case may be, will use commercially reasonable efforts to obtain such consent with respect to the granting or perfecting of such Second Priority Lien, but if the third party does not consent to the granting or perfecting of such Second Priority Lien after the use of commercially reasonable efforts, none of Scotsman, the Guarantors or the Subordinated Guarantor will be required to do so. Also, if a Second Priority Lien in the assets or property to be subject to such Second Priority Lien cannot be granted or perfected under applicable law, none of Scotsman, the Guarantors or the Subordinated Guarantor will be required to grant such Second Priority Lien.

         INTERCREDITOR ARRANGEMENTS

         Pursuant to the terms of the Intercreditor Agreement, prior to the discharge of the First Priority Obligations and the termination of all commitments and letters of credit in respect thereof, the holders of the First Priority Obligations will determine the circumstances, time and method by which all Liens on the Collateral will be enforced. The Trustee will not be permitted to enforce the Second Priority Liens even if an Event of Default has occurred and the notes have been accelerated except in any insolvency or liquidation proceeding, to the extent necessary to file a proof of claim or statement of interest with respect to the notes. As a result, while any First Priority Liens are outstanding, neither the Trustee nor the Holders will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Priority Obligations and the Collateral Agent. The Intercreditor Agreement does not require the holders of First Priority Obligations to first marshal assets or to satisfy any obligations owed to them from assets or property constituting Excluded Collateral even if the other such assets or property would have satisfied their claims and left Collateral available to benefit the Holders. In addition, the Security Documents and the Intercreditor Agreement will provide that, so long as any First Priority Obligations (or any commitments or letters of credit in respect thereof) are in effect the holders thereof may change, waive, modify or vary the Security Documents and the Intercreditor Agreement without the consent of the trustee or any Holder, unless such change, waiver or modification materially adversely affects the rights of the Holders of the notes as such and not the other secured creditors in a like or similar manner. Moreover, the holders of First Priority Obligations may (1) direct the Collateral Agent to take actions with respect to the Collateral (including the release of the Collateral and the manner of realization) without the consent of the Holders or the trustee and (2) agree to modify the Security Documents without the consent of the Holders or the trustee, to secure additional extensions of credit and add additional secured parties, so long as such modifications do not expressly violate the provisions of the Credit Agreement or the indenture. After the discharge of the First Priority Obligations in cash in accordance with the terms thereof, the trustee in accordance with the provisions of the indenture will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the Holders.

         RELEASE OF COLLATERAL

         Whether prior to or after the discharge of the First Priority Obligations, Scotsman, the Guarantors and the Subordinated Guarantor will be entitled to releases of any asset or property constituting Collateral from the Liens securing the notes, the Guarantees and the Subordinated Guarantee under the following circumstances:

                  (1) if all other Liens on such asset or property securing the First Priority Obligations are released (including, without limitation, in the event of repayment in full of all First Priority Obligations in cash in accordance with the terms thereof); PROVIDED that the Second Priority Liens will not be released until, in the case where a Default or Event of Default shall have occurred and be continuing under the indenture, such time as such Default or Event of Default is cured or waived;

                  (2) to enable Scotsman or any Restricted Subsidiary to consummate asset dispositions not prohibited under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock";

                  (3) if, in accordance with the terms of the indenture, a Subsidiary, all of the Capital Stock or other securities of which is pledged to the Collateral Agent, is released from its Guarantee or Subordinated Guarantee, as the case may be, such Capital Stock or securities may be released; or

                  (4) if, in accordance with the terms of the indenture, any Subsidiary that is a Guarantor or the Subordinated Guarantor is released from its Guarantee or Subordinated Guarantee, respectively, that Subsidiary's assets will also be released.

         The Second Priority Liens on the Collateral will also be released upon
(i) payment in full of the principal of, accrued and unpaid interest and liquidated damages if any, on the notes and other obligations under the indenture, the Guarantees, the Subordinated Guarantee and the Security Documents, (ii) a satisfaction and discharge of the indenture as described under "--Satisfaction and Discharge" or (iii) a defeasance of the Indenture as described below under "Defeasance."

         If, after the payment in full of all First Priority Obligations in cash in accordance with the terms thereof existing on the Issue Date, Scotsman incurs obligations under any new First Priority Obligations that are secured by any asset or property constituting Collateral, then the notes, the Guarantees and the Subordinated Guarantee will be secured by Second Priority Liens thereon to the same extent the Security Documents provide security to the notes, the Guarantees and the Subordinated Guarantee on the Issue Date.

         DISTRIBUTION OF PROCEEDS

         Under the Security Documents and the Intercreditor Agreement, the holders of First Priority Obligations will receive all proceeds from any realization on the Collateral until the holders of such First Priority Obligations are paid in full in cash in accordance with the terms thereof. Proceeds realized by the Collateral Agent from the Collateral will be applied

         o        FIRST, to amounts owing to the Collateral Agent;

         o SECOND, to amounts owing to the holders of First Priority Obligations in accordance with the terms of the First Priority Obligations;

         o THIRD, to amounts owing to the trustee in its capacity as such in accordance with the terms of the indenture;

         o FOURTH, to amounts owing the Holders in accordance with the terms of the indenture; and

         o FIFTH, to Scotsman, the Guarantors, the Subordinated Guarantor and/or other Persons entitled thereto.

         Subject to "--Release of Collateral" above, so long as there are no successor First Priority Obligations following the repayment in full in cash of, and termination of all commitments and all letters of credit under, all obligations under the First Priority Obligations in accordance with the terms thereof, the trustee shall be allowed to remove the then existing Collateral Agent and appoint a successor Collateral Agent who shall be reasonably acceptable to Scotsman. At any time that the Holders of the notes are entitled to direct the disposition or other actions with respect to the Collateral, the Holders of a majority in principal amount of the notes shall be entitled to direct such disposition or action.


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

         Subject to the Security Documents, Scotsman, the Guarantors and the Subordinated Guarantor will have the right to remain in possession and retain control of the Collateral securing the notes, the Guarantees and the Subordinated Guarantee (other than cash or any securities constituting part of the Collateral and deposited with the Collateral Agent in accordance with the provisions of the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

         No appraisals of the Collateral have been prepared by or on behalf of Scotsman, any Guarantor or the Subordinated Guarantor in connection with the issuance of the notes. There can be no assurance that the proceeds of a sale of the Collateral remaining after the satisfaction of all obligations owed to holders of First Priority Obligations or the holders of other Liens which have priority over or have equal priority with the Second Priority Liens would be sufficient to satisfy the obligations owed to the Holders under the indenture. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if salable at all.

         See "Risk Factors--Risks Relating to the Exchange Notes--The collateral securing the exchange notes is subject to control by creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay the first lien creditors and the holders of the exchange notes."

RANKING AND SECURITY

         The notes are senior secured obligations of Scotsman, ranking equally in right of payment with all other senior obligations of Scotsman, including obligations under other unsubordinated Indebtedness of Scotsman.

         Each Guarantee will be a senior obligation of such Guarantor, ranking equally in right of payment with all other senior obligations of such Guarantor, including obligations under other unsubordinated Indebtedness of such Guarantor.

         The Subordinated Guarantee will be a subordinated secured obligation of the Subordinated Guarantor and will be subordinated in right of payment to all existing and future Subordinated Guarantor Senior Indebtedness of the Subordinated Guarantor (including the Subordinated Guarantor's guarantee on a senior secured basis of all obligations of Scotsman under or in respect of the Credit Agreement (and refinancings thereof)), equally in right of payment with all Indebtedness of the Subordinated Guarantor that does not constitute Subordinated Guarantor Senior Indebtedness (including the Subordinated Guarantor's guarantee of Scotsman's 9 7/8% senior notes due 2007) and senior in right of payment to all obligations of the Subordinated Guarantor that are expressly subordinated to the Subordinated Guarantee.

         If the Second Priority Liens on the assets of the Subordinated Guarantor were deemed not to constitute perfected Liens, the Holders might lose the benefit afforded by such Liens. As of June 30, 2003, approximately 64.6% of the net book value of Scotsman's fleet was in the Subordinated Guarantor. Because the guarantee of the notes by the Subordinated Guarantor is subordinated, the Subordinated Guarantor's obligations with respect to its Subordinated Guarantee of the notes are subordinated in right of payment to all obligations of the Subordinated Guarantor that constitute Subordinated Guarantor Senior Indebtedness (including the Subordinated Guarantor's guarantee of the Credit Agreement and any refinancing of the Credit Agreement) and pari passu in right of payment to the Subordinated Guarantor's guarantee of Scotsman's 9 7/8% senior notes due 2007, of which $550 million in principal amount will be outstanding as of the Issue Date. See "Risk Factors--Risks Relating to this Exchange Offer--Willscot's guarantee of the notes is subordinated to its existing and future senior obligations."

         As of June 30, 2003, after giving effect to the offering and the use of proceeds therefrom, Scotsman, the Guarantors and the Subordinated Guarantor would have had approximately $957.2 million of Indebtedness outstanding, including approximately $258.6 million of Indebtedness outstanding under the Credit Agreement. All of the outstanding Indebtedness under the Credit Agreement is guaranteed by the Guarantors and the Subordinated Guarantor and secured by First Priority Liens. In the event that the holders of First Priority Obligations exercise their rights with respect to the Collateral, they would be entitled to be repaid in full from the proceeds from the sale of those assets before those proceeds would be available for distribution to holders of the notes. There may not be sufficient assets remaining to pay amounts due on any or all of the notes.

         Although the indenture contains limitations on the amount of additional Indebtedness that Scotsman, the Guarantors and the Subordinated Guarantor may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be secured by First Priority Liens on the Collateral or Liens on the Collateral that would entitle the holders thereof to payment from the proceeds of the Collateral before holders of Second Priority Liens receive payment in the event of a realization on the Collateral. Moreover, the indenture does not impose any limitation on the incurrence by Scotsman or its subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "--Certain Covenants--Limitation on Indebtedness."

GUARANTEES OF THE NOTES

         The indenture provides that each Guarantor fully and unconditionally guarantees on a senior secured basis jointly and severally to each Holder, all of Scotsman's obligations under the notes, including its obligations to pay principal, premium, if any, and interest with respect to the notes. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under the applicable Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor determined in accordance with GAAP. Except as provided in "--Certain Covenants" below, Scotsman is not restricted from selling or otherwise disposing of any of the Guarantors. The Guarantors have jointly and severally guaranteed all obligations of Scotsman under the Credit Agreement, and each Guarantor has granted a security interest in all or substantially all of its assets to secure its respective guarantee of the obligations of Scotsman under the Credit Agreement, which security interest is prior to the security interest in such assets that secures the notes.

         The Guarantors include any Subsidiary, whether formed or acquired after the Issue Date that guarantees any obligation in respect of (i) any First Priority Obligation or (ii) Scotsman's 9 7/8% senior notes due 2007; PROVIDED, HOWEVER, that any Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument or other agreement in existence at the time such Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the of extent any such restriction; provided, further, that if any Guarantor is released from its guarantee of all outstanding Indebtedness under all First Priority Obligations, such Guarantor shall be automatically released from its obligations as Guarantor and, from and after such date, such Guarantor shall cease to constitute a Guarantor; provided, further, that the Subordinated Guarantor shall not be a Guarantor except to the extent permitted below. Notwithstanding the foregoing, any Subsidiary that is a Securitization Subsidiary or is an Unrestricted Subsidiary and that, in each case, does not guarantee any indebtedness under the Credit Agreement shall not be required to become a Guarantor. At the time of the offering of the notes, our Subsidiaries Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. will be Guarantors. As of the Issue Date, the Guarantors and the Subordinated Guarantor constitute all of our Subsidiaries. If permitted by the holders of the then outstanding Subordinated Guarantor Senior Indebtedness, the Subordinated Guarantor may notify the Trustee that it desires to become a Guarantor. In such case, the subordination provisions with respect to the Subordinated Guarantee shall cease to apply and the guarantee of the Subordinated Guarantee shall be amended to have terms substantially equivalent to those of a Guarantee.


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

         The indenture provides that if (1) the notes are defeased in accordance with the terms of the indenture, (2) the conditions set forth under "--Satisfaction and Discharge" are satisfied, (3) there is a sale or other disposition of the Capital Stock of a Guarantor (or other disposition transaction) which is otherwise permitted by the indenture that results in such Guarantor ceasing to be a Restricted Subsidiary, (4) Scotsman designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture or (5) all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor is sold (including by stock sale or issuance, by way of merger or consolidation or similar transaction or otherwise) by Scotsman in a transaction constituting an Asset Disposition, and if, to the extent applicable, (x) the Net Available Cash from such Asset Disposition is used in accordance with the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" or (y) Scotsman delivers to the Trustee an Officers' Certificate to the effect that the Net Available Cash from such Asset Disposition shall be used in accordance with the covenant described under "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" and within the time limits specified by such covenant, then such Guarantor or the person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor or merger, consolidation or similar transaction involving such Guarantor) shall be released and discharged of its Guarantee obligations in respect of the indenture and the notes issued thereunder (including, without limitation, the provisions applicable to Guarantors described in "--Certain Covenants--Merger and Consolidation").

SUBORDINATED GUARANTEE OF THE NOTES

         The indenture provides that the Subordinated Guarantor will unconditionally guarantee to each Holder, subject to the subordination provisions described below, the full and prompt performance of Scotsman's obligations under the indenture and the notes, including the payment of principal of, premium, if any, and interest on the notes. The obligations of the Subordinated Guarantor are limited to the maximum amount (after giving effect to its guarantee of the Credit Agreement) which will result in the obligations of the Subordinated Guarantor under the Subordinated Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The Subordinated Guarantor has also guaranteed on a senior basis all obligations of Scotsman under the Credit Agreement and has granted a security interest in all or substantially all of its assets to secure such guarantee of the obligations of Scotsman under the Credit Agreement, which security interest is prior to the security interest in such assets securing the Subordinated Guarantee. See "Description of Other Indebtedness--Existing Credit Facility."

         The indenture provides that if (1) the notes are defeased in accordance with the terms of the indenture, (2) the conditions set forth under "--Satisfaction and Discharge" are satisfied, (3) there is a sale or other disposition of the Capital Stock of the Subordinated Guarantor (or other disposition transaction) which is otherwise permitted by the indenture that results in the Subordinated Guarantor ceasing to be a Restricted Subsidiary, (4) in accordance with the indenture, the Subordinated Guarantor is merged or consolidated with or into, or transfers all or substantially all of its assets, to another person in accordance with "Certain Covenants--Merger and Consolidation," and if, to the extent applicable, (x) the Net Available Cash from such Asset Disposition is used in accordance with the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" or (y) Scotsman delivers to the Trustee an Officers' Certificate to the effect that the Net Available Cash from such Asset Disposition shall be used in accordance with the covenant described under "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" and within the time limits specified by such covenant, then the Subordinated Guarantor or the person acquiring such assets (in the event of a transfer of all or substantially all of the assets of the Subordinated Guarantor or merger, consolidation or similar transaction involving the Subordinated Guarantor) shall be released and discharged of its Subordinated Guarantee obligations in respect of the indenture and the notes issued thereunder (including, without limitation, the provisions applicable to the Subordinated Guarantor described in "--Certain Covenants--Merger and Consolidation").

         The payment by the Subordinated Guarantor of all obligations on the Subordinated Guarantee is subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all obligations on Subordinated Guarantor Senior Indebtedness. Upon any payment or distribution of assets of the

Subordinated Guarantor to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Subordinated Guarantor, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Subordinated Guarantor or its property, whether voluntary or involuntary, all obligations with respect to all Subordinated Guarantor Senior Indebtedness shall first be paid in full, in cash or cash equivalents in accordance with the terms thereof, before any payment or distribution of any kind of character, whether in cash, property, or securities is made on account of any obligations on the Subordinated Guarantee or for the acquisition of all or any part of the Subordinated Guarantee for cash or property or otherwise; and until all such obligations with respect to all Subordinated Guarantor Senior Indebtedness are paid in full, in cash or cash equivalents, any distribution to which the holders of the Subordinated Guarantee would be entitled but for the subordination provisions will be made to the holders of Subordinated Guarantor Senior Indebtedness as their interests may appear. If (1) any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, or other amounts due and owing on, any Subordinated Guarantor Senior Indebtedness or (2) any default occurs and is continuing with respect to any Subordinated Guarantor Senior Indebtedness resulting in the acceleration of the maturity of all or any portion of such Subordinated Guarantor Senior Indebtedness, no payment shall be made by or on behalf of the Subordinated Guarantor or any of its Subsidiaries or any other person on its or their behalf with respect to any obligations on the Subordinated Guarantee or to acquire all or any part of the obligations covered by the Subordinated Guarantee for cash or property or otherwise; PROVIDED, HOWEVER, that, except to the extent provided in the second succeeding paragraph, the forgoing provisions shall not restrict Scotsman from making payments of principal, premium or interest on or with respect to the notes (including, without limitation, by redemption, repurchase or other acquisition). In addition, if any other event of default occurs and is continuing (or if such an event of default would occur upon any payment with respect to the Subordinated Guarantee) with respect to the Subordinated Guarantor Senior Indebtedness, as such event of default is defined in the instrument creating or evidencing or guaranteeing such Subordinated Guarantor Senior Indebtedness permitting the holders of such Subordinated Guarantor Senior Indebtedness then outstanding, or their Representative, to accelerate the maturity thereof (or the obligations guaranteed thereby) and if the respective Representative for the Subordinated Guarantor Senior Indebtedness gives written notice of the event of default to the trustee (a "Default Notice"), then, unless and until the date, if any, on which all Subordinated Guarantor Senior Indebtedness to which such event of default relates is paid in full in cash or cash equivalents in accordance with the terms thereof or the Representative for the respective Subordinated Guarantor Senior Indebtedness gives notice that all events of default have been cured or waived or have ceased to exist or the Trustee receives written notice from the Representative for the respective Subordinated Guarantor Senior Indebtedness terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), none of the Subordinated Guarantor or any of its Subsidiaries or any other person on its or their behalf shall (x) make any payment with respect to any obligations evidenced by the Subordinated Guarantee or (y) acquire all or any part of the obligations covered by the Subordinated Guarantee for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 179 days from the date of the commencement thereof. Only one such Blockage Period may be commenced within any 360 consecutive days; PROVIDED, HOWEVER, that, except to the extent provided in the second succeeding paragraph, the foregoing provisions shall not restrict Scotsman from making payments of principal, premium or interest on or with respect to the notes (including, without limitation, by redemption, repurchase or other acquisition). No event of default which existed or was continuing (it being acknowledged that (x) any action of Scotsman, the Subordinated Guarantor or any of their respective Subsidiaries occurring subsequent to delivery of a Default Notice that would give rise to any event of default pursuant to any provision under which an event of default previously existed (or was continuing at the time of delivery of such Default Notice) and (y) any breach of a financial covenant for a period ended after the date of the commencement of a Blockage Period, in each case shall constitute a new event of default for this purpose) on the date of the commencement of any Blockage Period with respect to the Subordinated Guarantor Senior Indebtedness shall be, or be made, the basis for the commencement of a second Blockage Period by the Representative of the Subordinated Guarantor Senior Indebtedness whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

         By reason of such subordination, in the event of the insolvency of the Subordinated Guarantor, creditors of the Subordinated Guarantor who are not holders of Subordinated Guarantor Senior Indebtedness, including the holders of the Subordinated Guarantee, may recover less, ratably, than holders of Subordinated Guarantor Senior Indebtedness.

         The indenture provides that the Noteholders will acknowledge and agree, on behalf of themselves and all their successors and assigns as Noteholders, that the claims of the Noteholders against the Subordinated Guarantor, and against the assets from time to time held by the Subordinated Guarantor (including, without limitation, all units, leases and proceeds therefrom at any time transferred to the Subordinated Guarantor), are limited to the claims expressly provided pursuant to the Subordinated Guarantee. To induce the lenders pursuant to the Credit Agreement (and pursuant to any Hedging Obligations from time to time entered into) to make the extensions of credit to Scotsman, the Noteholders will agree, on their behalf and on behalf of all their successors and assigns, that in no event (whether pursuant to a proceeding under the Bankruptcy Code or otherwise), shall they (or any representative on their behalf including the Trustee) assert that the assets of the Subordinated Guarantor should be substantively consolidated or otherwise combined with the assets of Scotsman, Scotsman Holdings or any of their other Subsidiaries, or otherwise returned (whether under claims of fraudulent conveyance or otherwise) to any such person. Furthermore, in the event that pursuant to any proceeding pursuant to the Bankruptcy Code or otherwise the assets (or any of the assets) of the Subordinated Guarantor are substantively consolidated or otherwise combined in a similar fashion with the assets of Scotsman, Scotsman Holdings or any other of their Subsidiaries, or otherwise returned to any such person, then, as between the Noteholders (and their successors and assigns) and the lenders pursuant to the Credit Agreement (and pursuant to any Hedging Obligations from time to time entered into); the Noteholders agree that all distributions received by them (and their successors and assigns) to the extent attributable to the assets, or representing any proceeds from any disposition of assets, which were held by the Subordinated Guarantor prior to any such consolidation, combination or return of assets shall be treated by the Noteholders as if received pursuant to the Subordinated Guarantee and shall be fully subject to the subordination provisions with respect thereto in the indenture.

CERTAIN DEFINITIONS

         "Additional Assets" means (1) any property or assets (other than Indebtedness and Capital Stock) in a Permitted Business; (2) Indebtedness of a Person engaged in a Permitted Business if such Indebtedness is acquired in connection with the acquisition of the Permitted Business (other than Indebtedness Incurred to provide all or a portion of the funds or credit support utilized to consummate the acquisition); (3) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Scotsman or another Restricted Subsidiary; or (4) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clauses (3) or (4) above is primarily engaged in a Permitted Business.

         "Adjusted Consolidated Assets" means at any time the total amount of assets of Scotsman and its consolidated Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom all current liabilities of Scotsman and its consolidated Restricted Subsidiaries (excluding intercompany items, the current portion of long-term debt and Indebtedness outstanding under the Credit Agreement), all as set forth on the consolidated balance sheet of Scotsman and its consolidated Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements are available prior to the date of determination.

         "Administrative Agent" means Deutsche Bank Trust Company Americas in its capacity as administrative agent (together with its successors and assigns in such capacity) pursuant to the Credit Agreement.

         "Affiliate" means, with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled, by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting


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securities, by contract or otherwise; and the terms "controlling" and
"controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Restricted Payments," "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Scotsman or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

         "Applicable Indebtedness" means

                  (1) with respect to any asset that is the subject of an Asset Sale at a time when such asset is included in the Collateral, Pari Passu Indebtedness that is secured at such time by Collateral under a Lien that is prior to the Second Priority Liens; or

                  (2) in respect of any other asset, any Pari Passu Indebtedness, and in the case of an Asset Sale by a Subsidiary of Scotsman that is not a Guarantor, Indebtedness of such Subsidiary.

         "Applicable Pari Passu Indebtedness" means

                  (1) with respect to any asset that is the subject of an Asset Sale at a time when such asset is included in the Collateral, Pari Passu Indebtedness secured by all or any part of the Collateral; or

                  (2) in respect of any other asset, Pari Passu Indebtedness.

         "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or other dispositions) by Scotsman or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Scotsman or a Restricted Subsidiary), (2) all or substantially all the assets of any division or line of business of Scotsman or any Restricted Subsidiary or (3) any other assets of Scotsman or any Restricted Subsidiary outside of the ordinary course of business of Scotsman or such Restricted Subsidiary (other than, in the case of (1), (2) and (3) above, (i) a disposition by a Restricted Subsidiary to Scotsman or by Scotsman or a Restricted Subsidiary to a Wholly Owned Subsidiary, a Guarantor or the Subordinated Guarantor, (ii) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (iii) a disposition of assets with a fair market value of less than $1,000,000, (iv) any Permitted Units Financing, (v) the sale, lease, conveyance or other disposition of all or substantially all of the assets of Scotsman and the Restricted Subsidiaries in compliance with the covenants described under "--Certain Covenants--Change of Control" and "--Certain Covenants--Merger and Consolidation" or (vi) the granting of Liens not prohibited by the indenture).

         "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

         "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.


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         "Board of Directors" means the Board of Directors of Scotsman or any committee thereof duly authorized to act on behalf of such Board.

         "Business Day" means each day other than a Saturday, Sunday or legal holiday on which commercial banks in New York, New York are authorized to close.

         "Canadian Pledge Agreement" means collectively (a) the Bond Pledge Agreement made by Williams Scotsman of Canada, Inc, in favor of the Administrative Agent, (b) the Bond of Williams Scotsman of Canada, Inc. in the amount of Cdn$1,400,000,000 in favor of the Administrative Agent and (c) the Deed of Hypothec by Williams Scotsman of Canada, Inc. in favor of the Administrative Agent.

         "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

         "Change of Control" means the occurrence of any of the following events:

                  (1) prior to the first Public Equity Offering, the Permitted Holders in the aggregate cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Scotsman, whether as a result of issuance of securities of Scotsman, any merger, consolidation, liquidation or dissolution of Scotsman, any direct or indirect transfer of securities or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a partnership, limited liability company or corporation (the "specified corporation") held by any other partnership, limited liability company or corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);

                  (2) on or after the first Public Equity Offering, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Scotsman; PROVIDED, HOWEVER, that the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Scotsman than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

                  (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of


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         Directors or whose nomination for election by the shareholders of
         Scotsman was approved by a vote of 66% of the directors of Scotsman then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

                  (4) the merger or consolidation of Scotsman with or into another Person or the merger or consolidation of another Person with or into Scotsman, or the sale of all or substantially all the assets of Scotsman to another Person (other than a Person that is controlled by the Permitted Holders in the aggregate), and, in the case of any such merger or consolidation, the securities of Scotsman that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Scotsman are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consolidated Coverage Ratio" as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (1) if Scotsman or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness (and any Indebtedness under a revolving credit facility replaced by such Indebtedness) during such four fiscal quarters or such shorter period when such facility and any replaced facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness (and any Indebtedness under a revolving credit facility replaced by such Indebtedness) during the period from the date of creation of such facility to the date of the calculation), (2) if Scotsman or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Scotsman or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period Scotsman or any Restricted Subsidiary shall have made any Asset Disposition (other than sales or lease of Rental Equipment in the ordinary course of the business of Scotsman and its Restricted Subsidiaries), the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Scotsman or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Scotsman and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Scotsman and its


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continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of such period Scotsman or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Scotsman or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Scotsman or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Scotsman. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

         "Consolidated Interest Expense" means, for any period, the total interest expense of Scotsman and its consolidated Restricted Subsidiaries, net of any interest income of Scotsman and its consolidated Restricted Subsidiaries for such period, as determined in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by Scotsman or its Restricted Subsidiaries, without duplication, (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction, (2) capitalized interest, (3) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (4) net costs associated with Hedging Obligations (including amortization of fees), (5) Preferred Stock dividends in respect of all Preferred Stock (other than pay in kind dividends or accretions to liquidation value of Preferred Stock that is not Disqualified Stock) held by Persons other than Scotsman, a Guarantor, the Subordinated Guarantor or a Wholly Owned Subsidiary, (6) interest incurred in connection with Investments in discontinued operations, (7) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by (or secured by the assets of) Scotsman or any Restricted Subsidiary, (8) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Scotsman) in connection with Indebtedness Incurred by such plan or trust and (9) interest-equivalent costs associated with any Permitted Units Financing, whether accounted for as interest expense or loss on the sale of Units and Related Assets, and less, to the extent included in such total interest expense, the amortization of debt discount and amortization or write-off of deferred financing costs.

         "Consolidated Net Income" means, for any period, the net income of Scotsman and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income

                  (1) any net income (loss) of any Person (other than Scotsman) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (4) below, Scotsman's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Scotsman or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below) and (B) Scotsman's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;


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                  (2) any net income of any Restricted Subsidiary if such
         Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Scotsman, except that (A) subject to the exclusion contained in clause (4) below, Scotsman's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Scotsman or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) Scotsman's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

                  (3) any gain (or loss) realized upon the sale or other disposition of any assets of Scotsman or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

                  (4) extraordinary gains or losses; and

                  (5) the cumulative effect of a change in accounting principles.

         Notwithstanding the foregoing, for the purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets (including any sale of an Investment) to Scotsman or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

         "Consolidated Net Tangible Assets" means, as of any date of determination, the total assets (less goodwill and other intangibles) of Scotsman and its Restricted Subsidiaries as shown on the balance sheet of Scotsman and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

         "Credit Agreement" means, collectively, the Credit Agreement dated as of March 26, 2002, among Scotsman Holdings, Scotsman, the Lenders, Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as administrative agent (including any guarantee agreements and related security documents), in each case as such agreements or documents may be amended (including any amendment, restatement or restructuring thereof), supplemented, renewed, extended or otherwise modified, refunded, refinanced or replaced from time to time, including any agreement (and any related document or instrument) extending the maturity of, refunding, refinancing, increasing the amount available under or replacing such agreement or document (in whole or in part, and, without limitation, as to amount, terms, conditions, covenants and other provisions) or any successor or replacement agreement or document and whether by the same or any other agent, lender or group of lenders (including, without limitation, any agreements relating to debt securities or other forms of debt financing).

         "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the 91st day following the Stated Maturity of the Notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring on or prior to the 91st day following the


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Stated Maturity of the Notes shall not constitute Disqualified Stock if the
"asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Change of Control."

         "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense, plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of Scotsman and its consolidated Restricted Subsidiaries, (b) depreciation expense of Scotsman and its consolidated Restricted Subsidiaries, (c) amortization expense of Scotsman and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period),
(d) all other non-cash charges of Scotsman and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period),
(e) income attributable to discontinued operations and (f) any cash charges (including from the write-up of assets) or write-offs associated with the transactions contemplated by the Recapitalization and the financing thereof. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

         "Eligible Accounts Receivable" has the meaning specified in the Credit Agreement.

         "Eligible Rental Equipment" has the meaning specified in the Credit Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Existing Notes" means Scotsman's 9 7/8% senior notes due 2007 issued under the Existing Notes Indenture and, to the extent refinanced with any Indebtedness not secured by any Lien, any refinancing of all or a portion thereof.

         "Existing Notes Indenture" means the indenture dated as of May 22, 1997 among Scotsman, the Guarantors, the Subordinated Guarantor and U.S. Bank National Association, as trustee, as such indenture may be amended, supplemented, revised or otherwise modified.

         "First Priority Liens" means the Liens securing the First Priority Obligations.

         "First Priority Obligations" means (a) obligations Incurred under any Credit Agreement pursuant to clause (b)(1) or (b)(15) of "Certain
Covenants--Limitation on Indebtedness" and guarantees thereof by the Guarantors and the Subordinated Guarantor and (b) any obligations permitted to be Incurred pursuant to clause (b)(2) or (b)(8) of "Certain Covenants--Limitation on Indebtedness."

         "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) statements and pronouncements of the Financial Accounting Standards Board and the Public Company Accounting Oversight Board, (3) such other statements by such other entity as approved by a significant segment of the accounting profession and (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.


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         "guarantee" means any obligation, contingent or otherwise, of any
Person, directly or indirectly, guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

         "Guarantee" means the guarantee of the notes by the Guarantors.

         "Guarantor" means, individually and collectively, any Subsidiary, whether formed or acquired after the Issue Date, that guarantees any obligations in respect of (i) any First Priority Obligation or (ii) Scotsman's 97/8% senior notes due 2007; PROVIDED, HOWEVER, that any Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument in existence at the time such Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction; provided, further that if any Guarantor is released from its guarantee of the outstanding Indebtedness under all First Priority Obligations and the pledge by it, directly or indirectly, of any of its assets as security for such Indebtedness at a time when no Default or Event of Default has occurred and is continuing, such Guarantor shall be automatically released from its obligations as a Guarantor and, from and after such date, such Guarantor shall cease to constitute a Guarantor; and provided, further that the Subordinated Guarantor shall not be a Guarantor except to the extent permitted below. Notwithstanding the foregoing, any Subsidiary that is a Securitization Subsidiary or is designated an Unrestricted Subsidiary and that, in each case, does not guarantee or so pledge any of its assets as security for any Indebtedness under the Credit Agreement shall not be required to become a Guarantor. If permitted by the holders of the then outstanding Subordinated Guarantor Senior Indebtedness, the Subordinated Guarantor may notify the Trustee that it desires to become a Guarantor. In such case, the subordination provisions with respect to the Subordinated Guarantee shall cease to apply and the guarantee of the Subordinated Guarantee shall be amended to have terms substantially equivalent to those of a Guarantee.

         "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

         "Holder" or "Noteholder" means the Person in whose name a note is registered on the Registrar's books.

         "Incur" means issue, assume, guarantee, incur or otherwise become liable for Indebtedness or Capital Stock; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal or liquidation preference of a non-interest bearing or other discount security and the payment of interest or dividends on any Indebtedness or Preferred Stock, to the extent paid by the issuance of additional Indebtedness or Preferred Stock, as the case may be, shall not be deemed the Incurrence of Indebtedness.

         "Indebtedness" means, with respect to any Person on any date of determination (without duplication),

(1) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;


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

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person; PROVIDED, HOWEVER, that for the purposes of calculating the Consolidated Coverage Ratio or the Senior Secured Leverage Ratio, the aggregate amount of Indebtedness outstanding pursuant to any Hedging Obligations shall be zero until such time as such person has the obligation to make a payment in respect of such Hedging Obligation and such payment is not made within 10 business days.

         For avoidance of doubt, Indebtedness shall not include

         (1) any liability for federal, state or local taxes or other taxes or by such Person; or

         (2) obligations of such Person with respect to performance and surety bonds and completion guarantees in the ordinary course of business.

         The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the liability determined in accordance with GAAP, of any contingent obligations at such date; PROVIDED, HOWEVER, that the amount outstanding at any time of any Indebtedness Incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

         "Intercreditor Agreement" means the intercreditor agreement between the Administrative Agent, the trustee and the Collateral Agent dated as of the Issue Date, as the same may from time to time be amended, modified, replaced, amended and restated or supplemented.


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

         "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement entered into in the ordinary course of business and not for speculative purposes.

         "Investment" in any Person means any direct or indirect advance (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), loan or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments," "Investment" shall include the portion (proportionate to Scotsman's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Scotsman at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that (1) upon a redesignation of such Subsidiary as a Restricted Subsidiary, Scotsman shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) Scotsman's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Scotsman's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

         "Issue Date" means August 18, 2003.

         "Lenders" has the meaning specified in the Credit Agreement.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

         "Mortgages" means the collective reference to the mortgages, deeds of trust, deeds to secure debt, and any other document or instrument under which any Lien on real property owned by any Grantor is granted to secure the notes, the Guarantees, the Subordinated Guarantee or any First Priority Obligations.

         "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, all broker's and finder's fees and expenses, all investment banking fees and expenses, employee severance and termination costs, and trade payable and similar liabilities solely related to the assets sold or otherwise disposed of and required to be paid by the seller as a result thereof), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (2) all relocation expenses relating to any Rental Equipment incurred as a result thereof, (3) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (4) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (5) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by Scotsman or any Restricted Subsidiary after such Asset Disposition.


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

         "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "Pari Passu Indebtedness" means any Indebtedness of Scotsman or any Guarantor that is not subordinated in right of payment to any other Indebtedness of Scotsman or such Guarantor, as the case may be, and, in the case of the Subordinated Guarantor any Indebtedness of the Subordinated Guarantor that ranks senior or equal in right of payment to the Subordinated Guarantee.

         "Permitted Business" means (1) all or any part of the business of selling and leasing mobile offices, modular structures and storage containers or any other equipment sold or leased to a similar customer base, (2) any other business conducted by Scotsman or its Restricted Subsidiaries on the Issue Date and (3) any business or services related, ancillary or complementary to such businesses.

         "Permitted Holders" means (1) The Cypress Group L.L.C., Cypress Merchant Banking Partners L.P., Cypress Offshore Partners L.P., Keystone, Inc., FW Strategic Partners, L.P., Scotsman Partners, L.P. and any Person who on the Issue Date is an Affiliate of any of the foregoing, (2) any Person who is a member of the senior management of Scotsman or Scotsman Holdings and a stockholder of Scotsman Holdings on the Issue Date and (3) Odyssey Partners, L.P. and any Person who is an Affiliate on the Issue Date of either of them.

         "Permitted Investment" means an Investment by Scotsman or any Restricted Subsidiary in (1) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Scotsman or a Restricted Subsidiary; (3) cash or Temporary Cash Investments; (4) Investments existing on the Issue Date; (5) receivables owing to Scotsman or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as Scotsman or any such Restricted Subsidiary deems reasonable under the circumstances; (6) payroll, travel, commission, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (7) loans or advances to employees made in the ordinary course of business consistent with past practices of Scotsman or such Restricted Subsidiary; (8) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Scotsman or any Restricted Subsidiary or in satisfaction of judgments, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; (9) a Person made in connection with any Asset Disposition or other sale, lease, transfer or other disposition permitted under the indenture; (10) any Securitization Subsidiary in connection with a Permitted Units Financing; (11) any acquisition of assets solely in exchange for the Issuance of Capital Stock (other than Disqualified Stock) of Scotsman; (12) Hedging Obligations; and (13) additional Investments in an aggregate amount which, together with all other Investments (measured on the date each such Investment was made and without giving effect to subsequent changes in value) made pursuant to this clause that are then outstanding, does not exceed the greater of (a) $20.0 million and (b) 2% of Consolidated Net Tangible Assets. In determining whether any Investment is a Permitted Investment, Scotsman may allocate or reallocate, among clauses (1) through (13) above, all or any portion of such Investment and all or any portion of any Investment previously allocated; PROVIDED that, after giving effect to such allocation or reallocation, all such Investments (or allocated portions of such Investments) would be Permitted Investments under this definition.

         "Permitted Liens" means (a) Liens of Scotsman and its Restricted Subsidiaries granted under the Security Documents securing Indebtedness of Scotsman or any of its Restricted Subsidiaries Incurred under the Credit Agreement to the extent permitted to be Incurred under clause (b)(1) or (b)(15) of the description of the "Limitation on Indebtedness" covenant below; (b) Liens in favor of Scotsman or its Wholly Owned


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

Restricted Subsidiaries or any Guarantor or the Subordinated Guarantor; (c) Liens on property of a person existing at the time such person becomes a Restricted Subsidiary of Scotsman or is merged into or consolidated with Scotsman or any Restricted Subsidiary of Scotsman; PROVIDED that such Liens were not incurred in connection with, or in contemplation of, such transaction and such Liens do not extend to or cover any property other than such property, improvements thereon and any proceeds therefrom; (d) Liens of Scotsman or any Restricted Subsidiary granted pursuant to the Security Documents securing Indebtedness incurred under clause (b)(2) or (b)(8) of the description of the "Limitation on Indebtedness" covenant below; (e) Liens of Scotsman and its Restricted Subsidiaries securing Indebtedness of Scotsman or any of its Restricted Subsidiaries (including under a Sale/Leaseback Transaction) permitted to be Incurred under clause (b)(9) or (b)(11) of the description of the "Limitation on Indebtedness" covenant below so long as the Capital Stock, property (real or personal) or equipment to which such Lien attaches solely consists of the Capital Stock, property or equipment which is the subject of such acquisition, purchase, lease, improvement, Sale/Leaseback Transaction and additions and improvements thereto (and the proceeds therefrom); (f) Liens on property existing at the time of acquisition thereof by Scotsman or any Restricted Subsidiary of Scotsman; PROVIDED that such Liens were not incurred in connection with, or in contemplation of, such acquisition and such Liens do not extend to or cover any property other than such property, additions and improvements thereon and any proceeds therefrom; (g) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety or appeal bonds, government contracts, performance and return of money bonds or other obligations of a like nature incurred in the ordinary course of business; (h) Liens existing on the Issue Date and any additional Liens created under the terms of the agreements relating to such Liens existing on the Issue Date (other than any First Priority Liens); (i) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (j) Liens incurred in the ordinary course of business of Scotsman or any Restricted Subsidiary with respect to obligations that do not exceed $20.0 million in the aggregate at any one time outstanding and that (1) are not incurred in connection with or in contemplation of the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (2) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business by Scotsman or such Restricted Subsidiary (PROVIDED that no more than $5.0 million of such obligations may be secured by Liens on any portion of the Collateral); (k) statutory Liens of landlords and warehousemen's, carrier's, mechanics', suppliers', materialmen's, repairmen's or other like Liens (including contractual landlords' liens) arising in the ordinary course of business of Scotsman and its Restricted Subsidiaries; (1) Liens incurred or deposits made in the ordinary course of business of Scotsman and its Restricted Subsidiaries in connection with workers' compensation, unemployment insurance and other types of social security; (m) easements, rights of way, restrictions, minor defects or irregularities in title, covenants and other similar charges or encumbrances not interfering in any material respect with the business of Scotsman or any of its Restricted Subsidiaries; (n) Liens securing reimbursement obligations with respect to letters of credit permitted under the covenant entitled "Limitation on Indebtedness" which encumber only cash and marketable securities and documents and other property relating to such letters of credit and the products and proceeds thereof; (o) judgment and attachment Liens not giving rise to an Event of Default; (p) any interest or title of a lessor in the property subject to any Capital Lease Obligation permitted under paragraph (b) of the covenant entitled "Limitation on Indebtedness"; (q) Liens encumbering the residual interest of Scotsman or any of its Restricted Subsidiaries under any lease of mobile office units, modular structures or similar equipment to third parties (i) that is accounted for as a sale of such units, structures or equipment and (ii) the interest in which lease is sold to a third party financing source on a non-recourse basis; (r) leases or subleases of mobile office units, modular structures or similar equipment granted to others in the ordinary course of business and, consistent with the past practice of Scotsman and its Restricted Subsidiaries and any other lease or sublease not interfering in any material respect with the business of Scotsman and its Restricted Subsidiaries; (s) Liens (other than Liens on any portion of the Collateral) securing any Hedging Obligations permitted under the covenant entitled "Limitation on Indebtedness"; (t) Liens securing Refinancing Indebtedness to the extent such Liens do not extend to or cover any property of Scotsman or any Restricted Subsidiary not previously subjected to Liens relating to the Indebtedness being refinanced; (u) Liens to secure Indebtedness incurred in a developmental financing provided by a governmental entity which is on terms more favorable than


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

those available (at the time of such financing) from third party sources; PROVIDED that such Liens do not cover any property other than the property subject to such financing, any additions and improvements thereon and the proceeds therefrom; (v) Liens on pledges of the capital stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary; (w) Liens on Units and Related Assets securing Indebtedness permitted to be incurred pursuant to a Permitted Units Financing; (x) Liens upon specific items of inventory or other goods and proceeds of Scotsman or any Restricted Subsidiary securing Scotsman's or such Restricted Subsidiary's obligations in respect of bankers' acceptances issued or created for the account of Scotsman or such Restricted Subsidiary to facilitate the purchase, shipment or storage of such inventory or other goods; (y) any Liens securing Indebtedness Incurred pursuant to clause (a) of "Certain Covenants--Limitation on Incurrence of Additional Indebtedness," so long as immediately after giving effect to the granting of such Lien and the Incurrence of such Indebtedness (and the application of the proceeds therefrom), the Senior Secured Leverage Ratio is less than 3.5 to 1.0; and (z) Liens of Scotsman and its Restricted Subsidiaries securing the notes issued on the Issue Date (and the Exchange Notes issued in exchange therefor) and the guarantees thereof by the Guarantors and Subordinated Guarantor.

         "Permitted Secured Indebtedness" means Indebtedness of Scotsman or any Restricted Subsidiary permitted to be incurred or outstanding under the indenture which is secured by a Permitted Lien.

         "Permitted Units Financing" means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Securitization Subsidiary purchases Units and Related Assets from Scotsman or any Restricted Subsidiary and finances such Units and Related Assets through the issuance of indebtedness or equity interests or through the sale of the Units and Related Assets or a fractional undivided interest in the Units and Related Assets; PROVIDED that (1) the Board of Directors shall have determined in good faith that such Permitted Units Financing is economically fair and reasonable to Scotsman and the Securitization Subsidiary; (2) all sales of Units and Related Assets to or by the Securitization Subsidiary are made at fair market value (as determined in good faith by the Board of Directors of Scotsman); (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of Scotsman); (4) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to Scotsman or any Restricted Subsidiary (other than (a) recourse of customary representations, warranties, covenants and indemnities relating solely to title, use or condition of the Units and Related Assets subject thereto and the Capital Stock of the Securitization Subsidiary and (b) as permitted under clause (b)(10)(B) of the description of the "Limitation on Indebtedness" covenant below) and (5) neither Scotsman nor any Restricted Subsidiary has any obligation to maintain or preserve the Securitization Subsidiary's financial condition.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Pledge Agreement" means the Amended and Restated U.S. Pledge Agreement dated as of March 26, 2002 and amended and restated as of August 18, 2003 among Scotsman, Scotsman Holdings, the domestic Guarantors, the Subordinated Guarantor, the Collateral Agent and the trustee.

         "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

         "principal" of a note means the principal of the note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.


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

         "Public Equity Offering" means an underwritten primary public offering of common stock or common equity of Scotsman, Scotsman Holdings or any other Person that directly or indirectly owns 100% of the common stock of Scotsman pursuant to an effective registration statement under the Securities Act.

         "Qualified Equity Offering" means any public or private sale of any Capital Stock (other than Disqualified Capital Stock) of Scotsman, Scotsman Holdings or any other Person that directly or indirectly owns 100% of the common stock of Scotsman.

         "Recapitalization" means (i) the repurchase by Scotsman Holdings of 3,210,679 of its outstanding common stock, (ii) the issuance by Scotsman Holdings of 1,475,410 shares of its common stock for pursuant to the Recapitalization Agreement and (iii) the related repayment of all of then outstanding Indebtedness of Holdings and Scotsman, in each case on May 22, 1997.

         "Recapitalization Agreement" means the Recapitalization Agreement dated as of April 11, 1997 among Scotsman Holdings, Cypress Merchant Banking Partners L.P., Cypress Offshore Partners L.P., Keystone, Inc., FW Strategic Partners, L.P., Odyssey Partners, L.P. and certain other stockholders of Scotsman Holdings, as the same may from time to time be amended, modified or supplemented.

         "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

         "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Scotsman or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the indenture including Indebtedness that Refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees, discounts and commissions and expenses, including any premium and defeasance costs and accrued and unpaid interest and preferred dividends on the Indebtedness being refinanced) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that Refinances Indebtedness of Scotsman or another Guarantor or (y) Indebtedness of Scotsman or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

         "Rental Equipment" means all mobile office units or other equipment held for rental (or at the time being rented) or sale by Scotsman and its Restricted Subsidiaries in the ordinary course of business.

         "Representative" means, for any issue of Subordinated Guarantor Senior Indebtedness, the agent trustee or similar representative for the holders of the respective issue of such Indebtedness or, in the absence of any such representative, the holders of a majority of the outstanding amount of such Subordinated Guarantor Senior Indebtedness.

         "Restricted Payment" with respect to any Person means (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any such payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock in their capacity as holders (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to Scotsman or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Scotsman or Scotsman


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

Holdings held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Scotsman (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Scotsman that is not Disqualified Stock), (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any (i) Subordinated Indebtedness or (ii) to the extent such repurchase, redemption or other acquisition or retirement for value of Existing Notes is directly or indirectly funded by the Incurrence of any Indebtedness or other obligation secured by a Lien, Existing Notes (other than the purchase, repurchase or other acquisition of any Subordinated Indebtedness or any Existing Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (4) the making of any Investment (other than a Permitted Investment) in any Person.

         "Restricted Subsidiary" means any Subsidiary of Scotsman that is not an Unrestricted Subsidiary.

         "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Scotsman or a Restricted Subsidiary transfers such property to a Person and Scotsman or a Restricted Subsidiary leases it from such Person.

         "Scotsman Group" means the affiliated group, within the meaning of
Section 1504(a) of the Code, filing consolidated federal income tax returns of which Scotsman Holdings is the common parent.

         "Scotsman Holdings" means Scotsman Holdings, Inc. and its successors.

         "SEC" means the Securities and Exchange Commission or any successor entity.

         "Secured Indebtedness" means any Indebtedness of Scotsman or a Restricted Subsidiary secured by a Lien.

         "Securitization Subsidiary" means a Subsidiary all the Voting Stock (other than directors' qualifying shares) of which is owned by Scotsman or one or more Wholly Owned Subsidiaries) which is established for the limited purpose of acquiring and financing Units and Related Assets and engaging in activities ancillary thereto; PROVIDED, HOWEVER, that the Subordinated Guarantor shall not be a Securitization Subsidiary.

         "Security Agreement" means collectively (a) the Amended and Restated U.S. Security Agreement dated as of March 26, 2002 and (b) the Amended and Restated Canadian Security Agreement dated as of March 26, 2003, each amended and restated as of the Issue Date among Scotsman, the Guarantors, the Subordinated Guarantor, the trustee and the Collateral Agent.

         "Security Documents" means the Security Agreement, the Pledge Agreement, the Canadian Pledge Agreement, the Mortgages and each other document or instrument pursuant to which a Lien is granted by Scotsman Holdings, Scotsman, any Guarantor or the Subordinated Guarantor to secure the First Priority Obligations, the notes, the Guarantees or the Subordinated Guarantee or under which rights or remedies with respect to any such Lien are governed and replacements and restatements thereof and supplements and amendments thereto.

         "Senior Secured Indebtedness" means, as of any date, the consolidated unsubordinated Indebtedness of Scotsman and its Restricted Subsidiaries as of such date that is secured by a Lien, determined in accordance with GAAP.

         "Senior Secured Leverage Ratio" means, as of any date of determination, the ratio of (i) the Senior Secured Indebtedness as of such date, after giving pro forma effect to all Incurrences and repayments of Indebtedness to be made on such date (PROVIDED that in determining the amount of Senior Secured Indebtedness (1) the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness (and any Indebtedness under a revolving credit facility replaced by such Indebtedness) during the most recently completed four fiscal quarters of Scotsman or such shorter period when such facility and any replaced facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness (and any


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Indebtedness under a revolving credit facility replaced by such Indebtedness)
during the period from the date of creation of such facility to the date of the calculation and (2) all Indebtedness of the Subordinated Guarantor that is secured by a Lien and is not subordinated in right of payment to the Subordinated Guarantee shall be considered Senior Secured Indebtedness) to (ii) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available prior to such date; PROVIDED, HOWEVER, that such EBITDA shall be calculated in the same manner as it would be calculated if the Consolidated Coverage Ratio were being determined as of such date.

         "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Scotsman within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

         "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to a mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

         "Subordinated Guarantee" means the subordinated guarantee of the Notes by the Subordinated Guarantor.

         "Subordinated Guarantor" means Willscot Equipment, LLC or any successor thereto.

         "Subordinated Guarantor Senior Indebtedness" means (1) all Indebtedness of the Subordinated Guarantor Incurred pursuant to the Credit Agreement (whether Incurred pursuant to clause (b)(1) or (b)(15) or Incurred pursuant to clause
(b)(7) in respect of Indebtedness Incurred pursuant to clause (b)(1) or (b)(15) as described below under " --Certain Covenants--Limitation on Indebtedness"), and all Indebtedness under any guarantee by the Subordinated Guarantor of Indebtedness described above incurred by Scotsman or any Guarantor, and all expenses, fees, reimbursements, indemnities, unpaid drawings, interest (including interest at the contract rate accruing on or after the filing of any petition in bankruptcy or reorganization relating to Scotsman or the Subordinated Guarantor whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts owing in respect thereof and (2) all Indebtedness of the Subordinated Guarantor Incurred pursuant to clause
(b)(2) or (b)(8) or incurred pursuant to clause (b)(7) in respect of Indebtedness Incurred pursuant to clause (b)(2) or (b)(8) described below under "--Certain Covenants--Limitation on Indebtedness," and all Indebtedness under any guarantee thereof by the Subordinated Guarantor, and all expenses, fees, reimbursements, indemnities and other amounts owing with respect thereto; provided, that Subordinated Guarantor Senior Indebtedness will not be deemed to include (a) any Indebtedness, guarantee or obligation of the Subordinated Guarantor which is expressly subordinate or junior by its terms in any respect to any other Indebtedness, guarantee or obligations of the Subordinated Guarantor or (b) that portion of any Indebtedness incurred in violation of the "Limitation of Indebtedness" covenant; provided, further, that clause (b) of the immediately preceding proviso shall not apply to any Indebtedness which the respective lenders believed at the time of the extension thereof, was permitted to be incurred in accordance with the "Limitation Indebtedness" covenant so long as Scotsman or its Subsidiary which was the direct obligor thereon represented, at the time of such extension of credit, that such extension did not violate the provisions of the indenture.

         "Subordinated Indebtedness" means any Indebtedness of Scotsman, any Guarantor or the Subordinated Guarantor (whether outstanding on the Issue Date or thereafter Incurred), as the case may be, which is subordinate or junior in right of payment to the Notes or in the case of a Guarantor, to such Guarantor's Guarantee or in the case of the Subordinated Guarantor, to the Subordinated Guarantee, as the case may be, pursuant to a written agreement to that effect.


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         "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person,
(2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

         "Tax Sharing Agreement" means any tax sharing agreement (including any business practice of Scotsman Group of allocating tax liability and making related payments) between Scotsman and Scotsman Holdings or any other Person with which Scotsman is required to, or is permitted to, file a consolidated tax return or with which Scotsman is or could be part of a consolidated group for tax purposes.

         "Temporary Cash Investments" means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

(2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker-dealer or mutual fund distributor,

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause
         (2) above,

(4) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Scotsman) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-l" (or higher) according to Moody's Investors Service, Inc. or "A-l" (or higher) according to Standard and Poor's Rating Services, and

(5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Rating Services or "A" by Moody's Investors Service, Inc.

         "Units and Related Assets" means mobile office units, modular structures or other equipment leased or sold to a similar customer base, leases, general intangibles and other similar assets, in each case, relating to such mobile office units, modular structures or other equipment, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all of the foregoing.

         "Unrestricted Subsidiary" means (1) any Subsidiary of Scotsman that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary; PROVIDED, HOWEVER, that the Subordinated Guarantor shall not be, or be designated as, an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of Scotsman (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Scotsman or any other Subsidiary of Scotsman that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation


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would be permitted under the covenant described under "--Certain
Covenants--Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary (other than a Guarantor) to be a Restricted Subsidiary; PROVIDED, HOWEVER that immediately after giving effect to such designation (x) Scotsman could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be by Scotsman to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

         "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

         "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

         "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Scotsman or one or more Wholly Owned Subsidiaries.

CERTAIN COVENANTS

         The indenture contains covenants including, among others, the following:

         LIMITATION ON INDEBTEDNESS. (a) Scotsman shall not, and shall not permit its Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; PROVIDED, HOWEVER, that Scotsman or any Guarantor or the Subordinated Guarantor may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

         (b) Notwithstanding the foregoing paragraph (a), Scotsman and its Restricted Subsidiaries may Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred pursuant to the Credit Agreement; PROVIDED, HOWEVER, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of (A) $300 million and (B) the sum of (w) 75% of the net book value of Eligible Rental Equipment of Scotsman and its Restricted Subsidiaries, plus (x) 85% of the book value of the Eligible Accounts Receivable of Scotsman and its Restricted Subsidiaries, minus
         (y) the aggregate principal amount of notes issued on the Issue Date, plus (z) the aggregate principal amount of any such notes redeemed or repurchased by Scotsman or any of its Restricted Subsidiaries after the Issue Date (less the amount of net proceeds which have been received in connection with a Permitted Unit Financing permitted under clause
         (b)(12)(1) of this covenant (PROVIDED that such reduction shall apply only to the extent of any outstanding balance on such financing and for so long as such Permitted Units Financing is in effect));

(2) Indebtedness of Scotsman Incurred pursuant to an Interest Rate Agreement or Currency Agreement entered into with any of the Lenders or any affiliate thereof directly related to (as determined in good faith by Scotsman) Indebtedness Incurred pursuant to the Credit Agreement;

(3) Indebtedness owed to and held by Scotsman or a Restricted Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary, or any subsequent transfer of such Indebtedness (other than to Scotsman or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;


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(4)      the notes issued on the Issue Date and the Exchange Notes and the
         Guarantees and Subordinated Guarantee thereof, minus the aggregate principal amount of any such notes redeemed or repurchased by Scotsman or any of its Restricted Subsidiaries after the Issue Date;

(5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (b)(1), (2), (3) and (4) of this covenant);

(6) Indebtedness or Preferred Stock of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Scotsman (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transaction pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Scotsman); PROVIDED, HOWEVER, that on the date of such acquisition and after giving effect thereto, Scotsman would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) above;

(7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to clause (a) or pursuant to clause (b)(2), (4), (5), (6) or (8) or this clause (b)(7); PROVIDED, HOWEVER, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Restricted Subsidiary that is not a Guarantor described in clause (b)(6), such Refinancing Indebtedness shall be Incurred only by a Restricted Subsidiary that is not a Guarantor;

(8) Hedging Obligations consisting of Interest Rate Agreements directly related (as determined in good faith by Scotsman) to Indebtedness permitted to be Incurred by Scotsman and its Restricted Subsidiaries pursuant to the indenture and Currency Agreements Incurred in the ordinary course of business;

(9) Indebtedness (including Capitalized Lease Obligations) of Scotsman or any Restricted Subsidiary financing the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in each case Incurred no more than 180 days after such purchase, lease or improvement of such property, and any Refinancing Indebtedness in respect of such Indebtedness; PROVIDED, HOWEVER, that at the time of the Incurrence of such Indebtedness and after giving effect thereto, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (b)(9) and then outstanding shall not exceed the greater of $40 million and 10% of Adjusted Consolidated Assets;

(10) (A) Any guarantee or co-issuance by Scotsman or any Restricted Subsidiary of Indebtedness of any other Restricted Subsidiary or Scotsman, as the case may be, so long as the Incurrence of such Indebtedness is otherwise permitted under the terms of the indenture and (B) any guarantee of Scotsman or a Restricted Subsidiary of Indebtedness of an Unrestricted Subsidiary or a Securitization Subsidiary PROVIDED that such guarantee is recourse only to the Capital Stock of such Unrestricted Subsidiary or Securitization Subsidiary (and the proceeds therefrom);

(11) Indebtedness of Scotsman or any Guarantor Incurred in connection with the acquisition of a Permitted Business and any Refinancing Indebtedness in respect of such Indebtedness; PROVIDED, HOWEVER, that the aggregate amount of Indebtedness Incurred pursuant to this clause
         (b)(11) and then outstanding shall not exceed $10 million;

(12) Indebtedness of a Securitization Subsidiary pursuant to a Permitted Units Financing, PROVIDED that after giving effect to the Incurrence thereof, either (1) the amount of net proceeds to be received in such Permitted Units Financing and any net proceeds for all previous Permitted Units Financing (only to the extent of any outstanding balance on such financing and for so long as any such Permitted Units Financings is in effect) does not exceed the greater of (A) $300 million and (B) the sum of (w) 75% of the net book value of Eligible Rental Equipment of Scotsman and its Restricted Subsidiaries, plus (x) 85% of the book value of the Eligible Accounts Receivable of Scotsman and its Restricted


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         Subsidiaries, minus (y) the aggregate principal amount of notes issued on the Issue Date plus (z) the aggregate principal amount of any such notes redeemed or repurchased by Scotsman or any of its Restricted Subsidiaries after the Issue Date or (2) Scotsman could Incur at least $1.00 of Indebtedness under clause (a) of this covenant;

(13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(14) Indebtedness representing deferred or contingent payment of a purchase price or indemnification obligations relating to the acquisition of any assets to be used in a Permitted Business or any Asset Disposition permitted by the indenture; and

(15) Indebtedness of Scotsman or any Restricted Subsidiary (which may be but need not be Incurred pursuant to the Credit Agreement) in an aggregate principal amount which, together with all other Indebtedness of Scotsman and any Restricted Subsidiary outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (b)(1) through (14) above or paragraph (a)) does not exceed $50 million; PROVIDED that no more than $30 million of Indebtedness Incurred in reliance on this clause (15) may be Incurred by a Restricted Subsidiary that is not a Guarantor or the Subordinated Guarantor.

         (c) For purposes of determining compliance with the foregoing covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (including subclauses of different types of Indebtedness in clause (b) above), Scotsman, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses (or subclauses), (2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above (including subclauses of different types of Indebtedness in clause (b) above) and (3) Scotsman may later reclassify an item of Indebtedness, in whole or in part, in Scotsman's sole discretion in any manner that complies with this covenant.

         (d) Notwithstanding paragraphs (a) and (b) above, Scotsman shall not Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any other Indebtedness of Scotsman, unless such Indebtedness is expressly subordinated in right of payment to the notes and the Exchange Notes to the same or greater extent as such Indebtedness is subordinated in right of payment to such other Indebtedness or (2) any Secured Indebtedness (other than Permitted Secured Indebtedness); PROVIDED that Secured Indebtedness that is not secured by a Lien on any Collateral may be Incurred if contemporaneously with such Incurrence effective provision is made to secure the notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

         Notwithstanding paragraphs (a) and (b) above, a Guarantor shall not Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any other Indebtedness of such Guarantor, unless such Indebtedness is expressly subordinated in right of payment to such Guarantor's Guarantee of the notes and the Exchange Notes to the same or greater extent as such Indebtedness is subordinated in right of payment to such other Indebtedness or (2) any Secured Indebtedness (other than Permitted Secured Indebtedness); PROVIDED that Secured Indebtedness that is not secured by a Lien on any Collateral may be Incurred if contemporaneously with such Incurrence effective provision is made to secure such Guarantor's Guarantee of the notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

         Notwithstanding paragraphs (a) and (b) above, the Subordinated Guarantor shall not incur (1) any Indebtedness if such Indebtedness is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Subordinated Guarantor and senior in respect of payment to the Subordinated Guarantee; or (2) any Indebtedness other than Subordinated Guarantor Senior Indebtedness and Indebtedness permitted to be Incurred by a Restricted Subsidiary.


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         For the avoidance of doubt, for the purposes of clause (1) of each of the three preceding paragraphs, no Indebtedness of Scotsman, any Guarantor or the Subordinated Guarantor within the meaning of clause (1) of each of the three preceding paragraphs shall be deemed to be subordinate or junior in ranking or in right of payment in any respect to any other Indebtedness of Scotsman, such Guarantor or the Subordinated Guarantor, as the case may be, solely because such Indebtedness is unsecured or is secured by a junior priority Lien.

         LIENS. The indenture provides that neither Scotsman nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset of Scotsman or any Restricted Subsidiary whether now owned or hereafter acquired, or on any income or profits therefrom or assign or otherwise convey any right to receive income or profits therefrom except, in each case, Permitted Liens.

         LIMITATION ON RESTRICTED PAYMENTS. (a) Scotsman shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to, make a Restricted Payment if, at the time Scotsman or such Restricted Subsidiary makes such Restricted Payment or immediately after giving effect thereto, (1) a Default shall have occurred and be continuing (or would result therefrom); (2) Scotsman is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or
(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since May 15, 1997 would exceed the sum of

         (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from July 1, 1997 to the end of the most recent fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

         (B) the aggregate Net Cash Proceeds received by Scotsman from the issuance or sale of its Capital Stock (other than Disqualified Stock) and the aggregate cash received by Scotsman as a capital contribution from its shareholders, in each case subsequent to May 15, 1997 (other than an issuance or sale to a Subsidiary of Scotsman and other than an issuance or sale to an employee stock ownership plan or to a trust established by Scotsman or any of its Subsidiaries for the benefit of its employees);

         (C) the amount by which Indebtedness of Scotsman is reduced on Scotsman's balance sheet upon the conversion or exchange (other than by a Subsidiary of Scotsman) subsequent to May 15, 1997, of any Indebtedness of Scotsman for Capital Stock (other than Disqualified Stock) of Scotsman (less the amount of any cash, or the fair value of any other property (other than such Capital Stock), distributed by Scotsman upon such conversion or exchange);

         (D) an amount equal to the sum of (1) the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances or other transfers of assets (including any sale of such Investment), in each case to Scotsman or any Restricted Subsidiary, and (2) the portion (proportionate to Scotsman's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary occurring in each case after May 15, 1997; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Person (including any Unrestricted Subsidiary), the amount of Investments previously made in such Person (and treated as a Restricted Payment) by Scotsman and the Restricted Subsidiaries; and

         (E)      $15 million.

         (b) The provisions of the foregoing paragraph (a) shall not prohibit

(1) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, Capital Stock of Scotsman (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Scotsman or an employee stock


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         ownership plan or to a trust established by Scotsman or any of its
         Subsidiaries for the benefit of its employees); PROVIDED, however, that
         (A) each such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant and (B) if applicable, the Net Cash Proceeds of each such sale of Capital Stock or capital contribution in respect of Capital Stock shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness or Capital Stock of Scotsman which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant;

(4) the repurchase of shares of, or options to purchase shares of, common stock of Scotsman Holdings, Scotsman or any of their respective Subsidiaries from employees, former employees, directors or former directors of Scotsman Holdings, Scotsman or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the board of directors of Scotsman Holdings or Scotsman under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock (or any Restricted Payment made to Scotsman Holdings solely to fund such payments at the time made such payments); PROVIDED, HOWEVER, that the aggregate amount of such repurchases or Restricted Payments shall not exceed $2,000,000 in any calendar year (and, to the extent that $2,000,000 exceeds the amount of such repurchases or Restricted Payments made in any calendar year, such excess from such calendar year may be carried forward to the next calendar year); provided, further, however, that such repurchases or Restricted Payments shall be excluded from the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant;

(5) following the initial Public Equity Offering, dividends or Common Stock buybacks by Scotsman Holdings, Scotsman or another issuer in an aggregate amount in any year not to exceed 6% of the aggregate Net Cash Proceeds received by Scotsman in connection with such initial Public Equity Offering and any subsequent Public Equity Offering (or any Restricted Payment made to Scotsman Holdings or such other issuer solely to fund at the time made such payments); PROVIDED, HOWEVER, that at the time of payment of such dividends, no Default shall have occurred and be continuing (or result therefrom); provided, further, however, that such dividends or common stock buybacks shall be included in the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; PROVIDED, HOWEVER, that such repurchase shall be excluded from the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant;

(7) any payment by Scotsman to Scotsman Holdings pursuant to any Tax Sharing Agreement; PROVIDED, HOWEVER, that the amount of any such payment shall not exceed the amount of taxes that Scotsman and its Subsidiaries would have been liable for if Scotsman and its Subsidiaries were to file a consolidated federal income tax return as an affiliated group, within the meaning of Section 1504(a) of the Code, of which Scotsman is the common parent; provided, further, however, that such dividends shall be


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         excluded in the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant; and

(8) dividends to Scotsman Holdings to the extent required to pay for general corporate and overhead expenses incurred by Scotsman Holdings; PROVIDED, HOWEVER, that such dividends shall not exceed $1,000,000 in any calendar year; provided, further, however, that such dividends shall be excluded from the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant.

         In determining whether any payment is permitted by the foregoing covenant, Scotsman may allocate or reallocate, among the foregoing clauses (1) through (8) of the preceding paragraph or among such clauses and the first paragraph of this covenant, all or any portion of such payment and all or any portion of any payment previously allocated; PROVIDED that, after giving effect to such allocation or reallocation, all such payments (or allocated portions of such payments) would be permitted under the provisions of this covenant.

         If Scotsman makes a Restricted Payment or Permitted Investment that, at the time of the making of such Restricted Payment or Permitted Investment, would in the good faith determination of Scotsman be permitted under the requirements of this covenant, such Restricted Payment or Permitted Investment will be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments or restatements made in good faith to Scotsman's financial statements for any period which adjustments or restatements affect any of the financial data used to make the calculations with respect to such Restricted Payment or Permitted Investment.

         As of June 30, 2003, Scotsman and its Restricted Subsidiaries would have had $120.4 million of Restricted Payment capacity under paragraph (a) of this covenant. However, because the requirement set forth in clause (2) of paragraph (a) of this covenant cannot currently be met, Scotsman and its Restricted Subsidiaries cannot currently utilize this capacity.

         LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES. Scotsman shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to Scotsman or a Restricted Subsidiary or pay any Indebtedness owed to Scotsman, (b) to make any loans or advances to Scotsman or (c) to transfer any of its property or assets to Scotsman, except

                  (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including the Credit Agreement, the Security Documents and the Existing Notes Indenture);

                  (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Scotsman (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Scotsman) and outstanding on such date;

                  (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive, taken as a whole, than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements;


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

                  (4) any such encumbrance or restriction consisting of customary non-assignment or subletting provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

                  (5) in the case of clause (3) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

                  (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or any assets of such Restricted Subsidiary pending the closing of such sale or disposition;

                  (7) any encumbrance or restriction pursuant to an agreement entered into after the Issue Date governing Indebtedness incurred by a Restricted Subsidiary in compliance with the covenant described under "Limitation on Indebtedness"; PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to any Restricted Subsidiary contained in any such agreement are no more restrictive, taken as a whole, than the encumbrances and restrictions with respect to such Restricted Subsidiary in the Credit Agreement on the Issue Date;

                  (8) any encumbrance or restriction pursuant to an agreement with a governmental entity providing for developmental financing on terms which are more favorable (at the time such agreement is entered into) than those available from third party financing sources;

                  (9) with respect to a Securitization Subsidiary, an agreement relating to Indebtedness of a Securitization Subsidiary which is permitted under "--Limitation on Indebtedness" above or pursuant to an agreement relating to a Permitted Units Financing by a Securitization Subsidiary;

                  (10) any encumbrance or restriction pursuant to the indenture;

                  (11) any encumbrance or restriction pursuant to applicable law or any rule, regulation or order of a governmental authority;

                  (12) any encumbrance or restriction pursuant to purchase money obligations for any property acquired in the ordinary course of business that impose restrictions on such property (but no other property of Scotsman or a Restricted Subsidiary) of the nature described in clause (c) above;

                  (13) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements; or

                  (14) any encumbrance or restriction pursuant to an agreement entered into after the Issue Date governing Indebtedness Incurred by a Restricted Subsidiary that is not organized in a jurisdiction that is the United States, any state thereof or the District of Columbia in reliance upon, and in compliance with, clause (15) of the covenant described under "Limitation on Indebtedness."

         LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) In the event and to the extent that the Net Available Cash received by Scotsman or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Issue Date in any period of 12 consecutive months exceeds the greater of $40 million or 10% of Adjusted Consolidated Assets as of the beginning of such 12-month period, then Scotsman shall (1) no later than 360 days after the date such Net Available Cash so received exceeds such $40 million or 10% of Adjusted Consolidated Assets (A) apply an amount equal to such excess Net Available Cash to repay any Applicable Indebtedness (and, in the case of any case of any such Applicable Indebtedness under any revolving credit agreement or arrangement, effect a permanent reduction in the availability thereunder (or effect a permanent reduction in availability thereunder, regardless of fact that no prepayment is required)) owing to a Person other than Scotsman or any Affiliate of Scotsman, or (B) invest or commit to invest an equal amount, or the amount not so applied pursuant to clause (A), in Additional


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Assets (and if any such Additional Asset constitutes Collateral and is required to become subject to a First Priority Lien, it shall be subject to the Second Priority Liens pursuant to the Security Documents); PROVIDED, HOWEVER that in the case of any commitment to invest, such investment must be made within six months thereafter, and any amount not so invested shall be treated as Excess Proceeds (as defined below); and (2) apply such excess Net Available Cash (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of the covenant described hereunder. The amount of such excess Net Available Cash required to be applied during the applicable period and not applied pursuant to clause (1) of this paragraph by the end of such period shall constitute "Excess Proceeds." Pending the final application of any Net Available Cash, Scotsman may temporarily reduce Applicable Indebtedness or otherwise temporarily invest the Net Available Cash in any manner that is not prohibited by the indenture.

         If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $20 million, Scotsman must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment"); PROVIDED that if Scotsman so elects (or is required to pursuant to the terms of any Applicable Pari Passu Indebtedness), such Excess Proceeds Offer may be made ratably to purchase the notes and such Applicable Pari Passu Indebtedness. If any Excess Proceeds remain after consummation of an Excess Proceeds Offer, Scotsman may use those proceeds for any purpose not otherwise prohibited by the indenture. Upon completion of each Excess Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

         Scotsman will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by Scotsman under the covenant described hereunder and Scotsman is required to repurchase notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Scotsman shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

         (b) In the event of the transfer of substantially all (but not all) the property and assets of Scotsman as an entirety to a Person in a transaction permitted by the covenant described under "--Merger and Consolidation," the Successor Issuer (as defined therein) shall be deemed to have sold the properties and assets of Scotsman not so transferred for purposes of the covenant described hereunder, and shall comply with the provisions of the covenant described hereunder with respect to such deemed sale as if it were an Asset Disposition, and the Successor Company shall be deemed to have received Net Available Cash in an amount equal to the fair market value (as determined in good faith by the Board of Directors) of the properties and assets not so transferred or sold.

         LIMITATION ON AFFILIATE TRANSACTIONS. (a) Scotsman shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of Scotsman (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to Scotsman or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $5.0 million, (i) are set forth in writing and
(ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, have been determined by a nationally recognized accounting or investment banking firm (an "Independent Financial Advisor") to be fair, from a financial standpoint, to Scotsman and its Restricted Subsidiaries. Notwithstanding clause (2)(ii) above, in the event that there are less than two members of the Board of Directors not having a personal stake in any Affiliate Transaction, such Affiliate Transaction shall be permitted to exist so long as an Independent


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Financial Advisor has determined the terms of such Affiliate Transaction to be fair, from a financial standpoint, to Scotsman and its Restricted Subsidiaries.

         (b) The provisions of the foregoing paragraph (a) shall not prohibit (1) any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments" or any Permitted Investment in an Unrestricted Subsidiary, (2) any issuance of securities, or other payments, benefits, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (3) the grant of stock options or similar rights to employees and directors of Scotsman pursuant to plans approved by the Board of Directors and the entering into of agreements relating thereto, (4) loans or advances to employees in the ordinary course of business in accordance with the past practices of Scotsman or its Restricted Subsidiaries, but in any event not to exceed $2.5 million in the aggregate outstanding at any one time, (5) the payment of reasonable fees to directors of Scotsman and its Restricted Subsidiaries who are not employees of Scotsman or its Restricted Subsidiaries, (6) any Tax Sharing Agreement; PROVIDED, HOWEVER, that the aggregate amount payable by Scotsman pursuant thereto shall not exceed the amount of taxes that Scotsman and its Subsidiaries would have been liable for if Scotsman and its Subsidiaries were to file a consolidated federal income tax return as an affiliated group, within the meaning of Section 1504(a) of the Code, of which Scotsman is the common parent, (7) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of Scotsman and its Restricted Subsidiaries, in each case in the ordinary course of business, (8) any employment, deferred compensation, consulting, noncompetition, confidentiality or similar agreement entered into by Scotsman and its Restricted Subsidiaries with its employees in the ordinary course of business, (9) payments by Scotsman or any of its Restricted Subsidiaries to the Permitted Holders (described in clause (1) of such definition) and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement, or in respect of other investment banking activities, in each case as determined by the Board of Directors in good faith, (10) any Affiliate Transaction between Scotsman and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (11) any Affiliate Transaction between Scotsman and a Restricted Subsidiary or between Restricted Subsidiaries, in each case approved by the Board of Directors in good faith,
(12) the performance by Scotsman Holdings, Scotsman and any Subsidiary or Scotsman Holdings or Scotsman of the Recapitalization Agreement as in effect on May 22, 1997, (13) the pledge of any Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof, (14) sales or issuances of Capital Stock (other than Disqualified Capital Stock) to Affiliates of Scotsman, (15) transactions in connection with a Permitted Units Financing (as to which the Board approval requirements, in the definition of Permitted Units Financing will apply), (16) transactions and payments contemplated by any agreement in effect on the date of the indenture or any amendment thereto or any replacement agreement therefor, so long as any such amendment or replacement agreement, taken as a whole, is not more disadvantageous to Scotsman or such Restricted Subsidiary as the original agreement as in effect on the date of the indenture and (17) any merger or other transaction with an Affiliate for the purpose of reincorporating Scotsman in another jurisdiction and/or for the purpose of forming a holding company or the merger of Scotsman Holdings into Scotsman prior to the first Public Equity Offering, so long as, in each case, the shareholders (and the percentage of shares held by the shareholders) of Scotsman do not change or are the same in such holding company.

         CHANGE OF CONTROL. (a) Upon a Change of Control, if either (1) Scotsman does not redeem the notes as described in "Optional Redemption" or (2) such Change of Control occurs after August 15, 2006, Scotsman will be required to make an offer to repurchase the notes at a purchase price equal to 101% of the principal amount thereof together with accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), in accordance with the terms contemplated in paragraph (b) below.

         (b) Within 30 days following any Change of Control (unless Scotsman has mailed a redemption notice with respect to all the outstanding Notes in connection with such Change of Control), Scotsman shall mail or cause to be mailed a notice to each Holder with a copy to the trustee stating (1) that a Change of Control has occurred and that such Holder has the right to require Scotsman to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid


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interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by Scotsman, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

         (c) Scotsman shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Scotsman shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

         Scotsman will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Scotsman and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

         The Change of Control purchase feature is a result of negotiations between Scotsman and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Scotsman would decide to do so in the future. Subject to the limitations discussed below, Scotsman could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Scotsman's capital structure or credit ratings. Restrictions on the ability of Scotsman to incur additional Indebtedness are contained in the covenant described under "--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture does not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

         Future indebtedness of Scotsman may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require Scotsman to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Scotsman. Finally, Scotsman's ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by Scotsman's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

         The provisions under the indenture relative to Scotsman's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

         LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. Scotsman shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (1) to Scotsman or a Wholly Owned Subsidiary or to any director of a Restricted Subsidiary to the extent required as director's qualifying shares, (2) if, immediately after giving effect to such issuance, sale or other disposition, neither Scotsman nor any of its Restricted Subsidiaries owns any Capital Stock of such Restricted Subsidiary, (3) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition or (4) any sale of Capital Stock in connection with a Permitted Units Financing.


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         MERGER AND CONSOLIDATION. Scotsman shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person (including Scotsman Holdings), unless (1) the resulting, surviving or transferee Person (the "Successor Issuer") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Issuer (if not Scotsman) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of Scotsman under the notes and the indenture; (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any Subsidiary as a result of such transaction as having been Incurred by such Successor Issuer or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction, the Successor Issuer would (x) be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness" or (y) have a Consolidated Coverage Ratio that would be greater than the Consolidated Coverage Ratio of Scotsman immediately prior to such transaction; (4) Scotsman shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture; and (5) Scotsman or the Successor Issuer shall expressly assume, by documentation specified by, and executed and delivered to, the Trustee, all the obligations of Scotsman under the Security Documents. Notwithstanding clause (3) above, a Guarantor or a Wholly Owned Subsidiary (other than the Subordinated Guarantor) may be consolidated with or merged into Scotsman and Scotsman may consolidate with or merge with or into (A) another Person, if such Person is a single purpose corporation that has not conducted any business or Incurred any Indebtedness or other liabilities and such transaction is being consummated solely to change the state of incorporation of Scotsman and (B) Scotsman Holdings; PROVIDED, HOWEVER, that, in the case of clause (B), (x) Scotsman Holdings shall not have owned any assets other than the Capital Stock of Scotsman (and other immaterial assets incidental to its ownership of such Capital Stock) or conducted any business other than owning the Capital Stock of Scotsman, (y) Scotsman Holdings shall not have any Indebtedness or other liabilities (other than ordinary course liabilities incidental to its ownership of the Capital Stock of Scotsman) and (z) immediately after giving effect to such consolidation or merger, the Successor Company shall have a pro forma Consolidated Coverage Ratio that is not less than Consolidated Coverage Ratio of Scotsman immediately prior to such consolidation or merger; and provided further, that the Subordinated Guarantor may be consolidated with, may be merged into or may transfer all or substantially all its assets to Scotsman with the consent of the holders of all Subordinated Guarantor Senior Indebtedness outstanding without complying with the requirements of the first sentence of this paragraph (in which case, if such consent has been given, the Subordinated Guarantee (including, the subordination provisions described above) shall terminate and be extinguished).

         The Successor Company shall be the successor to Scotsman and shall succeed to, and be substituted for, and may exercise every right and power of, Scotsman under the indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

         Each Guarantor shall not and Scotsman shall not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person other than Scotsman or any other Guarantor, unless (1) the resulting, surviving or transferee Person (the "Successor Guarantor") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Guarantor (if not Scotsman) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of the Guarantor on the Guarantee and in the indenture; (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and (3) the Successor Guarantor shall expressly assume, by documentation specified by, and executed and delivered to, the Trustee, all the obligations of such Guarantor under the Security Documents.

         Except in connection with a transaction permitted by the first paragraph of this covenant, Scotsman shall not permit the Subordinated Guarantor, and the Subordinated Guarantor shall not, consolidate with or


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merge into or with, or convey, transfer or lease, in any transaction or a series of related transactions, all or substantially all of its assets to any Person; PROVIDED that the Subordinated Guarantor may be consolidated with, merged with or into, or transfer all or substantially all its assets to, Scotsman or any Guarantor with the consent of the holders of all Subordinated Guarantor Senior Indebtedness outstanding (in which case, if such consent has been given, the subordination provisions described above with respect to the Subordinated Guarantee shall terminate and be extinguished). Notwithstanding the above provisions, the Subordinated Guarantor may lease any or all of its assets to Scotsman or any Wholly Owned Subsidiary of Scotsman at any time.

         SEC REPORTS. Notwithstanding that Scotsman may not be, or may not be required to remain, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Scotsman shall file or continue to file with the SEC and provide the trustee and any Noteholder (upon the request of such Noteholder) with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

         ACTIVITIES OF SCOTSMAN AND ITS RESTRICTED SUBSIDIARIES. Scotsman shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than developing, owning, engaging in and dealing with a Permitted Business.

         ADDITIONAL GUARANTEES. Scotsman will cause each Subsidiary which becomes a Guarantor after the Issue Date (1) to execute and deliver to the trustee a supplemental indenture, in form reasonably satisfactory to the trustee, pursuant to which such Subsidiary shall unconditionally guarantee all of Scotsman's obligations under the notes and the indenture on the terms set forth in the indenture, (2) if such Subsidiary grants any Lien upon any of its assets or property as security for any First Priority Obligations grant the Collateral Agent a Second Priority Lien upon such assets or property (except to the extent such assets or property constitutes Excluded Collateral) for its benefit, the benefit of the Trustee and the benefit of the Holders and (3) to deliver to the trustee an opinion of counsel that such supplemental indenture and Security Documents (if any) has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary, subject to customary exceptions for bankruptcy, fraudulent conveyance, equitable principles, remedies and waivers. Thereafter, such Subsidiary shall be a Guarantor for all purposes of this indenture until it ceases to be such pursuant to the definition of Guarantor contained herein.

         If granting or perfecting any Second Priority Lien described in clause
(2) of the above paragraph requires the consent of a third party, such Subsidiary will use commercially reasonable efforts to obtain such consent with respect to the granting or perfecting of such Second Priority Lien, but if the third party does not consent to the granting or perfecting of the Second Priority Lien after the use of commercially reasonable efforts, such Subsidiary will not be required to do so. Also, if a Second Priority Lien in the asset or property to be subject to such Second Priority Lien cannot be granted or perfected under applicable law, such Subsidiary will not be required to grant or perfect such Second Priority Lien. In addition, such Subsidiary shall be entitled to the grace periods set forth in "--Collateral--General" above.

         ACTIVITIES OF SUBORDINATED GUARANTOR. Scotsman shall not permit the Subordinated Guarantor to, and the Subordinated Guarantor shall not (1) engage in any activity other than acquiring, owning, holding, managing, marketing, maintaining, leasing, selling or disposing of Rental Equipment and activities directly incidental thereto (including leasing such Rental Equipment to Scotsman or any of its Subsidiaries) or (2) incur any Indebtedness other than Indebtedness incurred in compliance with the covenant described under "--Limitations on Indebtedness."

         Neither Scotsman nor any of the Restricted Subsidiaries will sell, transfer or otherwise convey to the Subordinated Guarantor any of its or their respective assets other than Rental Equipment (and related leases) which Rental Equipment, at the time of transfer, (x) is not evidenced


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by a certificate of title under applicable motor vehicle registration, certificate of title and other applicable state laws or (y) if evidenced by a certificate of title as described in preceding clause (x), where counsel to Scotsman is unable to conclude that the notation of a security interest thereon (or another similar procedure) is effective under applicable state law to create a fully perfected security interest therein.

         All Rental Equipment (and related leases) sold, transferred or otherwise conveyed by Scotsman or any of the Restricted Subsidiaries to the Subordinated Guarantor shall be transferred, sold or otherwise conveyed only by way of a capital contribution to the common equity of the Subordinated Guarantor.

         The Subordinated Guarantor is not permitted to have any Subsidiaries.

DEFAULTS

         An Event of Default is defined in the indenture as (1) a default in the payment of interest on the notes when due, continued for 30 days, (2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (including the failure to make a payment to purchase notes tendered pursuant to Change of Control or an Excess Proceeds Payment), (3) the failure by Scotsman to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above, (4) the failure by Scotsman to comply for 30 days after notice with any of its obligations in the covenants described above under "--Certain Covenants" under "--Limitation on Indebtedness," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Restricted Payments," "Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase notes), "--Limitation on Affiliate Transactions," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "--Change of Control" (other than a failure to purchase notes), "--SEC Reports," or "--Activities of Subordinated Guarantor,"
(5) the failure by Scotsman to comply for 60 days after notice with its other agreements contained in the indenture, (6) Indebtedness of Scotsman or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million (the "cross acceleration provision"), (7)(a) certain events of bankruptcy, insolvency or reorganization of Scotsman or (b) certain events of bankruptcy, insolvency or reorganization of a Significant Subsidiary (the "bankruptcy provisions"), (8) any judgment or decree for the payment of money in excess of $25.0 million (net of applicable insurance coverage PROVIDED that the insurance carriers have acknowledged coverage) is rendered against Scotsman or any Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice or an enforcement proceeding is commenced upon such judgment or decree (the "judgment default provision"), (9) any of the Guarantees or the Subordinated Guarantee ceases to be in full force and effect or any of the Guarantees or the Subordinated Guarantee is declared to be null and void and unenforceable or any of the Guarantees or the Subordinated Guarantee is found to be invalid, in each case by a court of competent jurisdiction in a final non-appealable judgment, or any of the Guarantors or the Subordinated Guarantor denies its liability under its Guarantee or the Subordinated Guarantee (other than by reason of release of a Guarantor or the Subordinated Guarantor in accordance with the terms of the indenture), or (10) unless all of the Collateral shall have been released from the Second Priority Liens in accordance with the provisions of the Security Documents and the indenture (a) any default by Scotsman or any of its Restricted Subsidiaries in the performance of the Security Documents which adversely affects the enforceability, validity, perfection (in the case of Collateral for which perfection is required under the Security Documents) or priority of any Second Priority Lien on a material portion of the Collateral granted to the Collateral Agent for its benefit and the benefit of the Trustee and the Holders, (b) the repudiation or disaffirmation by Scotsman or any of its Restricted Subsidiaries of its material obligations under the Security Documents or (c) the determination in a final, non-appealable judicial proceeding that the Security Documents are unenforceable or invalid against Scotsman or any of its Restricted Subsidiaries that are party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 30 days after notice to Scotsman). However, a default under clauses (4), (5), (8) and (10) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of


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

the outstanding notes notify Scotsman of the default and Scotsman does not cure such default within the time specified after receipt of such notice.

         If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Scotsman occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the Notes and its consequences.

         Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless (1) such holder has previously given the trustee notice that an Event of Default is continuing, (2) holders of at least 25% in principal amount of the outstanding Notes have requested the trustee to pursue the remedy, (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense, (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

         The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, Scotsman is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Scotsman also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Scotsman is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

         Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, no amendment may, among other things, (1) reduce the amount of notes whose holders must consent to an amendment, (2) reduce the rate of or extend the time for payment of interest on any note, (3) reduce the principal of or extend the Stated Maturity of any note,
(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "-- Optional Redemption" above, (5) make any note payable in money other than that stated in the note, (6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (7) make any change in the amendment provisions which require each holder's consent or in the


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

waiver provisions or (8) release any Guarantor or the Subordinated Guarantor from any of its obligations under its Guarantee or Subordinated Guarantee, as the case may be, or the indenture otherwise than in accordance with the terms of the indenture.

         Without the consent of any holder of the notes, Scotsman, the Guarantors, the Subordinated Guarantor and the trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to add additional assets as Collateral, to release Collateral from the Second Priority Liens securing the notes, the Guarantees and the Subordinated Guarantee when permitted or required by the Security Documents or the Indenture, upon any amendment, waiver or consent to the Security Documents that requires the consent of the trustee as and to the extent set forth under "--Collateral", to provide for the assumption by a successor issuer or guarantor of the obligations of Scotsman, the Guarantor or the Subordinated Guarantor under the indenture, to provide for uncertificated notes in addition to or in place of certificated notes (PROVIDED that the uncertificated notes are issued in registered form for purposes of
Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the notes or to provide for the release of the Subordinated Guarantee as described in the definition of Guarantor, to add to the covenants of Scotsman, Guarantors or the Subordinated Guarantor for the benefit of the holders of the notes or to surrender any right or power conferred upon Scotsman, Guarantors or the Subordinated Guarantor, to make any change that does not adversely affect the rights of any holder of the notes or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

         The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

         After an amendment under the indenture becomes effective, Scotsman is required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

         The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. Scotsman may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

SATISFACTION AND DISCHARGE

         The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when

         (1)      either

                  (A) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Scotsman or discharged from the trust, have been delivered to the trustee for cancellation; or

                  (B) all notes that have not been delivered to the trustee for cancellation have (1) become due and payable by reason of the mailing of a notice of redemption or otherwise, (2) will become due and payable within one year or (3) are to be called for redemption within 12 months under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the reasonable expense of Scotsman, and Scotsman, any Guarantor or the Subordinated Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S.


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

         dollars, non-callable direct obligations of the United States maturing within one year or less ("Eligible Obligations"), or a combination of cash in U.S. dollars and Eligible Obligations, in amounts as will be sufficient to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and liquidated damages on the notes, if any, and accrued interest to the date of maturity or redemption, as the case may be;

         (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Scotsman, any Guarantor or the Subordinated Guarantor is a party or by which Scotsman, any Guarantor or the Subordinated Guarantor are bound;

         (3) Scotsman, each Guarantor and the Subordinated Guarantor have paid or caused to be paid all sums payable by them under the indenture; and

         (4) Scotsman has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

         In addition, Scotsman must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge of the indenture with respect to the notes have been satisfied.

         Upon satisfaction of the above conditions, the Guarantees and the Subordinated Guarantee shall be released and Scotsman, the Guarantors and the Subordinated Guarantor will be entitled to releases of any asset of property constituting Collateral from the Liens securing the notes, the Guarantees and the Subordinated Guarantee.

DEFEASANCE

         Scotsman may, at its option and at any time may elect to have its obligations and the obligations of the Guarantors and the Subordinated Guarantor discharged with respect to the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. Scotsman at any time may terminate its obligations under the covenants described under " --Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the Subordinated Guarantor and the judgment default provision described under "--Defaults" above, the Events of Default specified in clause (4) under "--Defaults" above and the limitations contained in clause (3) in the first sentence of the first paragraph or clause (z) in the second sentence of the first paragraph under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance"). Upon satisfaction of the conditions set forth below for legal defeasance or covenant defeasance, as the case may be, the Guarantees and the Subordinated Guarantee shall be released and Scotsman, the Guarantors and the Subordinated Guarantor will be entitled to releases of any asset of property constituting Collateral from the Liens securing the notes, the Guarantees and the Subordinated Guarantee.

         Scotsman may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Scotsman exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Scotsman exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) under "--Defaults" above or because of the failure of Scotsman to comply with clause (3) in the first sentence of the first paragraph or clause (z) in the second sentence of the first paragraph under "--Certain Covenants--Merger and Consolidation" above.


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         In order to exercise either defeasance option, Scotsman must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, (1) such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law and (2) such Opinion of Counsel shall not be required to be delivered if such legal defeasance occurs within one year of the Stated Maturity of the Notes or the earliest possible optional redemption date for the Notes (August 15, 2006).

CONCERNING THE TRUSTEE

         U.S. Bank National Association is the trustee under the indenture and has been appointed by Scotsman as Registrar and Paying Agent with regard to the notes.

         The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

GOVERNING LAW

         The indenture provides that it, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.


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                          BOOK-ENTRY; DELIVERY AND FORM

         The certificates representing the exchange notes will initially be issued in fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as a custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary. Subject to the satisfaction of certain conditions, holders may elect to take physical delivery of their certificates (each a "Certificated Security") instead of holding their interests through the Global Notes (and which are then ineligible to trade through DTC).

THE GLOBAL NOTES

         We expect that pursuant to procedures established by DTC (1) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (2) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

         So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

         Payments of the principal or premium (if any) on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

         We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

         DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

         Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (1) if requested by a holder of such interests or
(2) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion sets forth the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP with respect to the expected material United States federal income and estate tax considerations of the exchange of initial notes for exchange notes in accordance with the exchange offer and of the ownership and disposition of those exchange notes by U.S. and non-U.S. holders, each as defined below, who acquire the exchange notes in the exchange offer. The following discussion does not purport to be a full description of all United States federal income and estate tax considerations that may be relevant to the exchange offer or to the holding or disposition of exchange notes and does not address any other taxes that might be applicable to a holder of exchange notes, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. The United States Internal Revenue Service may not take a similar view of these consequences. Further, this discussion does not address all aspects of federal income and estate taxation that may be relevant to particular holders in light of their personal circumstances and does not deal with persons that are subject to special tax rules, such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, insurance companies, tax-exempt entities, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities, expatriates, holders subject to the alternative minimum tax, persons holding the initial notes or exchange notes as part of a hedging transaction, conversion transaction, "straddle," a synthetic security or other integrated transaction, constructive sale and persons whose functional currency is not the United States dollar. The discussion below assumes that the exchange notes are held as capital assets within the meaning of section 1221 of the Internal Revenue Code.

         If an entity that is treated as a partnership for federal income tax purposes holds exchange notes, the tax treatment of its partners or members will generally depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for federal income tax purposes and that entity is holding the exchange notes, you should consult your tax advisor.

         The discussion of the United States federal income and estate tax considerations below is based on currently existing provisions of the Internal Revenue Code, the applicable Treasury regulations promulgated and proposed under the Internal Revenue Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws.

         As used in this prospectus, a U.S. holder means a beneficial owner of an exchange note who is, for United States federal income tax purposes:

         o        A citizen or resident of the United States;

         o A corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any of its political subdivisions;

         o An estate the income of which is subject to United States federal income taxation regardless of its source; or

         o A trust if either a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

         As used in this prospectus, a non-U.S. holder means a beneficial owner of an exchange note, other than a partnership or similar pass-through entity, who is not a U.S. holder.


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

EXCHANGE OFFER

         The exchange of the initial notes for the exchange notes pursuant to the exchange offer will not be treated as a taxable event to holders. Consequently, no gain or loss will be realized by a holder upon a receipt of an exchange note, the holding period of the exchange note will include the holding period of the initial note exchanged for such exchange note and the adjusted tax basis of the exchange note will be the same as the adjusted tax basis, immediately before the exchange, of the initial note exchanged for the exchange note.

TAX CONSIDERATIONS FOR U.S. HOLDERS

         PAYMENTS OF INTEREST

         A U.S. holder generally will be required to include in gross income as ordinary interest income the interest on an exchange note at the time that the interest accrues or is received, in accordance with the U.S. holder's regular method of accounting for United States federal income tax purposes.

         MARKET DISCOUNT

         If a U.S. holder purchased an initial note at initial issuance for an amount that is less than its issue price or purchased an initial note after initial issuance but prior to this exchange offer for an amount that was less than the stated principal amount of the note and in either case a DE MINIMIS exception does not apply, the difference will be treated as market discount. If a U.S. holder exchanges an initial note, with respect to which there is market discount, for an exchange note pursuant to the exchange offer, the market discount applicable to the initial note will carry over to the exchange note so received. In that case, unless the U.S. holder makes an election to include market discount in income as it accrues, any partial principal payment on the exchange note, gain realized on the sale, exchange or retirement of the exchange note and unrealized appreciation on some nontaxable dispositions of the exchange note will be treated as ordinary income to the extent of the market discount that has not been previously included in income and that is treated as having accrued on the exchange note prior to the payment or disposition. A U.S. holder also might be required to defer all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the exchange note, unless the U.S. holder has made an election to include the market discount in income as it accrues. Unless the U.S. holder elects to treat market discount as accruing on a constant yield method, market discount will be treated as accruing on a straight line basis over the term of the exchange note. An election made to include market discount in income as it accrues will apply to all debt instruments acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.

         BOND PREMIUM

         If a U.S. holder purchased an initial note prior to this exchange offer for an amount that is in excess of all amounts payable on the initial note after the purchase date, other than payments of qualified stated interest, the excess will be treated as bond premium. If a U.S. holder exchanges an initial note, with respect to which there is bond premium, for an exchange note pursuant to the exchange offer, the bond premium applicable to the initial note will carry over to the exchange note so received. In general, a U.S. holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. The amount of bond premium allocable to any accrual period is offset against the qualified stated interest allocable to the accrual period. If, following the offset determination described in the immediately preceding sentence, there is an excess allocable bond premium remaining, that excess may, in some circumstances, be deducted. An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. holder and may be revoked only with the consent of the Internal Revenue Service.

         SALE, EXCHANGE OR RETIREMENT OF THE NOTES

         A U.S. holder's tax basis in an exchange note generally will be the U.S. holder's cost for the initial note, increased by any accrued market discount previously included in income, and decreased by any amortized bond premium. A U.S. holder generally will recognize gain or loss on the sale, exchange, retirement or other taxable disposition of an exchange note in an amount equal to the difference between the amount of cash plus the fair market value of any property received, other than any amount received in respect of accrued interest, which will be taxable as ordinary interest income if not previously included in income, and the U.S. holder's tax basis in the exchange note. Subject to the discussion of market discount above, gain or loss recognized on the sale, exchange, retirement or other taxable disposition of an exchange note generally will be capital gain or loss. In the case of a noncorporate U.S. holder, the federal income tax rate applicable to capital gains will depend upon the holder's holding period for the exchange notes, with a preferential rate available for exchange notes held for more than one year, and upon the holder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

         The rules governing United States Federal income taxation of non-U.S. holders are complex. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

         Subject to the discussion below concerning backup withholding, payments of principal or interest on the notes by us or our paying agent to a non-U.S. holder that are not effectively connected with a U.S. trade or business will not generally be subject to U.S. federal income or income withholding tax, if, in the case of interest:

         o the non-U.S. holder does not actually own, and is not deemed to own under any applicable Treasury regulations, 10% or more of the total voting power of all of our voting stock;

         o the non-U.S. holder is not, for United States federal income tax purposes, a controlled foreign corporation related to us either through actual ownership or deemed to be related to us through ownership under applicable Internal Revenue Code rules;

         o the non-U.S. holder is not a bank whose receipt of interest is described in section 881(c)(3)(A) of the Internal Revenue Code; and

         o either (A) the non-U.S. holder provides us or our agent with an Internal Revenue Service Form W-8BEN, or a suitable substitute form, signed under penalties of perjury, that includes its name and address and certifies as to its non-United States status in compliance with applicable law and Treasury regulations or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the exchange note on behalf of the beneficial owner and provides a statement to us or our agent signed under penalties of perjury in which the organization, bank or financial institution certifies that the form or suitable substitute has been received by it from the non-U.S. holder or from another financial institution acting on behalf of the non-U.S. holder and furnishes us or our agent with a copy.

         In the case of exchange notes held by a foreign partnership, the certification described above normally is provided by the partners as well as by the foreign partnership and the partnership provides other specified information. Other methods might be available to satisfy the certification requirements described above, depending upon the circumstances applicable to the non-U.S. holder.

         If these requirements cannot be met and the requirements applicable to treatment of the interest as effectively connected with the conduct of a United States trade or business described below are not met, a non-U.S. holder will be subject to United States federal income withholding tax at a rate of 30% with respect to payments of interest on the exchange notes, unless the non-U.S. holder provides us with a properly executed Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty.

         A non-U.S. holder generally will not be subject to United States federal income withholding tax on gain realized on the sale, exchange, redemption, retirement or other disposition of an exchange note. Such gain also will not be subject to U.S. federal income tax unless the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and other applicable conditions are met, such gain represents accrued but unpaid interest not previously included in income (in which case the rules regarding payments of interest would apply), or the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

         Notwithstanding the above, if a non-U.S. holder is engaged in a trade or business in the United States and if interest on the exchange note or gain realized on the disposition of the exchange note is effectively connected with the conduct of the trade or business, the non-U.S. holder usually will be subject to regular United States federal income tax on the interest or gain in the same manner as if it were a U.S. holder, unless an applicable treaty provides otherwise. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or a lower rate provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, with specified adjustments. For this purpose, interest on an exchange note will be included in the foreign corporation's earnings and profits. Even though the effectively connected income is subject to income tax, and may be subject to the branch profits tax, it generally is not subject to income withholding if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor.

         An exchange note held by an individual non-U.S. holder who at the time of death is not a United States citizen or resident, as defined for United States federal estate tax purposes, will not be subject to United States federal estate taxation as a result of the individual's death unless (A) the individual actually owns, or is deemed to own under any applicable Treasury regulations, 10% or more of the combined voting power of all classes of our stock entitled to vote or (B) interest payments with respect to the note would have been, if received at the time of the individual's death, effectively connected with the conduct by the individual of a trade or business in the United States.

TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS AND NON-U.S. HOLDERS

         INFORMATION REPORTING AND BACKUP WITHHOLDING

         Noncorporate U.S. holders generally will be subject to information reporting and might be subject to a backup withholding tax with respect to payments on, and the proceeds of disposition of, an exchange note. In general, backup withholding will apply only if the U.S. holder:

         o fails to furnish its taxpayer identification number which, for an individual, would be his or her Social Security number;

         o        furnishes an incorrect taxpayer identification number;

         o is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

         o in some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

         Backup withholding and information reporting generally will not apply to payments made by us or our paying agent on an exchange note to a non-U.S. holder if the certification described under "Tax Considerations for Non-U.S. Holders" is provided or the non-U.S. holder otherwise establishes an exemption, and the payor does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied. The payments of proceeds from the disposition of an exchange note to or through a non-United States office of a broker, as defined in applicable Treasury regulations, that is (A) a United States person, (B) a controlled foreign corporation for United States federal income tax purposes, (C) a foreign person 50% or more of whose gross income from all sources for the 3 prior years is from activities effectively connected with the conduct of a United States trade or business, (D) a foreign partnership, if at any time during its tax year, either more than 50% of its income or capital interests are owned by U.S. holders or the partnership is engaged in the conduct of a United States trade or business or (E) a U.S. branch of a foreign bank or a foreign insurance company will be subject to information reporting requirements unless the broker has documentary evidence in its files of the holder's non-U.S. holder status and has no actual knowledge or reason to know to the contrary or the non-U.S. holder otherwise establishes an exemption. Backup withholding normally will not apply to any payment of the proceeds from the sale of an exchange note made to or through a foreign office of a broker; however, backup withholding might apply if the broker has actual knowledge or reason to know that the payee is a U.S. holder. Payments of the proceeds from the sale of an exchange note to or through the United States office of a broker are subject to information reporting and possible backup withholding unless the holder certifies, under penalties of perjury, that it is not a U.S. holder and that other conditions are met or the holder otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied.

         Holders of exchange notes should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining an exemption, if available.

         The amount of any backup withholding will be allowed as a credit against the holder's United States federal income tax liability and might entitle the holder to a refund if the required information is furnished to the Internal Revenue Service.

         THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND OF HOLDING AND DISPOSING OF AN INITIAL NOTE OR AN EXCHANGE NOTE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-UNITED STATES TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We and our subsidiaries have agreed that, for a period of 120 days after the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until November 23, 2003, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

         We and our subsidiaries will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to-such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 120 days after the expiration of this exchange offer, we and our subsidiaries will promptly send additional copies of this prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the letter of transmittal. We and our subsidiaries have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York has passed upon the validity of the exchange notes and related guarantees.

                                     EXPERTS

         The consolidated financial statements of Williams Scotsman, Inc. as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002, included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports and other information with the Commission. We have also filed with the Commission a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Commission at the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the Commission. The address of this web site is http://www.sec.gov.

         Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to the Chief Financial Officer, at Williams Scotsman, Inc., 8211 Town Center Drive, Baltimore, Maryland 21236, telephone number (410) 931-6000.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE

I.      WILLIAMS SCOTSMAN, INC. ANNUAL FINANCIAL STATEMENTS

        Report of Independent Auditors................................       F-2

        Consolidated Balance Sheets as of December 31, 2002 and 2001..       F-3

        Consolidated Statements of Operations for the years ended
           December 31, 2002, 2001 and 2000...........................       F-4

        Consolidated Statements of Changes in Stockholder's Equity/
           (Deficit) for the years ended December 31, 2002, 2001
           and 2000...................................................       F-5

        Consolidated Statements of Cash Flows for the years ended
           December 31, 2002, 2001 and 2000...........................       F-6

        Notes to Consolidated Financial Statements....................       F-7


II.     WILLIAMS SCOTSMAN, INC. INTERIM FINANCIAL STATEMENTS

        Consolidated Balance Sheets (unaudited) at June 30, 2003 and
           December 31, 2002..........................................      F-22

        Consolidated Statements of Operations (unaudited) for the
           six months ended June 30, 2003 and 2002....................      F-23

        Consolidated Statements of Cash Flows (unaudited) for the
           six months ended June 30, 2003 and 2002....................      F-24

        Notes to Consolidated Financial Statements (unaudited)........      F-25

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Williams Scotsman, Inc.

We have audited the accompanying consolidated balance sheets of Williams Scotsman, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Williams Scotsman, Inc. and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 4 to the Financial Statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets.

                                                     /s/ Ernst & Young LLP

Baltimore, Maryland
January 31, 2003

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                         DECEMBER 31
                                                                                 --------------------------
                                                                                     2002           2001
                                                                                 -----------    -----------
                                                                                        (IN THOUSANDS)
ASSETS
Cash .........................................................................   $       427    $       584
Trade accounts receivable, net of allowance for doubtful accounts of $1,071 in
   2002 and $1,298 in 2001 ...................................................        63,965         74,336
Prepaid expenses and other current assets ....................................        25,468         25,628
Rental equipment, net of accumulated depreciation of $207,538 in 2002 and
   $178,046 in 2001 ..........................................................       850,087        866,867
Property and equipment, net ..................................................        80,249         75,358
Deferred financing costs, net ................................................        23,616         10,696
Goodwill .....................................................................       168,931        168,378
Other intangible assets, net .................................................         3,238          3,679
Other assets .................................................................        14,369         19,458
                                                                                 -----------    -----------
                                                                                 $ 1,230,350    $ 1,244,984
                                                                                 ===========    ===========

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Accounts payable and accrued expenses ........................................   $    52,988    $    50,287
Rents billed in advance ......................................................        18,773         25,796
Revolving credit facility ....................................................       197,691        564,922
Long-term debt ...............................................................       786,654        458,050
Deferred income taxes ........................................................       160,451        152,670
                                                                                 -----------    -----------
Total liabilities ............................................................     1,216,557      1,251,725
                                                                                 -----------    -----------

Stockholder's equity (deficit):
Common stock, $.01 par value. Authorized 10,000,000 shares; issued and
   outstanding 3,320,000 shares ..............................................            33             33
Additional paid-in capital ...................................................       131,602        126,289
Cumulative foreign currency translation adjustment ...........................        (1,386)        (1,505)
Retained deficit .............................................................      (116,456)      (131,558)
Total stockholder's equity (deficit) .........................................        13,793         (6,741)
                                                                                 -----------    -----------
                                                                                 $ 1,230,350    $ 1,244,984
                                                                                 ===========    ===========

                             See accompanying notes.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED DECEMBER 31
                                                                  ------------------------------
                                                                     2002      2001       2000
                                                                  --------   --------   --------
                                                                       (IN THOUSANDS EXCEPT
                                                                         PER SHARE AMOUNTS)
REVENUES
Leasing .......................................................   $227,106   $238,151   $220,547
Sales:
   New units ..................................................     98,927     91,114     73,291
   Rental equipment ...........................................     23,951     22,212     21,571
Delivery and installation .....................................    101,034     97,342     79,097
Other .........................................................     44,155     43,437     37,640
                                                                  --------   --------   --------
        Total revenues ........................................    495,173    492,256    432,146
                                                                  --------   --------   --------

COST OF SALES AND SERVICES
Leasing:
   Depreciation and amortization ..............................     45,834     41,761     36,720
   Other direct leasing costs .................................     46,410     43,109     35,373
Sales:
New units .....................................................     82,564     75,169     60,268
Rental equipment ..............................................     18,164     16,886     16,305
Delivery and installation .....................................     84,540     78,339     59,670
Other .........................................................      9,901      8,374      6,583
                                                                  --------   --------   --------
        Total costs of sales and services .....................    287,413    263,638    214,919
                                                                  --------   --------   --------
      Gross profit ............................................    207,760    228,618    217,227
                                                                  --------   --------   --------
Selling, general and administrative expenses ..................     85,722     82,516     76,817
Other depreciation and amortization ...........................     13,438     18,845     17,474
Interest, including amortization of deferred financing costs of     85,208     85,486     91,860
   $7,948, $5,269 and $4,931
Non-cash charge for casualty loss .............................         --      1,500         --
                                                                  --------   --------   --------
Total operating expenses ......................................    184,368    188,347    186,151
                                                                  --------   --------   --------
Income before income taxes ....................................     23,392     40,271     31,076
Income tax expense ............................................      8,157     17,605     14,957
Net income ....................................................   $ 15,235   $ 22,666   $ 16,119
                                                                  --------   --------   --------
Earnings per common share .....................................   $   4.59   $   6.83   $   4.86
                                                                  ========   ========   ========

                             See accompanying notes.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)

                                                    COMMON STOCK
                                                -------------------
                                                                                               CUMULATIVE
                                                                                                FOREIGN
                                                                      ADDITIONAL                CURRENCY
                                                                        PAID-IN     RETAINED   TRANSLATION
                                                SHARES      AMOUNT      CAPITAL      DEFICIT    ADJUSTMENT      TOTAL
                                                ------    ---------    ---------    ---------   ----------    ---------
                                                                         (IN THOUSANDS)
Balance at December 31, 1999 .............       3,320    $      33    $ 126,088    $(170,228)  $       --    $ (44,107)
Appreciation in value of stock options ...          --           --          479           --           --          479
Dividends to parent--$.02 per share ......          --           --           --          (55)          --          (55)
Foreign currency translation adjustment ..                                                            (457)
Net income ...............................          --           --           --       16,119           --       16,119
                                                ------    ---------    ---------    ---------   ----------    ---------
Balance at December 31, 2000 .............       3,320           33      126,567     (154,164)        (457)     (28,021)
Decrease in value of stock options .......          --           --         (278)          --           --         (278)
Dividends to parent--$.02 per share ......          --           --           --          (60)          --          (60)
Foreign currency translation adjustment ..          --           --           --           --       (1,048)      (1,048)
Net income ...............................          --           --           --       22,666           --       22,666
                                                ------    ---------    ---------    ---------   ----------    ---------
Balance at December 31, 2001 .............       3,320           33      126,289     (131,558)      (1,505)      (6,741)
Non-cash stock option compensation expense          --           --        5,313           --           --        5,313
Dividends to parent--$.04 per share ......          --           --           --         (133)          --         (133)
Foreign currency translation Adjustment ..          --           --           --                       119          119
Net income ...............................          --           --           --       15,235           --       15,235
                                                ------    ---------    ---------    ---------   ----------    ---------
Balance at December 31, 2002 .............       3,320    $      33    $ 131,602    $(116,456)  $   (1,386)   $  13,793
                                                ======    =========    =========    =========   ==========    =========

                             See accompanying notes.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        YEAR ENDED DECEMBER 31
                                                              -----------------------------------------
                                                                   2002          2001            2000
                                                              -----------    -----------    -----------
                                                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ................................................   $    15,235    $    22,666    $    16,119
Adjustments to reconcile net income to net cash provided by
   operating activities:
   Depreciation and amortization ..........................        66,614         65,875         59,125
   Provision for bad debts ................................         3,767          4,204          3,697
   Deferred income tax expense ............................         7,781         17,353         14,703
   Non-cash option compensation expense (income) ..........         5,313           (278)           479
   Gain on sale of rental equipment .......................        (5,787)        (5,326)        (5,266)
   Decrease (increase) in net trade accounts receivable ...         6,604        (24,624)          (337)
   Increase (decrease) in accounts payable and accrued
      expenses, including reserve for casualty loss in 2001         2,481         (5,452)         1,578
   Other ..................................................        (3,091)       (14,167)        (3,121)
                                                              -----------    -----------    -----------
Net cash provided by operating activities .................        98,917         60,251         86,977
                                                              -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Rental equipment additions ................................       (44,793)      (106,177)      (122,617)
Proceeds from sales of rental equipment ...................        23,951         22,212         21,571
Acquisition of businesses, net of cash acquired ...........        (7,308)       (26,114)        (8,687)
Purchase of property and equipment, net ...................       (11,901)       (15,379)       (18,571)
                                                              -----------    -----------    -----------
Net cash used in investing activities .....................       (40,051)      (125,458)      (128,304)
                                                              -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt ........................................     1,123,473        547,129        493,748
Repayment of debt .........................................    (1,162,427)      (483,267)      (450,461)
Increase in deferred financing costs ......................       (20,263)          (557)            --
Amortization of bond premium ..............................           327             --             --
Cash dividends paid .......................................          (133)           (60)           (55)
                                                              -----------    -----------    -----------
Net cash (used in) provided by financing activities .......       (59,023)        63,245         43,232
                                                              -----------    -----------    -----------
Net (decrease) increase in cash ...........................          (157)        (1,962)         1,905
Cash at beginning of period ...............................           584          2,546            641
                                                              -----------    -----------    -----------
Cash at end of period .....................................   $       427    $       584    $     2,546
                                                              ===========    ===========    ===========

Supplemental cash flow information:
   Cash paid for income taxes .............................   $       518    $       306    $       196
                                                              ===========    ===========    ===========
   Cash paid for interest .................................   $    76,744    $    89,351    $    81,653
                                                              ===========    ===========    ===========

                             See accompanying notes.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           DECEMBER 31, 2002 AND 2001


1.       ORGANIZATION AND BASIS OF PRESENTATION

         Williams Scotsman, Inc. (the Company) is a 100% owned subsidiary of Scotsman Holdings, Inc. (Holdings), a corporation, which was organized in November 1993 for the purpose of acquiring the Company. The Company's operations include its 100% owned subsidiaries, Willscot Equipment, LLC (Willscot), and Williams Scotsman of Canada, Inc. Willscot, a special purpose subsidiary, was formed in May 1997; its operations are limited to the leasing of its mobile office units to the Company under a master lease. Additionally, Willscot has entered into a management agreement with the Company whereby it pays a fee to the Company in an amount equal to the rental and other income (net of depreciation expense) it earns from the Company. Therefore, Willscot earns no net income. These 100% owned subsidiaries are guarantors of the Company's credit facility. The 9.875% senior notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company's 100% owned subsidiaries, Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. Willscot has fully and unconditionally guaranteed the senior notes on a subordinated basis.

         The operations of the Company consist primarily of the leasing and sale of mobile offices, modular buildings and storage products (equipment) and their delivery and installation.

ACQUISITION OF NORTHGATE INDUSTRIES LTD

         On July 31, 2002 the Company acquired the mobile office and storage product fleet of Northgate Industries Ltd., an Edmonton, Alberta-based Canadian company that was involved in the leasing of mobile offices to industrial markets. The transaction was accounted for under the purchase method of accounting with a net purchase price of $7.0 million being allocated to the identifiable net assets acquired of $6.6 million with the excess of $.4 million representing goodwill. The purchase price allocation was based upon estimates of the fair value of the net assets acquired. The acquisition, which added over 500 units at a value of approximately $6.3 million, was financed with borrowings under the Company's new credit facility.

ACQUISITION OF MCKINNEY MOBILE MODULAR

     On February 1, 2001, the Company acquired the mobile office sales and leasing business of Mckinney Mobile Modular, a privately held California corporation (Mckinney) in a transaction accounted for under the purchase method of accounting. Total consideration for the acquisition of Mckinney was approximately $26.1 million, including the repayment of existing indebtedness of Mckinney. The purchase price paid was allocated to the identifiable assets acquired of $21.6 million with the excess of $5.5 million representing goodwill and other intangible assets. The purchase price allocation was based upon the estimates of the fair value of the assets acquired. The acquisition, which added over 1,600 units at a value of approximately $21.4 million, was financed with borrowings under the Company's then existing credit facility.

NEW ACCOUNTING PRONOUNCEMENTS

         GOODWILL AND OTHER INTANGIBLE ASSETS. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Prior to the adoption of this standard, goodwill was amortized on a straight-line basis over 20 to 40 years. Under the new rules, goodwill (and intangible assets deemed to have indefinite lives) are no longer amortized but are subject to annual impairment tests in accordance with the Statement. Other intangible assets continue to be amortized over their useful lives.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           DECEMBER 31, 2002 AND 2001


1.       ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

         The Company has adopted SFAS No. 142 effective January 1, 2002. The Company performed the first of these required tests during the first quarter of 2002 and the annual impairment test as of the beginning of the fourth quarter and determined that goodwill was not impaired.

         EXTINGUISHMENT OF DEBT. In May 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, effective for fiscal years beginning after May 15, 2002. With the rescission of SFAS No. 4, gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30.

         The Company has adopted SFAS No. 145 effective January 1, 2002. As a result, the $1.6 million of deferred financing costs relating to the Company's former credit agreement that were expensed during the year ended December 31,2002 are included in interest expense.

         Stock Based Compensation. In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure, effective for fiscal years ending after December 15, 2002.

         The Company has adopted SFAS 148 for disclosure purposes and is considering adoption for reporting purposes.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accompanying consolidated financial statements include the accounts of the Company and its 100% owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

(a)      USE OF ESTIMATES

         The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

(b)      LEASING OPERATIONS

         Equipment is leased generally under operating leases and, occasionally, under sales-type lease arrangements. Operating lease terms generally range from 3 months to 60 months, and contractually averaged approximately 12 months at December 31, 2002. Rents billed in advance are initially deferred and recognized as revenue over the term of the operating leases. Rental equipment is depreciated by the straight-line method using an estimated economic useful life generally of 10 to 20 years and an estimated residual value of typically 50%. Costs of improvements and betterments are capitalized, whereas costs of replacement items, repairs and maintenance are expensed as incurred. Costs incurred for equipment to meet particular lease specifications are capitalized and depreciated over the lease term. However, costs aggregating less than $1 per unit are generally expensed as incurred.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           DECEMBER 31, 2002 AND 2001


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c)      DEFERRED FINANCING COSTS

         Costs of obtaining debt are amortized using the straight-line method over the term of the debt.

(d)      PROPERTY AND EQUIPMENT

         Depreciation is computed by the straight-line method over estimated useful lives ranging from 15 to 40 years for buildings and improvements and 3 to 10 years for furniture and equipment. Maintenance and repairs are charged to expense as incurred.

(e)      GOODWILL AND OTHER INTANGIBLE ASSETS

         The excess of cost over fair values of net assets acquired in purchase transactions has been recorded as goodwill. In accordance with SFAS 142, goodwill (and intangible assets deemed to have indefinite lives) are no longer amortized but are subject to annual impairment tests in accordance with the Statement. The Company performed the first of these required tests during the first quarter of 2002 and the annual impairment test as of the beginning of the fourth quarter and determined that goodwill was not impaired.

         On a periodic basis, the Company evaluates the carrying value of its intangible assets to determine if the facts and circumstances suggest that intangible assets may be impaired. If this review indicates that intangible assets may not be recoverable, as determined by the undiscounted cash flow of the Company over the remaining amortization period, the Company's carrying value of intangible assets would be reduced by the estimated shortfall of cash flows, on a discounted basis.

(f)      INCOME TAXES

         Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(g)      EARNINGS PER SHARE

         Earnings per share is computed based on weighted average number of common shares outstanding of 3,320,000 shares for 2002, 2001 and 2000.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           DECEMBER 31, 2002 AND 2001


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(h)      REVENUE RECOGNITION

         The Company's revenue recognition policy is to recognize rental income ratably over the month on a daily basis. Billings for periods extending beyond the month end are recorded as deferred income. Sales revenue is recognized at the time the units are delivered and installed, with the exception of long-term construction-type sales contracts for which revenue is recognized under the percentage of completion method. Under this method, income is recognized based on the incurred costs to date compared to estimated total costs. All other revenue is recognized when related services have been performed.

(i)      ACCOUNTS RECEIVABLE

         The Company's accounts receivable consist of amounts due from customers throughout the United States and Canada. Collateral is generally not required. The Company provides an allowance for doubtful accounts receivable by a charge to operations in amounts equal to the estimated losses expected to be incurred in collection of the accounts. The estimated losses are based on historical collection experience and a review of the current status of the existing receivables. Customer accounts are written off against the allowance for doubtful accounts when an account is determined to be uncollectible.

(j)      RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform to current year presentation.

3.       PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:

                                                              DECEMBER 31
                                                      --------------------------
                                                          2002           2001
                                                      -----------    -----------
Land...............................................   $    19,441    $    17,223
Buildings and improvements.........................        33,145         28,162
Furniture and equipment............................        65,515         61,331
                                                      -----------    -----------
                                                          118,101        106,716
Less accumulated depreciation......................        37,852         31,358
                                                      -----------    -----------
Net property and equipment.........................   $    80,249    $    75,358
                                                      ===========    ===========

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           DECEMBER 31, 2002 AND 2001


4.       GOODWILL AND OTHER INTANGIBLE ASSETS

         The Company has adopted SFAS No. 142 effective January 1, 2002. Under SFAS No. 142 goodwill and certain identified intangibles with indefinite lives are no longer amortized, rather they are subject to annual impairment tests. The Company performed the first of these required tests during the first quarter of 2002 and determined that goodwill is not impaired. Prior to the adoption of this standard, goodwill was amortized on a straight-line basis over 20 to 40 years. Amortization expense for the year ended December 31, 2002 was $.8 million, which represents the amortization related to the identified intangible assets still required to be amortized under SFAS No. 142. These include covenants not to compete and customer base, which are being amortized on a straight-line basis over periods of 24 to 228 months. Amortization expense relating to these identified intangibles for each of the next five years is as follows:

             2003....................................................   $  713
             2004....................................................      559
             2005....................................................      548
             2006....................................................      215
             2007....................................................      142

         Under SFAS No. 142 assembled workforce is not considered to be an intangible asset. The Company has reclassified this asset to goodwill. The effect of the adoption of SFAS No. 142 as of December 31, 2002 and December 31, 2001 is summarized in the following tables:

                                             DECEMBER 31, 2002                         DECEMBER 31, 2001
                                  ------------------------------------    -----------------------------------------
                                    GROSS                                   GROSS
                                   CARRYING    ACCUMULATED    NET BOOK     CARRYING     ACCUMULATED
                                    AMOUNT     AMORTIZATION    VALUE        AMOUNT     AMORTIZATION  NET BOOK VALUE
                                  ---------    ------------  ---------    ---------    ------------  --------------
Goodwill...................       $ 183,717     $  15,215    $ 168,502    $ 183,164     $  15,215      $ 167,949
Intangible assets with
   indefinite lives as of
   January 1, 2002
Assembled Workforce........       $     801     $     372    $     429    $     801     $     372      $     429

                                                  DECEMBER 31, 2002                     DECEMBER 31, 2001
                                         -------------------------------------  ----------------------------------
                                           GROSS                                 GROSS
                                         CARRYING     ACCUMULATED     NET BOOK  CARRYING   ACCUMULATED    NET BOOK
                                          AMOUNT     AMORTIZATION      VALUE     AMOUNT    AMORTIZATION     VALUE
                                         --------    ------------     -------   --------   ------------   --------
Intangible Assets with Finite lives
   as of January 1, 2002
Non-Compete Agreements.....               $ 3,445     $    1,795      $ 1,650   $ 3,128     $    1,142     $ 1,986
Customer Base..............                 2,000            412        1,588     2,000            307       1,693
                                         --------    ------------     -------   --------   ------------   --------
                                          $ 5,445     $    2,207      $ 3,238   $ 5,128     $    1,449     $ 3,679
                                         ========    ============     =======   ========   ============   ========

         A summary of the changes in the carrying amount of goodwill for the year ended December 31, 2002 is as follows:

                                                  GROSS CARRYING    ACCUMULATED
                                                     AMOUNT         AMORTIZATION
                                                  --------------    ------------
As of December 31, 2001.........................    $183,164           $15,215
Net Goodwill Acquired...........................         553                --
As of December 31, 2002.........................    $183,717           $15,215
                                                  ==============    ============

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           DECEMBER 31, 2002 AND 2001


4.       GOODWILL AND OTHER INTANGIBLE ASSETS (CONTINUED)

As required by SFAS No. 142, the results of the prior years have not been restated. A reconciliation of net income as if SFAS No. 142 had been adopted as of January 1, is presented below for the three years ended December 31, 2002, 2001, and 2000, respectively.

                                                                           2002            2001            2000
                                                                       ----------      ----------      ----------
Reported net income.............................................       $   15,235      $   22,666      $   16,119
Add back:
Goodwill and Other Intangible amortization (net of tax).........               --           4,735           4,549
                                                                       ----------      ----------      ----------
Adjusted net income.............................................       $   15,235      $   27,401      $   20,668
                                                                       ==========      ==========      ==========
Earnings per share:
Reported net income.............................................       $    4.59       $    6.83       $    4.86
                                                                       ==========      ==========      ==========
Adjusted net income.............................................       $    4.59       $    8.25       $    6.23
                                                                       ==========      ==========      ==========

5.       REVOLVING CREDIT FACILITY AND LONG-TERM DEBT

         Debt consists of the following:

                                                                                           DECEMBER 31
                                                                                  ------------------------------
                                                                                      2002               2001
                                                                                  ------------      ------------
Borrowings under revolving credit facility.................................       $    197,691      $    564,922
Term loan..................................................................            238,200            58,050
9.875% senior notes, net of unamortized discount of $1,546 in 2002.........            548,454           400,000
                                                                                  ------------      ------------
                                                                                  $    984,345      $  1,022,972
                                                                                  ============      ============

         In February 2002, the Company issued $150.0 million of additional 9.875% senior notes under its existing indenture. The additional notes, which are subject to all of the same terms and conditions as the $400,000 of previously issued notes, were issued at a price of 98.75%. Net proceeds from the issuance were used to permanently repay the outstanding balance of the term loan ($58,050 plus accrued interest) and to reduce outstanding borrowings under the then existing revolving credit facility. On March 26, 2002, the Company entered into a new credit facility, the net proceeds from which were used to refinance its existing credit facility. The new loan agreement provides for a $460.0 million revolving credit facility, a $210.0 million term loan, both maturing on December 31, 2006, and up to an additional $30.0 million in term or revolver commitments. In May 2002, the Company borrowed an additional $30.0 million of term loans, the proceeds from which were used to pay down revolver borrowings.

         Interest on borrowings under the revolver is payable at a rate of either prime plus 1.75% or the Eurodollar rate plus 3.0%. The weighted average interest rates of the revolver under the credit agreement were 4.74% and 4.22% at December 31, 2002 and 2001, respectively.

         Principal payments due on the term loan are equal to 1% per year payable quarterly through September 30, 2006 with the balance due on December 31, 2006. Interest on the term loan is payable at a rate of either prime plus 1.75% or the Eurodollar rate plus 3.00%. The weighted average interest rates of the term loan under the credit agreement were 4.75% and 5.25% at December 31, 2002 and 2001, respectively.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           DECEMBER 31, 2002 AND 2001


5.       REVOLVING CREDIT FACILITY AND LONG-TERM DEBT (CONTINUED)

         Borrowings under the new credit facility, which are based upon a borrowing base calculation, are secured by a first priority lien on and security interest in the Company's rental equipment, accounts receivable and property and equipment. In addition to the restrictions and limitations described under the note agreement, including restrictions on the amount of dividends that the Company can pay to Holdings, the new loan agreement requires compliance with certain financial covenants including capital expenditures, interest coverage and leverage and fleet utilization levels. The Company was in compliance with such covenants during 2002.

         The 9.875% senior notes are due June 1, 2007 with interest payable semi-annually on June 1 and December 1 of each year. On June 1, 2002, the senior notes became redeemable at the option of the Company, at a redemption price of 104.938% for the following 12-month period. On June 1, 2003, the senior notes are redeemable at the option of the Company, at a redemption price of 102.469% during the 12-month period beginning June 1, 2003 and 100% thereafter.

         The 9.875% senior notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company's 100% owned subsidiaries, Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. Willscot has fully and unconditionally guaranteed the senior notes on a subordinated basis. These 100% owned subsidiaries (Guarantor Subsidiaries), act as joint and several guarantors of the senior notes.

         At December 31, 2002 and 2001, the fair value of debt was approximately $944,641 and $1,016,972, respectively, based on the quoted market price of the senior notes and the book value of the credit facility, which are adjustable rate notes.

         Letter of credit obligations at December 31, 2002 and 2001 were $5,172, and $2,820, respectively.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           DECEMBER 31, 2002 AND 2001


6.       INCOME TAXES

         Deferred income taxes related to temporary differences between the tax bases of assets and liabilities and the respective amounts reported in the financial statements are summarized as follows:

                                                                                            DECEMBER 31
                                                                                    -----------------------------
                                                                                       2002              2001
                                                                                    -----------       -----------
Deferred tax liabilities:
   Cost basis in excess of tax basis of assets and accelerated tax depreciation:
      Rental equipment..........................................................    $   256,986       $   243,222
      Property and equipment                                                              1,042               818
      Other.....................................................................          2,582             2,504
                                                                                    -----------       -----------
      Total deferred tax liabilities                                                    260,610           246,544
                                                                                    -----------       -----------

Deferred tax assets:
   Allowance for doubtful accounts .............................................            423               467
   Rents billed in advance .....................................................          7,893            10,321
   Stock option compensation ...................................................          3,911             1,861
   Deferred compensation .......................................................            537               704
   Net operating loss carryovers ...............................................         88,471            80,379
   Alternative minimum tax credit carryovers ...................................          1,759             1,759
   Other .......................................................................            565             1,783
                                                                                    -----------       -----------
                                                                                        103,559            97,274
   Less: valuation allowance ...................................................         (3,400)           (3,400)
                                                                                    -----------       -----------
      Total deferred tax assets ................................................        100,159            93,874
                                                                                    -----------       -----------
Net deferred tax liabilities ...................................................    $   160,451       $   152,670
                                                                                    ===========       ===========

         At December 31, 2002, the Company had net operating loss carryovers available for federal income tax purposes of $221,413 (net of related valuation allowance), of which $80,186 (net of related valuation allowance) relates to pre-recapitalization loss carryovers that are subject to certain limitations under the Internal Revenue Code. These net operating loss carryovers expire at various dates from 2003 to 2022. Also, alternative minimum tax credit carryovers of approximately $1,759 are available without expiration limitations.

         Income tax expense consists of the following:

                                                                                YEARS ENDED DECEMBER 31
                                                                       ----------------------------------------
                                                                         2002            2001            2000
                                                                       --------        --------        --------
Current.........................................................       $    376        $    252        $    254
Deferred........................................................          7,781          17,353          14,703
                                                                       --------        --------        --------
                                                                       $  8,157        $ 17,605        $ 14,957
                                                                       ========        ========        ========

Federal.........................................................       $  6,481        $ 13,703        $ 12,644
State...........................................................          1,368           2,489           2,313
Foreign.........................................................            308           1,413              --
                                                                       --------        --------        --------
                                                                       $  8,157        $ 17,605        $ 14,957
                                                                       ========        ========        ========

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           DECEMBER 31, 2002 AND 2001


6.       INCOME TAXES (CONTINUED)

         The provision for income taxes is reconciled to the amount computed by applying the Federal corporate tax rate of 35% to income before income taxes as follows:

                                                                                YEARS ENDED DECEMBER 31
                                                                       ----------------------------------------
                                                                         2002            2001            2000
                                                                       --------        --------        --------
Income tax at statutory rate....................................       $  8,187        $ 14,096        $ 10,876
State income taxes, net of federal tax benefit..................            889           1,618           1,503
Amortization of goodwill and other intangible assets............             70           1,776           1,702
Other...........................................................           (989)            115             876
                                                                       --------        --------        --------
                                                                       $  8,157        $ 17,605        $ 14,957
                                                                       ========        ========        ========

7.       COMMITMENTS

         The Company is obligated under noncancelable operating leases of certain equipment, vehicles and parcels of land. At December 31, 2002 approximate future minimum rental payments are as follows:

           2003....................................................   $  8,968
           2004....................................................      7,544
           2005....................................................      6,127
           2006....................................................      4,273
           2007....................................................      2,576
           Thereafter..............................................      3,087
                                                                      --------
           Total minimum future lease payments.....................   $ 32,575
                                                                      ========

Rent expense was $12,901, in 2002, $11,490, in 2001, and $9,839, in 2000.

8.       EMPLOYEE BENEFIT PLANS

         The Company has adopted a defined contribution plan (the 401(k) Plan) which is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k), and 401(m) of the Internal Revenue Code of 1986 (the Code). The 401(k) Plan covers substantially all employees and permits participants to contribute up to the dollar limit described in Section 402(g) of the Code ($11,000 in 2002). All amounts deferred under this salary reduction feature are fully vested. In accordance with the Economic Growth and Tax Relief Act of 2001, the Plan also allows employees over the age of 50 to contribute an additional $1,000 as a "catch-up contribution."

         The 401(k) Plan has a "matching" contribution feature under which the Company may contribute a percentage of the amount deferred by each participant, excluding the "catch-up contribution." Such percentage, if any, is determined by the Board of Directors at their discretion. The Plan also has a "profit sharing" feature, under which the Company may contribute, at its discretion, an additional amount allocable to the accounts of active participants meeting the aforementioned eligibility requirements. Contributions made by the Company on behalf of a 401(k) Plan participant vest ratably during the first five years of employment and 100% thereafter. Matching contributions by the Company to the 401(k) Plan were approximately $668 in 2002, $587 in 2001, and $477 in 2000. No contributions have been made by the Company under the profit-sharing feature.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           DECEMBER 31, 2002 AND 2001


8.       EMPLOYEE BENEFIT PLANS (CONTINUED)

         The Company has adopted a Deferred Compensation Plan for Executives which is meant to be an unfunded deferred compensation plan maintained for a select group of management within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. This plan allows key employees to defer a specified amount of their compensation until termination or upon the occurrence of other specified events. Such amounts are placed in the Investment vehicles of the employee's choice. As of December 31, 2002, the total amount deferred under this plan, including earnings, was approximately $649.

         Holdings adopted a stock option plan for certain key employees of the Company. The plan was subsequently amended and restated in 1998 (the "Amended and Restated 1997 Employee Stock Option Plan"). Under the plan, up to 479,500 options to purchase Holdings' outstanding common stock may be granted. The options are granted with an exercise price equal to the fair value of the shares as of the date of grant. Fifty percent of the options granted vest ratably over five years, and fifty percent vest based on the Company meeting certain financial goals over the same five periods. All options expire 10 years from the date of grant. The Company is accounting for the options using variable plan accounting. Under this plan, 6,300, 23,300, and 46,100 options were granted in 2002, 2001, and 2000 respectively. For those options in which both the grant date and the measurement date were known, the Company recognized compensation (income) expense of approximately ($278) and $479, in 2001 and 2000, respectively. During 2002, a modification was made for the continuation of certain employees options after their termination from the Company. As a result, non-cash stock option compensation expense of approximately $5,313 was recognized.

         Prior to the 1997 recapitalization, the Company had adopted a stock option plan for certain key employees ("1994 Employee Stock Option Plan"). The options were granted with an exercise price equal to the fair value of the shares as of the date of grant. All options outstanding under this plan became fully vested in conjunction with the recapitalization.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           DECEMBER 31, 2002 AND 2001


8.       EMPLOYEE BENEFIT PLANS (CONTINUED)

         Pro forma information required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," as amended by Statement of Financial Accounting Standards No. 148, has been determined as if the Company had accounted for its employee stock options under the minimum value method of that Statement. The minimum value for these options was estimated at the date of grant by calculating the excess of the fair value of the stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk free rate, over the expected exercise life of the option. The following weighted average assumptions were used for 2002, 2001 and 2000: risk-free interest rate of 3.8%, 4.5%, and 6.3%, respectively; weighted average expected life of the options of 5 years; and no dividends. In addition to the pro forma expense on options granted, certain options were modified in the current year. In determining the pro forma expense related to these modified options, the Company used the following assumptions: risk free interest rates of 2.8% to 3.5%, expected life of options of 3 to 5 years, and no dividends. For purposes of pro forma disclosures, the estimated minimum value of the options is amortized to expense over the options' vesting period. Note that the effects of applying SFAS 123 for pro forma disclosure in the current year are not necessarily representative of the effects on pro forma net income for future years. The Company's pro forma information follows:

                                                                          2000            2001            2002
                                                                       ---------       ---------       ---------
AS REPORTED:
Noncash stock option compensation expense (income), gross.......       $   5,313       $    (278)      $     479
Net Income......................................................          15,235          22,666          16,119
Earnings Per Share..............................................            4.59            6.83            4.86

PRO FORMA RESULTS
Noncash stock option compensation expense (income), gross.......             857            (412)          1,037
Net income......................................................          17,949          22,748          15,776
Pro forma earnings per share....................................       $    5.41       $    6.85       $    4.75

         A summary of stock option activity and related information for the years ended December 31 follows. Amounts have been restated for the three-for-one stock split granted by Holdings in December 1997:

                                                     2000                     2001                     2002
                                           -----------------------  -----------------------  ----------------------
                                                         WEIGHTED                 WEIGHTED              WEIGHTED
                                                         AVERAGE                  AVERAGE               AVERAGE
                                                         EXERCISE                 EXERCISE              EXERCISE
                                            OPTIONS        PRICE     OPTIONS        PRICE     OPTIONS    PRICE
                                           ---------   -----------  ---------   -----------  ---------  -----------
Beginning balance....................      1,125,140   $     23.87  1,120,540   $     23.56  1,107,840  $     22.68
Granted..............................          6,300         50.67     23,300         50.67     46,100        50.67
Canceled.............................             --            --         --            --         --           --
Forfeited............................        (12,450)       (37.60)   (18,700)       (38.45)   (33,400)      (31.77)
                                           ---------   -----------  ---------   -----------  ---------  -----------
Ending balance.......................      1,118,990         23.87  1,125,140         23.87  1,120,540        23.56
Exercisable at end of year...........        986,500         20.69    975,506         20.26    871,030        18.54
Weighted average minimum value of
   options granted during year.......                  $      7.99              $      9.34              $  19.45

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           DECEMBER 31, 2002 AND 2001


8.       EMPLOYEE BENEFIT PLANS (CONTINUED)

         Exercise prices for options outstanding as of December 31, 2002 are detailed in the following table. The weighted-average remaining contractual life of those options is 4.39 years.

                                                                WEIGHTED AVERAGE
                 SHARES OUTSTANDING AT   SHARES EXERCISABLE AT      REMAINING
EXERCISE PRICE     DECEMBER 31, 2002       DECEMBER 31, 2002    CONTRACTUAL LIFE
--------------     -----------------       -----------------    ----------------

    $  4.59               73,200                 73,200             2.2 years
    $  9.60              278,100                278,100             3.2 years
    $ 18.39              273,990                273,990             4.2 years
    $ 30.50              337,850                294,470             5.0 years
    $ 50.67              155,850                 66,740             7.1 years


9.       SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

         The 9.875% senior notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company's 100% owned subsidiaries, Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. Willscot has fully and unconditionally guaranteed the senior notes on a subordinated basis. These 100% owned subsidiaries (Guarantor Subsidiaries), act as joint and several guarantors of the senior notes. See Note 1 for a description of the operations of Willscot. Additionally, Willscot has entered into a management agreement with the Company whereby it pays a fee to the Company in an amount equal to the rental and other income (net of depreciation expense) it earns from the Company. Therefore, Willscot earns no net income.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           DECEMBER 31, 2002 AND 2001


9.       SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

         The following presents condensed consolidating financial information for the Company and the Guarantor Subsidiaries. Under the provisions of the previous credit facility, Williams Scotsman of Canada, Inc. was not considered a guarantor subsidiary, and therefore, its net assets and operations were properly excluded from the condensed financial information of the guarantor subsidiaries during the period ending December 31, 2001. The prior year amounts contained below have been adjusted to conform to current year presentation by reclassifying all of the 100% owned subsidiaries as Guarantor Subsidiaries. Space Master International, Inc., Evergreen Mobile Company and Truck & Trailer Sales, Inc. do not have any assets or operations.

                                                                        AS OF DECEMBER 31, 2002
                                                      -----------------------------------------------------------
                                                                     GUARANTOR
                                                         PARENT     SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                      -----------   ------------    -------------    ------------
BALANCE SHEET
Assets:
   Rental equipment, at cost....................      $   322,546   $   735,079     $        --      $ 1,057,625
   Less accumulated depreciation................           68,061       139,477              --          207,538
                                                      -----------   ------------    -------------    ------------
   Net rental equipment.........................          254,485       585,602              --          850,087
   Property and equipment, net..................           79,293           956              --           80,249
   Investment in Willscot.......................          567,757            --        (567,757)              --
   Other assets.................................          328,877         8,518         (37,381)         300,014
                                                      -----------   ------------    -------------    ------------
Total assets....................................      $ 1,230,412   $   605,076     $  (605,138)     $ 1,230,350
                                                      ===========   ============    =============    ============

Liabilities:
   Accounts payable and accrued expenses........           51,665         1,323              --           52,988
   Long-term debt and revolving credit facility.          984,345            --              --          984,345
   Other liabilities............................          179,224        37,381         (37,381)         179,224
Total liabilities...............................        1,215,234        38,704         (37,381)       1,216,557
                                                      -----------   ------------    -------------    ------------
Equity:.........................................           15,178       566,372        (567,757)          13,793
                                                      -----------   ------------    -------------    ------------
Total liabilities and stockholder's equity......      $ 1,230,412   $   605,076     $  (605,138)     $ 1,230,350
                                                      ===========   ============    =============    ============


                                                                        AS OF DECEMBER 31, 2001
                                                      -----------------------------------------------------------
                                                                     GUARANTOR
                                                         PARENT     SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                      -----------   ------------    -------------    ------------
BALANCE SHEET
Assets:
   Rental equipment, at cost....................      $  282,710     $   762,203     $        --      $ 1,044,913
   Less accumulated depreciation................          61,382         116,664                          178,046
                                                      -----------   ------------    -------------    ------------
   Net rental equipment.........................         221,328         645,539              --          866,867
   Property and equipment, net..................          74,589             769          75,358
   Investment in subsidiaries...................         633,158              --        (633,158)              --
   Other assets.................................         315,191          11,464         (23,896)         302,759
                                                      -----------   ------------    -------------    ------------
Total assets....................................      $1,244,266     $   657,772     $  (657,054)     $ 1,244,984
                                                      ===========   ============    =============    ============

Liabilities:
   Accounts payable and accrued expenses........      $   48,438     $     1,849     $        --      $    50,287
   Long-term debt and revolving credit facility.       1,022,972              --              --        1,022,972
   Other liabilities............................         178,092          24,270         (23,896)         178,466
                                                      -----------   ------------    -------------    ------------
   Total liabilities............................       1,249,502          26,119         (23,896)       1,251,725
                                                      -----------   ------------    -------------    ------------
Equity (deficit):...............................          (5,236)        631,653        (633,158)          (6,741)
                                                      -----------   ------------    -------------    ------------
Total liabilities and stockholder's equity
   (deficit):...................................      $1,244,266     $   657,772     $  (657,054)     $ 1,244,984
                                                      ===========   ============    =============    ============

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           DECEMBER 31, 2002 AND 2001


9.       SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                 FOR THE YEAR ENDED DECEMBER 31, 2002
                                                      -----------------------------------------------------------
                                                                     GUARANTOR
                                                         PARENT     SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                      -----------   ------------    -------------    ------------
RESULTS OF OPERATIONS
Total revenues.................................       $ 477,595      $  90,496       $ (72,918)       $ 495,173
Gross profit...................................         201,329         53,035         (46,604)         207,760
Other expenses.................................         189,865         49,264         (46,604)         192,525
Net income.....................................       $  11,464      $   3,771       $      --        $  15,235

                                                                 FOR THE YEAR ENDED DECEMBER 31, 2001
                                                      -----------------------------------------------------------
                                                                     GUARANTOR
                                                         PARENT     SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                      -----------   ------------    -------------    ------------
RESULTS OF OPERATIONS
Total revenues.................................       $ 482,010      $  83,944       $ (73,698)       $ 492,256
Gross profit...................................         224,615         51,984         (47,981)         228,618
Other expenses.................................         204,245         49,688         (47,981)         205,952
Net income.....................................       $  20,370      $   2,296       $      --        $  22,666


                                                                 FOR THE YEAR ENDED DECEMBER 31, 2000
                                                      -----------------------------------------------------------
                                                                     GUARANTOR
                                                         PARENT     SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                      -----------   ------------    -------------    ------------
RESULTS OF OPERATIONS
Total revenues.................................       $ 427,646      $  70,690       $ (66,190)       $ 432,146
Gross profit...................................         215,504         45,199         (43,476)         217,227
Other expenses.................................         200,331         44,253         (43,476)         201,108
Net income.....................................       $  15,173      $     946       $      --        $  16,119

                                                                 FOR THE YEAR ENDED DECEMBER 31, 2002
                                                      -----------------------------------------------------------
                                                                     GUARANTOR
                                                         PARENT     SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                      -----------   ------------    -------------    ------------
CASH FLOWS
Cash provided by operating activities..........       $  51,540      $  47,377       $      --        $  98,917
Cash provided by(used in) investing activities.           7,396        (47,447)             --          (40,051)
Cash used in financing activities..............         (59,023)            --              --          (59,023)
                                                      -----------   ------------    -------------    ------------
Net change in cash.............................             (87)           (70)             --             (157)
(Overdraft)/cash at beginning of period........            (535)         1,119              --              584
                                                      -----------   ------------    -------------    ------------
(Overdraft)/cash at end of period..............       $    (622)     $   1,049       $      --        $     427
                                                      ===========   ============    =============    ============


                                                                 FOR THE YEAR ENDED DECEMBER 31, 2001
                                                      -----------------------------------------------------------
                                                                     GUARANTOR
                                                         PARENT     SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                      -----------   ------------    -------------    ------------
CASH FLOWS
Cash provided by operating activities..........       $  26,920      $  33,331       $      --        $  60,251
Cash used in investing activities..............         (91,314)       (34,144)             --         (125,458)
Cash provided by financing activities..........          63,245             --              --           63,245
                                                      -----------   ------------    -------------    ------------
Net change in cash.............................          (1,149)          (813)             --           (1,962)
Cash at beginning of period....................             614          1,932              --            2,546
                                                      -----------   ------------    -------------    ------------
(Overdraft)/cash at end of period..............       $    (535)     $   1,119       $      --        $     584
                                                      ===========   ============    =============    ============

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           DECEMBER 31, 2002 AND 2001


9.       SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                 FOR THE YEAR ENDED DECEMBER 31, 2000
                                                      -----------------------------------------------------------
                                                                     GUARANTOR
                                                         PARENT     SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                      -----------   ------------    -------------    ------------
CASH FLOWS
Cash provided by operating activities..........       $  53,450      $  33,527       $      --        $  86,977
Cash used in investing activities..............         (96,685)       (31,619)             --         (128,304)
Cash provided by financing activities..........          43,232             --              --           43,232
                                                      -----------   ------------    -------------    ------------
Net change in cash.............................              (3)         1,908              --            1,905
Cash at beginning of period....................             617             24              --              641
                                                      -----------   ------------    -------------    ------------
Cash at end of period..........................       $     614      $   1,932       $      --        $   2,546
                                                      ===========   ============    =============    ============

10.      RELATED PARTY TRANSACTIONS

         During 2002, 2001 and 2000, the Company paid dividends of approximately $133, $60, and $55, respectively, to Holdings primarily to fund normal operating expenses.

11.      CONTINGENCIES

         The Company is involved in various lawsuits and claims arising out of the normal course of its business. In addition, the Company has insurance policies to cover general liability and workers compensation related claims. In the opinion of management, the ultimate amount of liability not covered by insurance, if any, under pending litigation and claims will not have a materially adverse effect on the financial position or operating results of the Company.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                              JUNE 30, 2003    DECEMBER 31,
                                                                               (UNAUDITED)         2002
                                                                              -------------     ----------
                                                                                       (IN THOUSANDS)
ASSETS
Cash.................................................................         $       1,529     $      427
Trade accounts receivable, net of allowance for doubtful
   accounts of $1,050 in 2003 and $1,071 in 2002.....................                55,412         63,965
Prepaid expenses and other current assets............................                26,925         24,883
Rental equipment, net of accumulated depreciation of
   $225,612 in 2003 and $207,538 in 2002.............................               851,117        850,087
Property and equipment, net..........................................                80,721         80,249
Deferred financing costs, net........................................                21,446         23,616
Goodwill, net........................................................               169,700        168,931
Other intangible assets, net.........................................                 2,892          3,238
Other assets.........................................................                 9,046         14,369
                                                                              -------------     ----------
                                                                              $   1,218,788     $1,229,765
                                                                              =============     ==========
LIABILITIES AND STOCKHOLDER'S EQUITY

Accounts payable.....................................................         $      35,699     $   23,257
Accrued expenses.....................................................                26,047         29,146
Rents billed in advance..............................................                19,407         18,773
Revolving credit facility............................................               167,021        197,691
Long-term debt.......................................................               785,632        786,654
Deferred income taxes ...............................................               161,022        160,451
                                                                              -------------     ----------
   Total liabilities.................................................             1,194,828      1,215,972
                                                                              -------------     ----------

Stockholder's equity:
   Common stock, $.01 par value.  Authorized 10,000,000 shares; issued
   and outstanding 3,320,000 shares..................................                    33             33
   Additional paid-in capital........................................               133,307        131,602
   Cumulative foreign currency translation adjustment................                 6,215         (1,386)
   Retained deficit..................................................              (115,595)      (116,456)
                                                                              -------------     ----------
Total stockholder's equity...........................................                23,960         13,793
                                                                              -------------     ----------
                                                                              $   1,218,788     $1,229,765
                                                                              =============     ==========

See accompanying notes to consolidated financial statements.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                                   (UNAUDITED)

                                                                              2003                2002
                                                                           ---------           ---------
                                                                        (IN THOUSANDS EXCEPT SHARE AND PER
                                                                                   SHARE AMOUNTS)
REVENUES
   Leasing................................................                 $ 107,034           $ 115,643
   Sales:
       New units..........................................                    32,677              41,265
       Rental equipment...................................                     9,653              10,179
   Delivery and installation..............................                    40,302              49,104
   Other..................................................                    18,868              19,773
                                                                           ---------           ---------
       Total revenues.....................................                   208,534             235,964
                                                                           ---------           ---------

COSTS OF SALES AND SERVICES
   Leasing:
       Depreciation and amortization......................                    24,990              21,696
       Other direct leasing costs.........................                    21,861              23,541
   Sales:
       New units..........................................                    27,196              34,371
       Rental equipment...................................                     7,776               7,938
   Delivery and installation..............................                    34,823              40,180
   Other..................................................                     3,574               4,024
                                                                           ---------           ---------
       Total costs of sales and services..................                   120,220             131,750
                                                                           ---------           ---------

       Gross profit.......................................                    88,314             104,214
                                                                           ---------           ---------

Selling, general and administrative expenses..............                    38,958              43,950
Other depreciation and amortization.......................                     6,959               6,650
Interest, including amortization of deferred
   financing costs........................................                    40,906              42,532
                                                                           ---------           ---------
       Total operating expenses...........................                    86,823              93,132
                                                                           ---------           ---------

       Income before income taxes.........................                     1,491              11,082
   Income tax expense.....................................                       596               4,459
                                                                           ---------           ---------

       Net Income.........................................                 $     895           $   6,623
                                                                           =========           =========

Earnings per common share.................................                 $    0.27           $    1.99
                                                                           =========           =========
Dividends per common share................................                 $    0.01           $    0.03
                                                                           =========           =========

Weighted average shares outstanding.......................                 3,320,000           3,320,000
                                                                           =========           =========

See accompanying notes to consolidated financial statements.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                                   (UNAUDITED)

                                                                               2003               2002
                                                                            -----------        -----------
                                                                                   (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income .................................................             $       895        $     6,623
   Adjustments to reconcile net income to net cash
     provided by operating activities:.........................
       Depreciation and amortization...........................                  34,896             33,227
       Provision for bad debts.................................                   1,060              1,819
       Deferred income tax expense.............................                     501              4,345
       Non-cash stock option compensation expense..............                   1,705              2,610
       Gain on sale of rental equipment........................                  (1,877)            (2,241)
       Decrease in trade accounts receivable...................                   8,246              3,468
       Increase (decrease) in accounts payable
          and accrued expenses.................................                   9,145             (1,030)
       Other...................................................                   1,827             (3,293)
                                                                            -----------        -----------
            Net cash provided by operating activities..........                  56,398             45,528
                                                                            -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Rental equipment additions..................................                 (24,974)           (24,077)
   Proceeds from sales of rental equipment.....................                   9,653             10,179
   Purchases of property and equipment, net....................                  (4,417)            (6,890)
   Increase in goodwill........................................                    (538)                --
   Net assets of business acquired.............................                  (2,681)                --
                                                                            -----------        -----------
       Net cash used in investing activities...................                 (22,957)          (20,788)
                                                                            -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from debt..........................................                 189,218            874,949
   Repayment of debt...........................................                (221,088)          (878,753)
   Increase in deferred financing costs........................                    (777)           (21,080)
   Amortization of bond discount...............................                     178                149
   Payment of dividends........................................                     (34)              (111)
                                                                            -----------        -----------
       Net cash used in financing activities...................                 (32,503)           (24,846)

       Net effect of change in exchange rates .................                     164                 80
                                                                            -----------        -----------

       Net increase (decrease) in cash.........................                   1,102                (26)

Cash at beginning of period....................................                     427                584
                                                                            -----------        -----------

Cash at end of period..........................................             $     1,529        $       558
                                                                            ===========        ===========
Supplemental cash flow information:............................
   Cash paid for income taxes..................................             $       544        $       432
                                                                            ===========        ===========
   Cash paid for interest......................................             $    38,005        $    37,559
                                                                            ===========        ===========

See accompanying notes to consolidated financial statements.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


(1)      ORGANIZATION AND BASIS OF PRESENTATION

         Williams Scotsman, Inc. (the Company) is a 100% owned subsidiary of Scotsman Holdings, Inc. (Holdings), a corporation which was organized in November 1993 for the purpose of acquiring the Company. The Company's operations include its 100% owned subsidiaries, Willscot Equipment, LLC (Willscot), and Williams Scotsman of Canada, Inc. Willscot, a special purpose subsidiary, was formed in May 1997; its operations are limited to the leasing of its mobile office units to the Company under a master lease. Additionally, Willscot has entered into a management agreement with the Company whereby it pays a fee to the Company in an amount equal to the rental and other income (net of depreciation expense) it earns from the Company. Therefore, Willscot earns no net income. These 100% owned subsidiaries are guarantors of the Company's credit facility. The Company's 9.875% senior notes due 2007 are fully and unconditionally guaranteed on a senior unsecured basis by the Company's 100% owned subsidiaries, Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. Willscot has fully and unconditionally guaranteed the senior notes on a subordinated basis.

         The operations of the Company consist primarily of the leasing and sale of mobile offices, modular buildings and storage products (equipment) and their delivery and installation.

(2)      FINANCIAL STATEMENTS

         The financial information referred to above has not been audited. In the opinion of management, the unaudited financial statements contain all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the Company's financial position as of June 30, 2003, the consolidated statements of operations for the six months ended June 30, 2003 and 2002, and the consolidated statements of cash flows for the six months ended June 30, 2003 and 2002. The results of operations for the periods ended June 30, 2003 and 2002 are not necessarily indicative of the operating results expected for the full year.

         The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K. Certain prior year amounts have been reclassified to conform to current year presentation.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(3)      SALE OF FINANCE LEASES

         On June 27, 2003, the Company completed the sale of a portion of its finance lease portfolio at approximately book value. The total purchase price was $4.6 million and the net proceeds from sale were used to pay down borrowings under the Company's revolving credit facility. The leases sold, which were deemed not to be a part of the Company's core business, will continue to be serviced by the Company on behalf of the buyer.

(4)      CHANGE IN ACCOUNTING ESTIMATE

         In October 2002, the Company changed its estimated residual value from 50% of capitalized costs to $1 for certain classroom units. Additionally, the remaining estimated useful life for a portion of these units was reduced to 45 months. The effect of this change in estimate is an increase in depreciation expense of approximately $1,200 and a decrease in net income of $705 or $.21 per share, for the six month period ended June 30, 2003.

(5)      STOCK BASED COMPENSATION EXPENSE

         Pro forma information required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," has been determined as if the Company had accounted for its employee stock options under the minimum value method of that Statement. The minimum value for these options was estimated at the date of grant by calculating the excess of the fair value of the stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk free rate, over the expected exercise life of the option. The following weighted average assumptions were used: risk-free interest rate of 2.3% and 3.8% for 2003 and 2002, respectively, weighted average expected life of the options of 5 years; and no dividends. In addition to the pro forma expense on options granted, certain options were modified during the six month period ended June 30, 2003. In determining the pro forma expense related to these modified options, the Company used the following assumptions: risk free interest rates of 2.3%, expected life of options of 3 to 5 years, and no dividends.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(5)      STOCK BASED COMPENSATION EXPENSE (CONTINUED)

         For purposes of pro forma disclosures, the estimated minimum value of the options is amortized to expense over the options' vesting period. Note that the effects of applying SFAS 123 for pro forma disclosure in the current period are not necessarily representative of the effects on pro forma net income for future periods. The Company's pro forma information follows:

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                            --------------------
                                                              2003         2002
                                                            -------      -------
      AS REPORTED:
      Noncash stock option compensation expense,
      gross                                                 $ 1,705      $ 2,610
      Net Income                                                895        6,623
      Earnings Per Share                                    $  0.27      $  1.99

      PRO FORMA RESULTS
      Noncash stock option compensation
         expense, gross                                     $   104      $   156
      Net income                                              1,854        8,126
      Pro forma earnings per share                          $  0.56      $  2.45


(6)      GOODWILL AND OTHER INTANGIBLE ASSETS

         Under SFAS No. 142 goodwill and certain identified intangibles with indefinite lives are no longer amortized, rather they are subject to annual impairment tests. The Company performed the required annual test during the fourth quarter of 2002 and determined that goodwill was not impaired. Amortization expense for the six months ended June 30, 2003 was $.4 million, which represents the amortization related to the identified intangible assets still required to be amortized under SFAS No. 142. These include covenants not to compete and customer base, which are being amortized on a straight line basis over periods of 24 to 228 months. Amortization expense relating to these identified intangibles for each of the next five years is as follows:

                2003                    $  713
                2004                       559
                2005                       548
                2006                       215
                2007                       142

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(6)      GOODWILL AND OTHER INTANGIBLE ASSETS (CONTINUED)

         The following schedules detail the total amount of goodwill and other intangible assets for the periods ended June 30, 2003 and December 31, 2002.

                                         JUNE 30, 2003                          DECEMBER 31, 2002
                               -------------------------------------     -------------------------------------
                                 GROSS                         NET         GROSS                         NET
                               CARRYING   ACCUMULATED         BOOK       CARRYING    ACCUMULATED        BOOK
                                AMOUNT    AMORTIZATION       VALUE        AMOUNT    AMORTIZATION       VALUE
                               --------   ------------      --------     --------   ------------      --------
Goodwill...............        $185,287     $ 15,587        $169,700     $184,518     $ 15,587        $168,931

Intangible
   assets with
   finite lives:

Non-compete
   agreements..........        $  3,492     $  2,135        $  1,357     $  3,445     $  1,795        $  1,650
Customer
   base................           2,000          465           1,535        2,000          412           1,588
                               --------   ------------      --------     --------   ------------      --------
                               $  5,492     $  2,600        $  2,892     $  5,445     $  2,207        $  3,238
                               ========   ============      ========     ========   ============      ========

(7)      COMPREHENSIVE INCOME

         Total comprehensive income was $8,496 and $8,118 for the six months ended June 30, 2003 and 2002, respectively, which includes net income and the change in the foreign currency translation adjustment. The change in foreign currency translation is determined by the volatility of the current exchange rate at the time of reporting. (For further discussion of foreign currency translation, see Critical Accounting Policies and Estimates.) A summary of the components of comprehensive income for the six months ended June 30, 2003 and 2002 is presented below.

                                           SIX MONTHS ENDED JUNE 30,
                                           ------------------------
                                             2003            2002
                                           --------        --------
Net income                                 $    895        $  6,623
Change in currency translation                7,601           1,495
                                           --------        --------
Comprehensive income                       $  8,496        $  8,118
                                           ========        ========

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(8)      EARNINGS AND DIVIDENDS PER SHARE

         Earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the periods. Dividends per common share is computed by dividing dividends paid by the weighted average number of common shares outstanding during the periods.

(9)      SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

         The 9.875% senior notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company's 100% owned subsidiaries: Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. Willscot has fully and unconditionally guaranteed the senior notes on a subordinated basis. These 100% owned subsidiaries (Guarantor Subsidiaries), act as joint and several guarantors of the senior notes. See Note 1 for a description of the operations of Willscot.

         The following presents condensed consolidating financial information for the Company (Parent) and Willscot and Williams Scotsman of Canada, Inc. (Guarantor Subsidiaries). Space Master International, Inc., Evergreen Mobile Company, and Truck & Trailer Sales, Inc. do not have any assets or operations.

                                                              AS OF JUNE 30, 2003
                                              ----------------------------------------------------
                                                           GUARANTOR
                                                 PARENT   SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                                              ----------  ------------  ------------  ------------
BALANCE SHEET
   Assets:
       Rental equipment, at cost              $  319,622   $  757,107   $       --    $1,076,729
       Less accumulated depreciation              66,222      159,390           --       225,612
                                              ----------   ----------   ----------    ----------
       Net rental equipment                      253,400      597,717           --       851,117

       Property and equipment, net                79,614        1,107           --        80,721
       Investment in subsidiaries                551,621           --     (551,621)           --
       Other assets                              314,454       10,612      (38,116)      286,950
                                              ----------   ----------   ----------    ----------

   Total assets                               $1,199,089   $  609,436   $ (589,737)   $1,218,788

Liabilities:
   Accounts payable and accrued expenses      $   57,922   $    3,824   $       --    $   61,746
   Debt                                          952,653           --           --       952,653
   Other liabilities                             180,429       38,116      (38,116)      180,429
                                              ----------   ----------   ----------    ----------
   Total liabilities                           1,191,004       41,940      (38,116)    1,194,828
                                              ----------   ----------   ----------    ----------

Equity :                                           8,085      567,496     (551,621)       23,960
                                              ----------   ----------   ----------    ----------
Total liabilities and stockholder's equity:   $1,199,089   $  609,436   $ (589,737)   $1,218,788
                                              ==========   ==========   ==========    ==========

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(9)      SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                         AS OF DECEMBER 31, 2002
                                       -------------------------------------------------------
                                                       GUARANTOR
                                          PARENT      SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                                       -----------    ------------  ------------  ------------
BALANCE SHEET
Assets:
  Rental equipment, at cost            $   322,546    $   735,079   $        --    $ 1,057,625
  Less accumulated depreciation             68,061        139,477            --        207,538
                                       -----------    ------------  ------------  ------------
  Net rental equipment                     254,485        595,602            --        850,087

  Property and equipment, net               79,293            956            --         80,249
  Investment in subsidiaries               560,576             --      (560,576)            --
  Other assets                             328,291          8,519       (37,381)       299,429
                                       -----------    ------------  ------------  ------------
Total assets                           $ 1,222,645    $   605,077   $  (597,957)   $ 1,229,765
                                       ===========    ============  ============  =============

Liabilities:
  Accounts payable and accrued
      expenses                         $    51,080    $     1,323   $        --    $    52,403
  Debt                                     984,345             --            --        984,345
  Other liabilities                        179,224         37,381       (37,381)       179,224
                                       -----------    ------------  ------------  ------------
  Total liabilities                      1,214,649         38,704       (37,381)     1,215,972
                                       -----------    ------------  ------------  ------------

Equity:                                      7,996        566,373      (560,576)        13,793
                                       -----------    ------------  ------------  ------------
Total liabilities and stockholder's
  equity :                             $ 1,222,645    $   605,077   $  (597,957)   $ 1,229,765
                                       ===========    ============  ============  =============

                                                          FOR THE 6 MONTHS ENDED JUNE 30, 2003
                                               ------------------------------------------------------------
                                                                GUARANTOR
                                                PARENT        SUBSIDIARIES    ELIMINATIONS     CONSOLIDATED
                                               --------       ------------    ------------     ------------
RESULTS OF OPERATIONS
Total revenues                                 $197,550        $  46,187       $  (35,203)      $  208,534
Gross profit                                     84,051           26,677          (22,414)          88,314
Other expenses                                   85,632           24,201          (22,414)          87,419
Net (loss) income                              $ (1,581)       $   2,476       $       --       $      895

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(9)      SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
         (CONTINUED)

                                                          FOR THE 6 MONTHS ENDED JUNE 30, 2002
                                              -------------------------------------------------------------
                                                               GUARANTOR
                                                PARENT        SUBSIDIARIES    ELIMINATIONS     CONSOLIDATED
                                              -----------     ------------    ------------     ------------
RESULTS OF OPERATIONS
Total revenues                                $   227,409     $    45,635     $   (37,080)     $    235,964
Gross profit                                      101,340          27,107         (24,233)          104,214
Other expenses                                     96,348          25,476         (24,233)           97,591
Net income                                    $     4,992     $     1,631     $        --      $      6,623


                                                          FOR THE 6 MONTHS ENDED JUNE 30, 2003
                                              -------------------------------------------------------------
                                                               GUARANTOR
                                                PARENT        SUBSIDIARIES    ELIMINATIONS     CONSOLIDATED
                                              -----------     ------------    ------------     ------------
CASH FLOWS
Cash provided by operating activities         $    38,079        $ 18,319     $        --      $     56,398
Cash used in investing activities                  (4,592)        (18,365)             --           (22,957)
Cash used in financing activities                 (32,503)             --              --           (32,503)
Effect of change in translation rates                  --             164                               164
                                              -----------     -----------     -----------      ------------
Net change in cash                                    984             118              --             1,102
Cash (overdraft) at beginning of period              (622)          1,049              --               427
                                              -----------     -----------     -----------      ------------
Cash at end of period                         $       362     $     1,167     $        --      $      1,529
                                              ===========     ===========     ===========      ============


                                                          FOR THE 6 MONTHS ENDED JUNE 30, 2002
                                              -------------------------------------------------------------
                                                               GUARANTOR
                                                PARENT        SUBSIDIARIES    ELIMINATIONS     CONSOLIDATED
                                              -----------     ------------    ------------     ------------
CASH FLOWS
Cash provided by operating activities         $    29,150     $    16,378     $        --      $     45,528
Cash used in investing activities                  (4,434)        (16,354)             --           (20,788)
Cash used in financing activities                 (24,846)             --              --           (24,846)
Effect of change in translation rates                  --              80              --                80
                                              -----------     -----------     -----------      ------------
Net change in cash                                   (130)            104              --               (26)
Cash (overdraft) at beginning of period              (535)          1,119              --               584
                                              -----------     -----------     -----------      ------------
Cash (overdraft) at end of period             $      (665)    $     1,223     $        --      $        558
                                              ===========     ===========     ===========      ============

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--------------------------------------------------------------------------------





                             WILLIAMS SCOTSMAN, INC.

                       EXCHANGE OFFER FOR ITS $150,000,000
                       10 % SENIOR SECURED NOTES DUE 2008


                      -------------------------------------

                                   PROSPECTUS

                                OCTOBER 14, 2003

                      -------------------------------------





         No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Williams Scotsman, Inc. since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date. We will update the information contained in this prospectus to the extent required by law during such time as this prospectus is required to be in use.

         Until November 23, 2003 broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.





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